Exhibit 10.27

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(c) and Rule 24b-2

ONE PASEO

OFFICE LEASE

This Office Lease (this "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and ACADIA PHARMACEUTICALS INC., a Delaware corporation ("Tenant").

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1.Date:	October 4, 2018.
2.Premises: (Article 1)
2.1Project:	That certain mixed-use project known as "One Paseo" located in San Diego, California, as further set forth in Section 1.1.2 of this Lease.
2.2Office Center:	That certain office center (the "Office Center") located within the Project, which Office Center is more particularly defined in Section 1.1.2 of this Lease and depicted on Exhibit A-1 to this Lease.
2.3Building:

That certain office building (the "Building") to be located within the Office Center, with a street address of 12830 El Camino Real, San Diego, California, and depicted on Exhibit A-2 to this Lease.  The Building is anticipated to contain approximately 194,445 rentable square feet of space.

2.4Premises:

Approximately 67,020 rentable (59,758 usable) square feet of space, consisting of the entirety of the fourth (4th) and (5th) floors of the Building and commonly known collectively as Suite 500, as further depicted on Exhibit A-3 to this Lease.

3.Lease Term (Article 2):
3.1Length of Term:	Approximately ten (10) years and nine (9) months.

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3.2Lease Commencement Date:

The earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Premises and (ii) the date thirty (30) days following the date upon which the Premises is "Ready for Occupancy," as that term is set forth in Section 5.1 of the Work Letter attached as Exhibit B to the Lease, which Lease

Commencement Date is anticipated to be May 1, 2020.

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3.3Lease Expiration Date:

The last day of the calendar month in which the one hundred twenty-ninth (129th) monthly anniversary of the Lease Commencement Date occurs; provided, however, to the extent the Lease Commencement Date occurs on the first day of a calendar month, then the Lease Expiration Date shall be the day immediately preceding the one hundred twenty-ninth (129th) monthly anniversary of the Lease Commencement Date.

3.4Option Term(s):		Two (2) five (5)-year option(s) to renew, as more particularly set forth in Section 2.2 of this Lease.
4.Base Rent (Article 3):
Period During Lease Term	Annualized Base Rent*	Monthly Installment of Base Rent*	Monthly Rental Rate per Rentable Square Foot*
Lease Commencement Date – Lease Month 12◊	[…***…]	[…***…]	[…***…]
Lease Month 13 – Lease Month 24	[…***…]	[…***…]	[…***…]
Lease Month 25 – Lease Month 36	[…***…]	[…***…]	[…***…]
Lease Month 37 – Lease Month 48	[…***…]	[…***…]	[…***…]
Lease Month 49 – Lease Month 60	[…***…]	[…***…]	[…***…]
Lease Month 61 – Lease Month 72	[…***…]	[…***…]	[…***…]
Lease Month 73 – Lease Month 84	[…***…]	[…***…]	[…***…]
Lease Month 85 – Lease Month 96	[…***…]	[…***…]	[…***…]
Lease Month 97 – Lease Month 108	[…***…]	[…***…]	[…***…]
Lease Month 109 – Lease Month 120	[…***…]	[…***…]	[…***…]
Lease Month 121 – Lease Expiration Date	[…***…]	[…***…]	[…***…]

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*** Confidential Treatment Requested

*The initial Monthly Installment of Base Rent amount was calculated by multiplying the initial Monthly Rental Rate per Rentable Square Foot amount by the number of rentable square feet of space in the Premises, and the initial Annual Base Rent amount was calculated by multiplying the initial Monthly Installment of Base Rent amount by twelve (12).  In all subsequent Base Rent payment periods during the Lease Term commencing on the first (1st) day of the full calendar month that is Lease Month 13, the calculation of each Monthly Installment of Base Rent amount reflects an annual increase of […***…] and each Annual Base Rent amount was calculated by multiplying the corresponding Monthly Installment of Base Rent amount by twelve (12).

◊Subject to the terms set forth in Section 3.2 below, the Base Rent attributable to the […***…] month period commencing on the […***…] day of the […***…] full calendar month of the Lease Term and ending on the last day of the […***…] full calendar month of the Lease Term shall be abated.

**The amounts identified in the column entitled "Monthly Rental Rate per Rentable Square Foot" are rounded amounts and are provided for informational purposes only.

5.Base Year (Article 4):

Calendar year 2020; provided, however, to the extent the Lease Commencement Date occurs on or after October 1, 2020, such Base Year shall be calendar year 2021; provided further, however, electricity to the Premises is separately metered and directly paid by Tenant to the applicable utility provider or, at Landlord's option, to Landlord.

6.Tenant's Share (Article 4):	Approximately 34.47%.
7.Permitted Use (Article 5):

Tenant shall use the Premises solely for general office use and uses incidental thereto (the "Permitted Use"); provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant's Permitted Use violate, (A) Landlord's reasonable "Rules and Regulations," as that term is set forth in Section 5.2 of this Lease, (B) all "Applicable Laws," as that term is set forth in Article 24 of this Lease, (C) all applicable zoning, building codes and the "CC&Rs," as that term is set forth in Section 5.3 of this Lease, and (D) first-class office standards in the market in which the Project is located.

8.Letter of Credit (Article 21):	Initially, in an amount equal to […***…].
9.Parking Pass Ratio (Article 28):

Two Hundred Thirty-Nine (239) unreserved parking passes (i.e., four (4) unreserved parking passes for every 1,000 usable square feet of the Premises), provided that Tenant may convert up to Sixty-Seven (67) unreserved parking passes (i.e., one (1) unreserved parking pass for every 1,000 rentable square feet of

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*** Confidential Treatment Requested

the Premises) to reserved parking passes. The locations of all reserved parking passes shall be designated by Landlord, subject to Tenant's reasonable approval.
10.Address of Tenant (Section 29.18):

ACADIA Pharmaceuticals Inc.

3611 Valley Center Drive, Suite 400

San Diego, California  92130

Attention: Lynne Buhl
Telephone Number:  (858) 320-8643
E-mail: lbuhl@acadia-pharm.com
(Prior to Lease Commencement Date)

with a copy to:

ACADIA Pharmaceuticals Inc.

3611 Valley Center Drive, Suite 400

San Diego, California  92130

Attention: Austin Kim, Esq.
Telephone Number:  (858) 202-7599
E-mail: akim@ACADIA-pharm.com
(Prior to Lease Commencement Date)

and

ACADIA Pharmaceuticals Inc.

12830 El Camino Real, Suite 500

San Diego, California  92130

Attention: Lynne Buhl
Telephone Number:  (858) 320-8643
E-mail: lbuhl@ACADIA-pharm.com

(After Lease Commencement Date)

with a copy to:

ACADIA Pharmaceuticals Inc.

12830 El Camino Real, Suite 500

San Diego, California  92130

Attention: Austin Kim, Esq.
Telephone Number:  (858) 202-7599
E-mail: akim@ACADIA-pharm.com

(After Lease Commencement Date)

11.Address of Landlord (Section 29.18):

Kilroy Realty, L.P.
c/o Kilroy Realty Corporation
12200 West Olympic Boulevard, Suite 200
Los Angeles, California 90064
Attention: Legal Department

with copies to:

Kilroy Realty Corporation
12200 West Olympic Boulevard, Suite 200
Los Angeles, California 90064
Attention: Mr.  John Fucci

and

Kilroy Realty, L.P.
12270 El Camino Real, Suite 250
San Diego, California  92130
Attention:  Mr. Nelson Ackerly

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and

Allen Matkins Leck Gamble Mallory &
Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention: Anton N.  Natsis, Esq.

and, for sustainability-related notices only:

Kilroy Realty Corporation

12200 West Olympic Boulevard, Suite 200

Los Angeles, California 90064

Attention: Sara Neff,
Senior Vice President, Sustainability

12.Broker(s) (Section 29.24): Representing Tenant: Savills Studley, Inc.	Representing Landlord: Cushman & Wakefield
13.Improvement Allowance (Section 2 of Exhibit B):	[…***…] per rentable square foot of the Premises for a total of […***…].

ARTICLE 1

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*** Confidential Treatment Requested

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1Premises, Building, Project and Common Areas.

1.1.1The Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.4 of the Summary (the "Premises").  The outline of the Premises is set forth in Exhibit A-3 attached hereto and the Premises has approximately the number of rentable square feet as set forth in Section 2.4 of the Summary.  The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the "TCCs") herein set forth, and Tenant and Landlord covenant as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance.  The parties hereto hereby acknowledge that the purpose of Exhibit A-1, Exhibit A-2, and Exhibit A-3 is to show the approximate location of the Office Center, the Building, and the Premises only, and such Exhibits are not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the "Project," as that term is defined in Section 1.1.2, below.  Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit B (the " Work Letter"), Tenant shall accept the Premises in its existing "as-is" condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.  Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Work Letter.  Notwithstanding the foregoing, Landlord shall deliver the Premises to Tenant (the date of delivery being referred to herein as the "Delivery Date") with the mechanical, electrical and plumbing systems in good working order, condition and repair on the Lease Commencement Date.  The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair, subject only to (i) a list of punch list items provided to Landlord in writing within thirty (30) days following the Delivery Date, (ii) latent defects as well as defects in the mechanical, electrical and plumbing systems brought to Landlord's attention in writing within six (6) months following Delivery Date, (iii) Landlord's obligations set forth in Article 7 of this Lease, (iv) Landlord's obligations set forth in Article 24 of this Lease with regard to compliance with Applicable Laws, and (v) Landlord's obligations set forth in Section 29.34 of this Lease with respect to "Hazardous Materials," as that term is defined in such Section 29.34.

1.1.2The Building and the Project.  The Premises is a part of the Building set forth in Section 2.3 of the Summary.  The Building itself is located within the Office Center consisting of (a) the Building, (b) the other office building of the Office Center commonly referred to by the street address of 12860 El Camino Real, and (c) the Common Areas associated with the Office Center, which Office Center is, in turn, a component of a greater mixed-use project known as "One Paseo." The term "Project," as used in this Lease, shall mean (i) the Office Center, (ii) the retail center and associated common areas, as depicted in Schedule A-1, (iii) the residential portion of the Project, as depicted in Schedule A-1, and (iv) the land upon which the Office Center, the retail center, the residential portion, the Project parking facilities, and the respective common areas of each portion of the Project are located.

1.1.3Common Areas.  Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the reasonable rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project, including the Project's non-residential parking facilities (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the "Common Areas").  The Common Areas shall consist of the "Project Common Areas", the "Office Center Common Areas", and the "Building Common Areas" (as those terms are defined below).  The term "Building Common Areas," as used in this Lease, shall mean the portions of the Common Areas located within, or solely serving, the Building and designated as such by Landlord.  The term "Office Center Common Areas", as used in this Lease,

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shall mean the portions of the Common Areas located within, or solely serving, the Office Center and designated as such by Landlord.  The term "Project Common Areas," as used in this Lease, shall mean the portion of the Project designated as such by Landlord.  The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such reasonable rules, regulations and restrictions as Landlord may make from time to time, provided that such rules, regulations and restrictions do not unreasonably interfere with the rights granted to Tenant under this Lease and the Permitted Use.  Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that no such changes shall be permitted which materially reduce Tenant's rights or access hereunder.  Except when and where Tenant's right of access is specifically excluded in this Lease, Tenant shall have the right of access to the Premises, the Building, and the Project parking facility twenty-four (24) hours per day, seven (7) days per week during the "Lease Term," as that term is defined in Section 2.1, below.

1.2Verification of Rentable Square Feet of Premises and Building.  For purposes of this Lease, "rentable square feet" and "usable square feet" shall be calculated pursuant to the Office Buildings:  Standard Methods of Measurement and Calculating Rentable Area – 2017 (Method B), and its accompanying guidelines (collectively, "BOMA").  Within thirty (30) days after the "Lease Commencement Date" (as that term is defined in Section 2.1 of this Lease), Stevenson Systems, an independent third-party space measurement company, shall measure the rentable and usable square feet of the Premises in accordance with BOMA, and  the determination of Stevenson Systems shall be conclusive and binding upon the parties, absent manifest error.  In the event that Stevenson Systems determines that the amounts thereof shall be different from those set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect amount (including, without limitation, the amount of the "Rent" and any "Security Deposit," as those terms are defined in Section 4.1 and Article 21 of this Lease, respectively), after thirty (30) days prior notice to Tenant to verify such calculations, shall be modified in accordance with such determination; provided, however, regardless of such actual determination, with regard to the calculation of any such amounts, percentages and figures, in no event shall the rentable square footage of the Premises exceed 68,360 rentable square feet (i.e., 102% of the anticipated rentable square footage of the Premises of 67,020 set forth in in Section 2.4 of the Summary).  If such determination is made, it will be confirmed in writing by Landlord to Tenant.

1.3Right of First Refusal.  Landlord hereby grants to the originally named Tenant herein ("Original Tenant") and its "Permitted Transferee Assignee" (as that term is defined in Section 14.8 below) a one-time right of first refusal with respect to the space located, alternatively, on either the third (3rd) or sixth (6th) floor of the Building (or, if the originally identified Premises is relocated pursuant to Article 22, the First Refusal Space shall, correspondingly, be the thereafter existing, immediately adjacent floors to such relocated Premises), whichever first becomes available following the rights of the "Superior Right Holders" identified hereinbelow (as applicable, the "First Refusal Space").  The parties hereby acknowledge and agree that (i) as of the date of this Lease, the third (3rd) floor alternate component of First Refusal Space is vacant and, accordingly, the applicability of such first refusal right of Tenant to such third (3rd) floor alternate component of First Refusal Space shall commence (a) on the Lease Commencement Date as to First Refusal Space not leased as of the Lease Commencement Date (unless and to the extent Landlord is actively negotiating with a third party tenant to lease such space as of the Lease Commencement Date and consummates such third party lease within ninety (90) days thereafter, in which case such third-party lease and corresponding space will be treated as an "Initial 3rd Floor Lease," as identified hereinbelow), or (b) the expiration of the initial leases (including renewals and extensions, whether pursuant to rights originally existing or subsequently granted) Landlord may enter into with regard to the third (3rd) floor portion of the First Refusal Space (the "Initial 3rd Floor Leases"), (ii) as of the date of this Lease, the sixth (6th) floor alternate component of First Refusal Space is subject to a third party lease of the sixth (6th) floor portion of the First Refusal Space (the "Existing 6th Floor Lease") and, accordingly, the applicability of such first refusal right of Tenant to such sixty (6th) floor alternate component of First Refusal Space shall be subordinate to all rights of tenants under such Existing 6th Floor Lease and the Initial 3rd Floor Leases (all such tenants under the Existing 6th Floor Lease and Initial 3rd Floor Leases, collectively, the "Superior Right Holders").  Tenant's right of first refusal shall be on the terms and conditions set forth in this Section 1.3.

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1.3.1Procedure for Refusal Offer.  Landlord shall notify Tenant (the "First Refusal Notice") from time-to-time when and if Landlord receives a "bona-fide third-party offer" for the First Refusal Space.  Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the applicable First Refusal Space.  The First Refusal Notice shall describe the First Refusal Space, and the lease term, rent and other fundamental economic terms and conditions upon which Landlord proposes to lease such First Refusal Space pursuant to the bona-fide third-party offer.  For purposes of this Section 1.3, a "bona-fide third-party offer" shall mean an offer or a counter-offer received by Landlord to lease First Refusal Space from an unaffiliated and qualified third party which Landlord would otherwise be willing to accept (but for Tenant's superior rights hereunder).  For purposes of example only, the following would each constitute a bona-fide third-party offer:

1.3.1.1Landlord receives a request for proposal from an unaffiliated and qualified third party.  Landlord responds to the request for proposal with a lease proposal and subsequently receives a written bona-fide counter proposal from the unaffiliated and qualified third party.

1.3.1.2Landlord receives a written offer to lease from an unaffiliated and qualified third party.  Landlord responds to the offer with a written counter offer and subsequently receives a bona-fide counter to Landlord's counter offer from the unaffiliated and qualified third party.

1.3.2Procedure for Acceptance.  If Tenant wishes to exercise Tenant's right of first refusal with respect to the First Refusal Space described in the First Refusal Notice, then within ten (10) business days of delivery of the First Refusal Notice to Tenant (the "Election Period"), Tenant shall deliver to Landlord written notice (an "Election Notice") of Tenant's exercise of its right of first refusal with respect to all of the First Refusal Space described in the First Refusal Notice at the rent, for (i) the term which shall commence as identified in the First Refusal Notice and which shall expire, subject to renewal of the entire Premises pursuant to Section 2.2, below, on the later of (a) the date of expiration of the initial Lease Term, as the same may be extended (i.e., on a coterminous basis), or (b) the last day in the month upon which the fifth (5th) anniversary of the commencement date for the payment of Base Rent with regard to such First Refusal Space occurs (i.e., for a minimum of a five (5)-year term), and (ii) upon the other fundamental economic terms and conditions contained in such First Refusal Notice, including, but not limited to rental concessions and improvement allowances.  If Tenant does not so notify Landlord within such Election Period of Tenant's exercise of its first refusal right, or Tenant affirmatively elects not to exercise such first refusal right (either of the foregoing being referred to herein as a "First Refusal Rejection"), then Landlord shall be free to negotiate and enter into a lease for the First Refusal Space within one hundred twenty (120) days thereafter to anyone whom it desires on any terms it desires; provided, however, to the extent such third party lease of First Refusal Space would be on "Economic Terms," as that term is defined hereinbelow, which on a per rentable square foot basis are (in the aggregate) less than ninety-two percent (92%) of the Economic Terms (in the aggregate and determined on a net effective basis which is substantially the same as the determination of the Market Rent as provided on Exhibit H) on a per rentable square foot basis offered to Tenant in the applicable First Refusal Notice, then Landlord shall deliver another First Refusal Notice (the "Additional Notice") to Tenant offering such more favorable terms to Tenant (provided that such terms and conditions shall be adjusted to account for the difference, if any, in the lease term offered to Tenant and the lease term offered to such third party).  If Tenant thereafter wishes to exercise its right of first refusal with respect to the Additional Notice, Tenant shall deliver the Election Notice to Landlord within ten (10) business days of delivery of such Additional Notice to Tenant (which procedure shall be repeated until Landlord enters into a lease or lease amendment with respect to such First Refusal Space which does not require Landlord to deliver another Additional Notice to Tenant pursuant to the terms hereof or Tenant timely exercises such right of first refusal, as applicable).  The term "Economic Terms" for purposes of this Section 1.3.2 shall mean only the annual base rent, tenant improvement allowance, if any, moving allowance, if any, free or discounted parking, if any, and abated base rent, if any.

1.3.3Amendment to Lease.  If Tenant timely exercises Tenant's right of first refusal to lease First Refusal Space as set forth herein, Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to this Lease (the "First Refusal Space Amendment") for such First Refusal Space upon the terms set forth in the First Refusal Notice, including, but not

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limited to rent (the "First Refusal Space Rent"), but otherwise upon the TCCs set forth in this Lease and this Section 1.3.  Notwithstanding the foregoing, Landlord may, at its sole option, require that a separate lease be executed by Landlord and Tenant in connection with Tenant's lease of the First Refusal Space, in which event such lease (the "First Refusal Space Lease") shall be on the same TCCs as this Lease, except as provided in this Section 1.3 and specifically in this Lease to the contrary.  The First Refusal Space Lease, if applicable, shall be executed by Landlord and Tenant within thirty (30) days following Tenant's exercise of its right to lease the First Refusal Space.  Notwithstanding the foregoing documentation obligations, Landlord and Tenant hereby acknowledge and agree that Tenant's timely delivery of the Election Notice shall, in and of itself, conclusively establish Tenant's obligation to lease the subject First Refusal Space on the express TCCs set forth in the corresponding First Refusal Notice.

1.3.4No Defaults; Required Financial Condition of Tenant.  The rights contained in this Section 1.3 shall be personal to the Original Tenant and its Permitted Transferee Assignees and may only be exercised by the Original Tenant or a Permitted Transferee Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in this Lease) if the Original Tenant and/or a Permitted Transferee Assignee occupies not less than the entire then‑existing Premises.  The right to lease the First Refusal Space as provided in this Section 1.3 may not be exercised if, as of the date Tenant attempts to exercise its right of first refusal with respect to the First Refusal Space described in the First Refusal Notice, or as of the scheduled date of delivery of such First Refusal Space to Tenant, (A) Tenant is in economic or material non-economic default pursuant to the terms of this Lease (beyond the Notice and cure periods), and (B) Tenant has previously been in default under this Lease (beyond the applicable notice and cure periods) more than once during the previous twenty-four (24) month period.

1.3.5First Refusal Space Commencement Date; Construction in First Refusal Space.  The commencement date for the First Refusal Space shall be the applicable date specified in the applicable First Refusal Notice (the "First Refusal Space Commencement Date") and the term of Tenant's lease of such First Refusal Space shall expire, as set forth in Section 1.3.2 above, on the applicable date set forth in the First Refusal Notice (the "First Refusal Space Expiration Date").  The term of Tenant's occupancy of the First Refusal Space shall be referred to herein as a "First Refusal Space Lease Term."  Except as otherwise expressly identified in the First Refusal Notice, Tenant shall take the First Refusal Space in its "as is" condition, and the construction of improvements in the First Refusal Space shall comply with the terms of Article 8 of this Lease.

ARTICLE 2

LEASE TERM; OPTION TERM

2.1Initial Lease Term.  The TCCs and provisions of this Lease shall be effective as of the date of this Lease.  The term of this Lease (the "Lease Term") shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the "Lease Commencement Date"), and shall terminate on the date set forth in Section 3.3 of the Summary (the "Lease Expiration Date") unless this Lease is sooner terminated as hereinafter provided.  For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) calendar month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs (or if the Lease Commencement Date is the first day of a calendar month, then the first Lease Year shall commence on the Lease Commencement Date and end on the day immediately preceding the first anniversary of the Lease Commencement Date), and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date.  For purposes of this Lease, the term "Lease Month" shall mean each succeeding calendar month during the Lease Term; provided that the first Lease Month shall commence on the Lease Commencement Date and shall end on the last day of the first (1st) full calendar month of the Lease Term and that the last Lease Month shall expire on the Lease Expiration Date.  At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof. Landlord and Tenant hereby acknowledge that Tenant leases certain space commonly known as Suite 400 on the fourth (4th) floor of that certain building located at 3611 Valley Centre

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Drive from another tenant (the "Sublease Premises").  If the Lease Commencement Date shall occur after the expiration date (i.e., after May 31, 2020) or earlier termination of such sublease of the Sublease Premises, then Landlord and Tenant shall enter into a direct lease for the Sublease Premises in a form materially consistent with Exhibit I attached hereto for a term commencing on the expiration of such sublease and expiring on the Lease Commencement Date.

2.2Option Term(s).

2.2.1Option Right.  Landlord hereby grants the Original Tenant and its Permitted Transferee Assignee, two (2) options to extend the Lease Term for the entire then existing Premises (including any First Refusal Space leased by Tenant in accordance with Section 1.3, above), each by a period of five (5) years (each, an "Option Term").  Such option shall be exercisable only by "Notice" (as that term is defined in Section 29.18 of this Lease) delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice, (i) Tenant is not then in economic or material non-economic default under this Lease, and (ii) Tenant has not been in economic or material non-economic default under this Lease (beyond the applicable written notice and cure periods) more than twice during the prior eighteen (18) months. Upon the proper exercise of such option to extend, and provided that, at Landlord's election, as of the end of the then applicable Lease Term, (A) Tenant is not in default under this Lease, (B) Tenant has not been in economic or material non-economic default under this Lease (beyond the applicable notice and cure periods) more than twice during the prior eighteen (18) months, then the Lease Term, as it applies to the entire Premises, shall be extended for a period of five (5) years.  The rights contained in this Section 2.2 shall only be exercised by the Original Tenant or its Permitted Transferee Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in this Lease) if Original Tenant and/or its Permitted Transferee Assignee is in occupancy of at least seventy-five percent (75%) of the then-existing Premises.

2.2.2Option Rent.  The Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the "Market Rent," as that term is defined in, and determined pursuant to, Exhibit H attached hereto; provided, however, that the Market Rent for each Lease Year during the Option Term, shall be equal to the amount set forth on a "Market Rate Schedule," as that term is defined below.  The "Market Rate Schedule" shall be derived from the Market Rent for the Option Term as determined pursuant to Exhibit H, attached hereto, as follows: (i) the Market Rent for the first Lease Year of the Option Term shall be equal to the sum of (a) the Market Rent, as determined pursuant to Exhibit H, (b) the amount of Direct Expenses applicable to the Premises, as reasonably determined by Landlord, for the calendar year in which the Option Term commences, and (c) an amount equal to the monthly amortization reimbursement payment for the "Renewal Allowance" (as defined in Section 3 of Exhibit H to this Lease) to be paid by Landlord in connection with Tenant's lease of the Premises for the Option Term, with such Renewal Allowance being amortized at eight percent (8%) per annum, and (ii) the Market Rent for each subsequent Lease Year shall be equal to one hundred three percent (103%) of the prior Lease Year's Market Rent.    The calculation of the Market Rent shall be derived from a review of, and comparison to, the "Net Equivalent Lease Rates" of the "Comparable Transactions," as provided for in Exhibit H.  For clarity, and in connection with the determination of Market Rent, the Base Year shall be reestablished for any Option Term as the first full calendar year of such Option Term.

2.2.3Exercise of Option.  The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.2.  Tenant shall deliver notice (the "Exercise Notice") to Landlord not more than eighteen (18) months nor less than twelve (12) months prior to the expiration of the then-existing Lease Term, stating that Tenant is exercising its option.  Concurrently with such Exercise Notice, Tenant shall deliver to Landlord Tenant's calculation of the Market Rent (the "Tenant's Option Rent Calculation").  Landlord shall deliver notice (the "Landlord Response Notice") to Tenant on or before the date which is thirty (30) days after Landlord's receipt of the Exercise Notice and Tenant's Option Rent Calculation, stating that (A) Landlord is accepting Tenant's Option Rent Calculation as the Market Rent, or (B) rejecting Tenant's Option Rent Calculation and setting forth Landlord's calculation of the Market Rent (the "Landlord's Option Rent Calculation").  Within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, either (x) affirmatively accept the Market Rent contained in the Landlord's Option Rent Calculation, (y) rescind it's Exercise Notice in writing, in which event this Lease shall terminate as to the Premises and any First Offer Space as otherwise scheduled (i.e., as if such Exercise Notice was never delivered), or

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(z) reject such Market Rent, which rejection will be deemed to have been made if Tenant fails to timely accept or rescind pursuant to clauses (x) and (y) hereinabove, in which case the parties shall follow the procedure set forth in Section 2.2.4 below, and the Market Rent shall be determined in accordance with the terms of Section 2.2.4 below.

2.2.4Determination of Market Rent.  In the event Tenant timely and appropriately exercises its option to extend the Lease but rejects the Option Rent set forth in the Landlord's Option Rent Calculation pursuant to Section 2.2.3, above, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts.  If Landlord and Tenant fail to reach agreement upon the Option Rent applicable to the Option Term on or before the date that is ninety (90) days prior to the expiration of the initial Lease Term (the "Outside Agreement Date"), then either or both of Landlord and Tenant may update their respective determination of the Option Rent within five (5) business days following the Outside Agreement Date; provided, however, in no event shall either party so update their determination of the Option Rent in manner more beneficial to themselves than their original determination (i.e., in the case of the Landlord, such updated determination shall not indicate an Option Rent in excess of Landlord's Option Rent Calculation and in the case of Tenant, such updated determination shall not indicate an Option Rent less than Tenant's Option Rent Calculation).  If either party timely provides the other with an updated determination of Option Rent in accordance with the preceding sentence, then the parties shall again attempt to reach agreement within fifteen (15) business days following the Outside Agreement Date.  If neither party timely provides an updated determination of Option Rent, or if they have failed to reach agreement upon the Option Rent on or before the date which is fifteen (15) business days following the Outside Agreement Date, the Option Rent shall be determined by arbitration pursuant to the terms of this Section 2.2.4.  In such event, each party's most recently updated determinations of Option Rent shall be submitted to arbitration in accordance with Section 2.2.4.1 through Section 2.2.4.4, below.

2.2.4.1Landlord and Tenant shall each appoint one arbitrator who shall by profession be a MAI appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the appraising and/or leasing of first class office properties in the vicinity of the Building.  The determination of the arbitrators shall be limited solely to the issue area of whether Landlord's or Tenant's most recently submitted Option Rent determination is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease.  Each such arbitrator shall be appointed within thirty (30) days after the Outside Agreement Date.  Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable).  The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."

2.2.4.2The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (i) neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly, or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant during the five (5) year period prior to such appointment.  The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant's counsel.

2.2.4.3Within ten (10) days following the appointment of the Neutral Arbitrator, Landlord and Tenant shall enter into an arbitration agreement (the "Arbitration Agreement") which shall set forth the following:

2.2.4.3.1Each of Landlord's and Tenant's best and final and binding determination of the Option Rent exchanged by the parties pursuant to Section 2.2.4, above;

2.2.4.3.2An agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the terms of this Lease, as modified by the Arbitration Agreement, and shall require the

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Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant;

2.2.4.3.3Instructions to be followed by the Neutral Arbitrator when conducting such arbitration;

2.2.4.3.4That Landlord and Tenant shall each have the right to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord's or Tenant's respective determination of Option Rent (the "Briefs");

2.2.4.3.5That within five (5) business days following the exchange of Briefs, Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's Brief (the "First Rebuttals"); provided, however, such First Rebuttals shall be limited to the facts and arguments raised in the other party's Brief and shall identify clearly which argument or fact of the other party's Brief is intended to be rebutted;

2.2.4.3.6That within five (5) business days following the parties' receipt of each other's First Rebuttal, Landlord and Tenant, as applicable, shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's First Rebuttal (the "Second Rebuttals"); provided, however, such Second Rebuttals shall be limited to the facts and arguments raised in the other party's First Rebuttal and shall identify clearly which argument or fact of the other party's First Rebuttal is intended to be rebutted;

2.2.4.3.7The date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, taking into consideration the schedules of the Neutral Arbitrator, the Advocate Arbitrators, Landlord and Tenant, and each party's applicable consultants, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator;

2.2.4.3.8That no discovery shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant;

2.2.4.3.9That the Neutral Arbitrator shall not be allowed to undertake an independent investigation or consider any factual information other than presented by Landlord or Tenant, except that the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions;

2.2.4.3.10The specific persons that shall be allowed to attend the arbitration;

2.2.4.3.11Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours ("Tenant's Initial Statement");

2.2.4.3.12Following Tenant's Initial Statement, Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours ("Landlord's Initial Statement");

2.2.4.3.13Following Landlord's Initial Statement, Tenant shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Landlord ("Tenant's Rebuttal Statement");

2.2.4.3.14Following Tenant's Rebuttal Statement, Landlord shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant;

2.2.4.3.15That, not later than ten (10) days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the "Ruling") indicating whether Landlord's or Tenant's submitted Option Rent is closer to the Option Rent;

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2.2.4.3.16That following notification of the Ruling, Landlord's or Tenant's submitted Option Rent determination, whichever is selected by the Neutral Arbitrator as being closer to the Option Rent shall become the then applicable Option Rent; and

2.2.4.3.17That the decision of the Neutral Arbitrator shall be binding on Landlord and Tenant.

2.2.4.3.18If a date by which an event described in Section 2.2.4.3, above, is to occur falls on a weekend or a holiday, the date shall be deemed to be the next business day.

2.2.4.4In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent, initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment to the other party.

ARTICLE 3

BASE RENT

3.1In General.  Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the management office of the Project, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever, except as expressly set forth in this Lease or otherwise agreed to in writing in advance by Landlord.  In accordance with Section 4 of the Summary, any increases in Base Rent shall occur on the first day of the applicable Lease Month.  The parties acknowledge, however, that Tenant shall pay Base Rent for each "calendar month" of the Lease Term (or a prorated portion of a "calendar month", as applicable), even though the first "Lease Month" may pertain to a period longer than one (1) calendar month.  The Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid at the time of Tenant's execution of this Lease.  If any payment of Rent is for a period which is shorter than one month, the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable Monthly Installment of Base Rent.  All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2Base Rent Abatement.  Provided that no event of default is occurring during the […***…] month period commencing on the first (1st) day of the […***…] full calendar month of the Lease Term and ending on the last day of the […***…] full calendar month of the Lease Term (the "Base Rent Abatement Period"), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Base Rent Abatement Period (the "Base Rent Abatement").  Landlord and Tenant acknowledge that the aggregate amount of the Base Rent Abatement equals […***…] (i.e., […***…] per month).  Tenant acknowledges and agrees that during such Base Rent Abatement Period, such abatement of Base Rent for the Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of this Lease, which increases shall be calculated without regard to such Base Rent Abatement.  Additionally, Tenant shall be obligated to pay any "Additional Rent" (as that term is defined in Section 4.1 of this Lease) during the Base Rent Abatement Period which are attributable to above-standard services pursuant to Section 6.2 of this Lease or similar, direct reimbursables (as opposed to Tenant's Share of Direct Expenses which first become payable in accordance with the penultimate sentence of Section 4.1 of this Lease).  Tenant acknowledges and agrees that the foregoing Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under this Lease.  If this Lease is terminated pursuant to Section 19.2.1 below', then the dollar amount of the unapplied portion of the Base Rent

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*** Confidential Treatment Requested

Abatement as of the date of such termination shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full.  The foregoing Base Rent Abatement right set forth in this Section 3.2 shall be personal to the Original Tenant and shall only apply to the extent that the Original Tenant and any Permitted Transferee Assignee (and not any other assignee, or any sublessee or other transferee of the Original Tenant's interest in this Lease) is the Tenant under this Lease during such Base Rent Abatement Period.

ARTICLE 4

ADDITIONAL RENT

4.1In General.  In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.6 and 4.2.2, respectively, of this Lease, which are in excess of the amount of Direct Expenses applicable to the "Base Year," as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any "Expense Year" (as that term is defined in Section 4.2.3, below) below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease.  Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the "Additional Rent," and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent; provided, however, the parties hereby acknowledge that the first monthly installment of Tenant's Share of any "Estimated Excess," as that term is set forth in, and pursuant to the terms and conditions of, Section 4.4.2 of this Lease, shall first be due and payable for the calendar month occurring immediately following the later of (i) the first (1st) anniversary of the Lease Commencement Date, or (ii) the expiration of the Base Year.  Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, but subject to the terms and conditions of Section 4.4.1, below, the obligations of Tenant to pay the Additional Rent attributable to the Lease Term as provided for in this Article 4 shall otherwise survive the expiration of the Lease Term.

4.2Definitions of Key Terms Relating to Additional Rent.  As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1"Base Year" shall mean the period set forth in Section 5 of the Summary.

4.2.2"Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses." '

4.2.3"Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4"Operating Expenses" ""shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, renovation, restoration or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting practices, consistently applied.  Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities (but excluding the cost of electricity, consumed in the Premises, the premises of other tenants of the Building, the vacant but otherwise rentable premises in the Building, and any other buildings in the Project (since Tenant is separately paying for the cost of electricity pursuant to Section 6.1.2 of this Lease)), the cost of operating, repairing, replacing, maintaining, renovating and restoring the utility, telephone, mechanical, sanitary, storm drainage, and Building elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs

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incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance, replacement, renovation, repair and restoration of the Project (provided such management fees shall not exceed three percent (3.0%) of Gross Rent); (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of "Senior Asset Manager") engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance, renovation, replacement and restoration of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement, renovation, restoration and repair of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance, replacement, renovation, repair and restoration of curbs and walkways, repair to roofs and re-roofing; (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the "Interest Rate," as that term is set forth in Article 25 of this Lease); (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required under any governmental law or regulation by a federal, state or local governmental agency, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date, (E) which are required in order for the Project, or any portion thereof, to obtain or maintain a certification under the U.S.  Green Building Council's Leadership in Energy and Environmental Design ("LEED"), or other applicable certification agency in connection with Landlord's sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time), or (F) that relate to the safety or security of the Project; provided, however, that any capital expenditure shall be amortized with interest at the Interest Rate over either (X) its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied, or (Y) with respect to those items included under item (A) above, their recovery/payback period as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.5, below; (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project and (xvi) costs of any additional services not provided to the Project as of the Lease Commencement Date but which are thereafter provided by Landlord in connection with its prudent management of the Project.  Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)costs, including marketing costs, legal fees, space planners' fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

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(b)depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

(c)costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant's carrier or by anyone else (except to the extent of deductibles), and electric power costs for which any tenant directly contracts with the local public service company;

(d)any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e)costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project).  Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project (including the costs incurred by Landlord to address any title-related issues with regard to the Project), and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord's general corporate overhead and general and administrative expenses;

(f)the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Senior Asset Manager;

(g)amount paid as ground rental for the Project by the Landlord;

(h)overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i)any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge or parking attendants at the Project shall be includable as an Operating Expense;

(j)rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project ;

(k)all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l)costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(m)any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(n)rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the "Comparable Buildings," as that term is defined in Section 4 of Exhibit H to this Lease, with adjustment where appropriate for the size of the applicable project;

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(o)costs to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(p)costs incurred in connection with valet parking services or parking attendant costs to the extent necessitated by, and resulting from, Landlord granting other tenants in the Building more favorable parking rights (determined on a proportionate, per square foot basis); and

(q)costs incurred to comply with laws relating to the removal of hazardous material or substance (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, state, local or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material or substance, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or substance or other remedial or containment action with respect thereto, but only to the extent those laws were then being actively enforced by the applicable government authority; and costs incurred to remove, remedy, contain, or treat hazardous material or substance, which hazardous material or substance is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, state, local or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material or substance, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or substance or other remedial or containment action with respect thereto, but only to the extent those laws were then being actively enforced by the applicable government authority.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses for the Base Year and/or any subsequent Expense Year shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant.  If the Project is not at least one hundred percent (100%) occupied during all or a portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied for the entire year; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.  Operating Expenses for the Base Year shall not include temporary market-wide cost increases (including utility rate increases) due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs.  In no event shall each of the components of Direct Expenses for any Expense Year related to Tax Expenses be less than each of the corresponding components of Direct Expenses related to such Tax Expenses in the Base Year. Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) subject to Landlord's right to adjust the components of Operating Expenses described above in this paragraph, collect Operating Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurs for the items included in Operating Expenses.

Further, notwithstanding the foregoing, in no event shall "Controllable Expenses," as that term is defined, below, for any Expense Year following the Base Year (i.e., the 2020 Expense Year) increase by more than five percent (5%) per Expense Year, calculated on a compounded basis.  Without limitation of the foregoing, and for exemplary purposes only, if Controllable Expenses for the 2021 Expense Year are One Hundred Thousand and No/100 Dollars ($100,000.00), then Controllable Expenses for the 2022 Expense Year could not exceed One Hundred Five Thousand and No/100 Dollars ($105,000.00), Controllable Expenses for the 2023 Expense Year could not exceed One Hundred Ten Thousand Two Hundred Fifty and No/100 Dollars ($110,250.00) and Controllable Expenses for the 2024 Expenses Year could not exceed One Hundred Fifteen Thousand Seven Hundred Sixty-Two and 50/100 Dollars ($115,762.50).  For purposes of this Lease, "Controllable Expenses" shall mean (i) the fee charged for the property management of the Project, (ii) the amount of rent, if applicable, charged to Operating Expenses as rent for the Project management office, and (iii) the costs of janitorial service contracts, security service contracts, landscaping contracts, HVAC maintenance contracts, elevator maintenance

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contracts, and life safety maintenance contracts; provided, however, that notwithstanding anything contained in this paragraph to the contrary, Controllable Expenses shall not include (A) the cost of union labor, which shall include current union labor as of the date of this Lease and labor which is not union as of the date of this Lease but which unionizes after the date of this Lease, (B) market-wide labor-rate increases due to extraordinary circumstances, including without limitation, boycotts and strikes, (C) costs incurred due to an event of "Force Majeure," as that term is defined in Section 29.16 of this Lease, and (D) costs incurred to comply with "Applicable Laws," as that term is defined in Article 24 of this Lease.

4.2.5Taxes.

4.2.5.1"Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof (including, without limitation, the land upon which the Building and the parking structure adjacent to the Building are located).

4.2.5.2Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project.

4.2.5.3Any costs and expenses (including, without limitation, reasonable attorneys' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid.  Except as set forth in Section 4.2.5.4, below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as an increase in Tax Expenses under this Article 4 for such Expense Year.  If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the TCCs of this Lease.  Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.2, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes (whether or not

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calculated on gross rents), gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes (including withholding taxes whether or not calculate on gross rents), and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.  Notwithstanding anything to the contrary set forth in this Lease, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord's consent shall constitute an event of default by Tenant under this Lease.  Notwithstanding the foregoing, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses.

4.2.5.4Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year and any Expense Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Direct Expenses for purposes of this Lease, (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses, but rather shall be the sole property of Landlord, and (iii) for purposes of calculating Tax Expenses for the Base Year, Tax Expenses shall be adjusted, on a basis consistent with sound real estate accounting principles, to reflect an assessment for (and Tax Expenses for) the Office Center on a one hundred percent (100%) leased, completed and occupied basis.  Landlord and Tenant acknowledge that this Section 4.2.5.4 is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual maximum allowable increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Sections 4.2.5.1 through 4.2.5.3, above.

4.2.6"Tenant's Share" shall mean the percentage set forth in Section 6 of the Summary.

4.3Allocation of Direct Expenses.

4.3.1Method of Allocation.  The parties acknowledge that the Building is a part of the multi-building Office Center, which Office Center is, in turn, part of the larger mixed-use Project, and that the costs and expenses incurred in connection with the greater Project (i.e., the Direct Expenses) should be shared, as applicable, between the tenants of the Building, the tenants of the other office buildings in the Office Center, and the other tenants and residents of the remainder of the Project.  Accordingly, as set forth in Section 4.2 above, certain Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Office Center and/or the Project as a whole, and a portion of such Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the tenants of the Building (as opposed to the tenants and residents of any other buildings in the Project) and such portion shall be the Direct Expenses for purposes of this Lease.  Such portion of Direct Expenses so allocated to the tenants of the Building shall include (x) all Direct Expenses attributable solely to the Building, (y) an equitable portion of the Direct Expenses attributable to the Office Center, and (z) an equitable portion of the Direct Expenses attributable to the Project as a whole.

4.3.2Cost Pools.  Landlord shall, to the extent commercially reasonable, equitably allocate the Direct Expenses among different portions or occupants of the Building, the Office Center, other retail and residence areas and/or the Project, as appropriate (the "Cost Pools"), in Landlord's reasonable discretion.  The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants (or residents) within such Cost Pool in an equitable manner.

4.4Calculation and Payment of Additional Rent.  If for any Expense Year ending or commencing within the Lease Term, Tenant's Share of Direct Expenses for such Expense Year exceeds Tenant's Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the "Excess").

4.4.1Statement of Actual Direct Expenses and Payment by Tenant.  Landlord shall give to Tenant following the end of each Expense Year, a statement (the

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"Statement") which shall state in general major categories the Direct Expenses incurred or accrued for the particular Expense Year, and which shall indicate the amount of the Excess.  Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates; provided, however, in no event shall Landlord deliver such Statement later than September 30th following the end of the Expense Year to which the Statement relates; provided further, however, and to ensure such Statement is as complete as reasonably practicable, Landlord shall use commercially reasonable efforts to ensure the inclusion of all Direct Expenses relating to the corresponding Expense Year to the extent Landlord is then in possession of invoices and other necessary expense information required to include the same.  Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Excess," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease.  The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4; provided, however, Tenant shall not be responsible for its share of any Direct Expenses attributable to a particular Expense Year not initially included on the corresponding Statement to the extent Landlord had in its possession, prior to the issuance date of such Statement, the invoices or other necessary information required to include the same on such Statement had Landlord used its commercially reasonable efforts as identified hereinabove.  Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment.  The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.  Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant's Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant after the July 1st first occurring after the first (1st) anniversary of the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant's Share of Direct Expenses which (x) were levied by any governmental authority or by any public utility companies, and (y) Landlord had not previously received an invoice therefor and which are currently due and owing (i.e., costs invoiced for the first time regardless of the date when the work or service relating to this Lease was performed), at any time following the Lease Expiration Date which are attributable to any Expense Year.

4.4.2Statement of Estimated Direct Expenses.  In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth in general major categories Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the "Estimated Excess") as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year.  The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary.  Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2).  Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator.  Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.  Throughout the Lease Term Landlord shall maintain records with respect to Direct Expenses in accordance with sound real estate management and accounting practices, consistently applied.

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4.5Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises.  If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied on a clearly-identified basis against Landlord or Landlord's property or if the assessed value of Landlord's property is increased on a clearly-identified basis by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2If the improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord's "building standard" in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above; provided, however, Landlord and Tenant hereby acknowledge and agree that to the extent the assessed value of the initial Improvements constructed in the Premises pursuant to the Work Letter does not exceed One Hundred Twenty-Five and No/100 Dollars ($125.00) per rentable square foot of the Premises, then the same shall be deemed to conform to Landlord's "building standard".

4.5.3Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises, but only to the extent (i) through (iii) are excluded from Tax Expenses as set forth in Section 4.2.5 above.

4.6Landlord's Records.  Upon Tenant's written request given not more than one hundred eighty (180) days after Tenant's receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in economic default under this Lease beyond the applicable notice and cure period provided in this Lease, specifically including, but not limited to, the timely payment of Additional Rent (whether or not a component thereof is the subject of the audit contemplated herein and which payment may be paid under protest), Landlord shall furnish Tenant with such reasonable supporting documentation pertaining to the calculation of the Excess set forth in the Statement as Tenant may reasonably request.  Landlord shall provide said documentation pertaining to the relevant Excess to Tenant within sixty (60) days after Tenant's written request therefor.  Within one hundred eighty (180) days after receipt of a Statement by Tenant (the "Audit Period"), if Tenant disputes the amount of the Excess set forth in the Statement, an independent certified public accountant (the “Tenant CPA”) to the extent the Tenant CPA (A) is a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, and (B) shall not then be providing primary accounting and/or lease administration services to Tenant (C) is not working on a contingency fee basis [i.e., Tenant must be billed based on the actual time and materials that are incurred by the certified public accounting firm in the performance of the audit], and (D) shall not, at the time Tenant hires such independent certified public accountant, already be conducting an audit for another tenant in the Building and/or the Project in connection with a review or audit by such other tenant of similar expense records for the subject Expense Year(s)), designated and initially paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, audit Landlord's records with respect to the Excess set forth in the Statement at Landlord's corporate offices, provided that (i) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, and (ii) a copy of the audit agreement between Tenant and its particular certified public accounting firm has been delivered to Landlord prior to the commencement of the audit.  In connection with such audit, Tenant and Tenant's certified public accounting firm must agree in advance to follow Landlord's reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a

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commercially reasonable confidentiality agreement regarding such audit.  Any audit report prepared by Tenant's certified public accounting firm shall be delivered concurrently to Landlord and Tenant within the Audit Period.  Tenant's failure to audit the amount of the Excess set forth in any Statement within the Audit Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement absent fraud or material manifest error.  If after such audit, Tenant still disputes such Excess, an audit to determine the proper amount shall be made by an independent certified public accountant (the "Accountant") mutually and reasonably selected by Landlord and Tenant; provided that if such audit by the Accountant proves that the Direct Expenses in the subject Expense Year were overstated (x) by less than two percent (2%), then the cost of the Accountant, the cost of the Tenant CPA and the cost of such audits shall be paid for solely by Tenant, (y) by an amount from two percent (2%) to five percent (5%), then the cost of the Accountant, the reasonable cost of the Tenant CPA and the cost of such audits shall be paid for by Landlord and Tenant equally (i.e., on a 50%-50% split basis), or (z) by more than five percent (5%), then the cost of the Accountant, the reasonable cost of the Tenant CPA and the cost of such audits shall be paid for solely by Landlord. If such audit reveals that Landlord has over-charged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall reimburse to Tenant the amount of such over-charge.  Conversely, if the audit reveals that the Tenant was under-charged, then within thirty (30) days after the results of such audit are made available to Tenant, Tenant shall reimburse to Landlord the amount of such under-charge.  Tenant hereby acknowledges that Tenant's sole right to audit Landlord's records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to audit such records and/or to contest the amount of Direct Expenses payable by Tenant.

ARTICLE 5

USE OF PREMISES

5.1Permitted Use.  Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole and absolute discretion.

5.2Prohibited Uses.  The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care practitioners or service organization to health care practitioners; (iv) schools or other training facilities which are not ancillary to Tenant's business or corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations.  Tenant shall not allow occupancy density for the Premises which is greater than six (6.0) persons per each one thousand (1,000) usable square feet.  Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the rules and regulations promulgated by Landlord from time to time ("Rules and Regulations"), the current set of which (as of the date of this Lease) is attached to this Lease as Exhibit D; or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect; provided, however, Landlord shall not enforce, change or modify the Rules and Regulations in a discriminatory manner and Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Tenant's business.  Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper or unlawful  purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.

5.3CC&Rs.  Tenant shall comply with all recorded covenants, conditions, and restrictions currently affecting the Project.  Additionally, Tenant acknowledges that the Project

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may be subject to any future covenants, conditions, and restrictions (the "CC&Rs") which Landlord, in Landlord's discretion, deems reasonably necessary or desirable, and Tenant agrees that this Lease shall be subject and subordinate to such CC&Rs; provided, however, any such future CC&Rs shall not (i) materially and adversely affect Tenant's rights under this Lease, (ii) adversely affect Tenant's use of the Premises for the Permitted Use, or (iii) materially increase Tenant's monetary obligations under this Lease (i.e., other than in a de minimis manner).  Landlord shall have the right to require Tenant to execute and acknowledge, within fifteen (15) business days of a request by Landlord, a "Recognition of Covenants, Conditions, and Restriction," in a form substantially similar to that attached hereto as Exhibit F, agreeing to and acknowledging the CC&Rs.

ARTICLE 6

SERVICES AND UTILITIES

6.1Standard Tenant Services.  Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1Subject to reasonable changes implemented by Landlord and all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning ("HVAC") when necessary for normal comfort for normal office use in the Premises from 7:00 A.M. to 6:00 P.M. Monday through Friday and 9:00 A.M. to 1:00 P.M. on Saturdays. (collectively, the "Building Hours"), except for the date of observation of New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord's discretion, other locally or nationally recognized holidays (collectively, the "Holidays").

6.1.2Landlord shall provide adequate electrical wiring and facilities and electric power for normal general office use as determined by Landlord.  Notwithstanding any provision to the contrary contained in this Lease, Tenant shall pay directly to the utility company pursuant to the utility company's separate meters (or to Landlord in the event Landlord provides submeters instead of the utility company's meters), the cost of all electricity provided to and/or consumed in the Premises (including normal and excess consumption and including the cost of electricity to operate the HVAC air handlers), which electricity shall be separately metered (as described above or otherwise equitably allocated and directly charged by Landlord to Tenant and other tenants of the Building).  Tenant shall pay such cost (including the cost of such meters or submeters) within thirty (30) days after demand and as Additional Rent under this Lease (and not as part of the Operating Expenses).  Landlord shall designate the utility provider from time to time.

6.1.3As part of Operating Expenses, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises.  In addition, Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.4Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas.

6.1.5Landlord shall provide janitorial services to the Premises, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other Comparable Buildings.

6.1.6Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and shall have at least one elevator available at all other times.  Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2Overstandard Tenant Use.  Tenant shall not, without Landlord's prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may

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affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease.  If such consent is given, Landlord shall have the right to require installation of supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord.  If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, including the cost of such additional metering devices.  Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord; provided that Landlord agrees that the foregoing restriction shall not apply to (i) general office use of printers and personal computers on the desktops of Tenant's employees, and (ii) separately ventilated "computer" and/or "data center" rooms approved and constructed by or for Tenant pursuant to the terms of Exhibit B or Article 8.  If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant's desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish, which amount is currently anticipated to total Seventy-Five and No/100 Dollars ($75.00) per hour per full-floor zone.

6.3Interruption of Use.  Subject to Section 6.4, below, Tenant otherwise agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.  Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4Abatement Event.  If (i) Landlord fails to perform the obligations required of Landlord under the TCCs of this Lease, (ii) such failure causes all or a portion of the Premises to be untenantable and unusable by Tenant, and (iii) such failure relates to (A) the nonfunctioning of the heat, ventilation, and air conditioning system in the Premises, the electricity in the Premises, the nonfunctioning of the elevator service to the Premises, or (B) a failure to provide access to the Premises, Tenant shall give Landlord notice (the "Initial Notice"), specifying such failure to perform by Landlord (the "Abatement Event"); provided, however, given Landlord's obligation under Article 7, as part of its maintenance and repair obligations with regard to Building systems, the parties agree that it will be a rebuttable presumption (barring reasonably conclusive evidence to the contrary) that any failure to provide heat, ventilation and air conditioning to the Premises HVAC distribution system, to provide electricity to the point of entry to the Premises, and/or elevator service between the Building lobby and the floors of the Building on which the Premises are located, will be the result of a Landlord failure under sub-item (i) hereinabove.  If Landlord has not cured such Abatement Event within five (5) business days after the receipt of the Initial Notice, Tenant may deliver an additional notice to Landlord (the "Additional Notice"), specifying such Abatement Event and Tenant's intention to abate the payment of Rent under this Lease.  If Landlord does not cure such Abatement Event within five (5) business days of receipt of the Additional Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable

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under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date five (5) business days after the Initial Notice to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises.  Such right to abate Rent shall be Tenant's sole and exclusive remedy at law or in equity for an Abatement Event (as opposed to (x) any damage to the property or injury to persons as addressed by Section 10.1 of this Lease, or (y) any insured claims otherwise available to Tenant in accordance with Article 10 of this Lease).  Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

ARTICLE 7

REPAIRS

Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures, equipment, interior window coverings, and furnishings therein, and the floor or floors of the Building on which the Premises is located, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant's own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord's option, or if Tenant fails to make such repairs, Landlord may, after written notice to Tenant and Tenant's failure to repair within five (5) days thereafter, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project, but in no event in excess of the percentage set forth in Section 8.3 below) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same.  Notwithstanding the foregoing, Landlord shall be responsible for repairs to the exterior walls, foundation and roof of the Building, the structural portions of the floors of the Building, and the systems and equipment of the Building, except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant's expense, or, if covered by Landlord's insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry into the Premises by Landlord shall be performed in a manner so as not to materially interfere with Tenant's use of, or access to, the Premises; provided that, with respect to items (ii) and (iii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant's use of, or access to, the Premises.  Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1Landlord's Consent to Alterations.  Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building.  Landlord shall provide notice of approval or disapproval of an Alterations request within ten (10)

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business days following the receipt of such Alterations request.  Landlord's failure to provide approval or disapproval within said ten (10) business day period shall not be deemed approval or disapproval.  In such event, Tenant may deliver a second request for approval at the expiration of said ten (10) business day period setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size:  "LANDLORD'S FAILURE TO RESPOND TO THIS NOTICE WITHIN TEN (10) DAYS SHALL RESULT IN LANDLORD'S DEEMED APPROVAL OF TENANT'S ALTERATIONS REQUEST" (the "Alterations Reminder Notice").  Thereafter, Landlord's failure to provide approval or disapproval within ten (10) days following Landlord's receipt of a Alterations Reminder Notice shall conclusively be deemed approval of Tenant's Alteration as presented.  Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days' notice to Landlord, but without Landlord's prior consent, to the extent that such Alterations do not (i) adversely affect the systems and equipment of the Building, exterior appearance of the Building, or structural aspects of the Building, (ii) adversely affect the value of the Premises or Building, (iii) require a building or construction permit, or (iv) cost more than One Hundred Thousand and 00/100 Dollars ($100,000.00) for a particular job of work (the "Cosmetic Alterations").  The construction of the initial improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8.

8.2Manner of Construction.  Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, and any removal and/or restoration obligations required to be performed pursuant to the TCCs of Section 8.5 of this Lease.  If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit to do the work from appropriate governmental agencies, if required, the furnishing of a copy of such permit to Landlord prior to the commencement of the work, and the compliance by Tenant with all conditions of said permit in a prompt and expeditious manner.  If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall notify Landlord prior to performing such Alterations and comply with Landlord's rules and regulations concerning such hazardous materials or substances.  Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county, local or municipal laws, ordinances, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord's construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord's design parameters and code compliance issues.  In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the "Base Building," as that term is defined below, then Landlord shall, at Tenant's expense, make such changes to the Base Building.  Since all or a portion of the Project is or may become in the future certified under the LEED rating system (or other applicable certification standard) (all in Landlord's sole and absolute discretion), Tenant expressly acknowledges and agrees that without limitation as to other grounds for Landlord withholding its consent to any proposed Alteration, Landlord shall have the right to withhold its consent to any proposed Alteration in the event that such Alteration is not compatible with such certification or recertification of the Project under such LEED rating system (or other applicable certification standard).  The "Base Building" shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises is located.  In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment to the extent they are disturbing labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas; provided, however, prior to any such cessation, Landlord and Tenant shall use commercially reasonable efforts to establish protocols to attempt to reestablish and maintain labor harmony.  In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Diego in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and as a condition precedent to the enforceability and validity of Landlord's consent, Tenant shall deliver to the management

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office for the Project a reproducible copy of the "as built" and CAD drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3Payment for Improvements.  With respect to payments to be made to Tenant's contractors for any Alterations, Tenant shall (i) comply with Landlord's requirements for final lien releases and waivers in connection with Tenant's payment for work to contractors, and (ii) sign Landlord's standard contractor's rules and regulations.  If Tenant orders any work directly from Landlord, Tenant shall pay Landlord an oversight fee equal to three percent (3%) of the cost of the work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work.  If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord's reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord's review of such work to the extent the same do not exceed three percent (3%) of the cost of such work.

8.4Construction Insurance.  In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries "Builder's Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.  In addition, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5Landlord's Property.  Landlord and Tenant hereby acknowledge and agree that (i) all Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises (excluding Tenant's removable trade fixtures, furniture or non-affixed office equipment), from time to time, shall be at the sole cost of Tenant and shall be and become part of the Premises and the property of Landlord, and (ii) the "Improvements" (as that term is defined in Section 1 of the Work Letter) to be constructed in the Premises pursuant to the TCCs of the Work Letter shall, upon completion of the same, be and become a part of the Premises and the property of Landlord.  Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant's expense, to remove any Alterations, Cosmetic Alterations or other improvements in the Premises (unless and to the extent timely identified by Landlord as a Non-Conforming Improvement in accordance with Section 2.3 of the Work Letter, excluding the initial Improvements), and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard improved condition as determined by Landlord; provided, however, if, in connection with its notice to Landlord with respect to any such Alterations or Cosmetic Alterations, (x) Tenant requests Landlord's decision with regard to the removal of such Alterations or Cosmetic Alterations, and (y) Landlord thereafter agrees in writing to waive the removal requirement with regard to such Alterations or Cosmetic Alterations, then Tenant shall not be required to so remove such Alterations or Cosmetic Alterations; provided further, however, that if Tenant requests such a determination from Landlord and Landlord, within ten (10) business days following Landlord's receipt of such request from Tenant with respect to Alterations or Cosmetic Alterations, fails to address the removal requirement with regard to such Alterations or Cosmetic Alterations, Landlord shall be deemed to have agreed to waive the removal requirement with regard to such Alterations or Cosmetic Alterations.  Notwithstanding the foregoing, Landlord may only require the removal of any Alterations and improvements to the extent the same consist of non-typical general office use improvements or otherwise fail to conform with then-applicable Building Standard improvements.  If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises, and/or to return the affected portion of the Premises to a building standard improved condition as determined by Landlord, then at Landlord's option, either (A) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16, below, until such work shall be completed, and/or (B) Landlord may do so and may charge the cost thereof to Tenant.  Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations (unless and to the extent Landlord has agreed that any such

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Alterations may remain in the Premises as more particularly set forth in this Section 8.5, above), improvements, fixtures and/or equipment in, on or about the Premises (unless and to the extent timely identified by Landlord as a Non-Conforming Improvement in accordance with Section 2.3 of the Work Letter, excluding the initial Improvements), which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant (excluding the initial Improvements constructed in accordance with Exhibit B), and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith.  Tenant shall give Landlord notice at least fifteen (15) business days (or in the case of Cosmetic Alterations, at least ten (10) days), prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility.  Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.  The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease.  Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract.  Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1Indemnification and Waiver.  Except in connection with the gross negligence or willful misconduct of Landlord or Landlord Parties (as that term is defined hereinbelow), Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant.  Except in connection with the gross negligence or willful misconduct of Landlord or Landlord Parties and/or the waiver of subrogation provided below, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from and against any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from: (a) any causes in, on or about the Premises; (b) the use or occupancy of the Premises by Tenant or any person claiming under Tenant; (c) any activity, work, or thing done, or permitted or suffered by Tenant in or about the Premises; (d) any acts, omission, or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person, in, on or about the Project (collectively, "Tenant Parties"); (e) any breach, violation, or non-performance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees, or visitors of Tenant or any such person of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind; (f) any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, invitees, visitors, or any other person entering upon the Premises under the express or implied invitation of Tenant; or (g) the placement of any personal property or other items within the Premises.  Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, and for which Tenant is required to indemnify Landlord under the preceding sentence, Tenant shall pay to Landlord its costs and expenses reasonably

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incurred in such suit, including without limitation, its actual professional fees such as appraisers', accountants' and attorneys' fees.  Subject to Tenant's indemnification obligations set forth above and the waiver of subrogation provided below, Landlord shall indemnify, defend, protect, and hold harmless Tenant from any and all loss, cost, damage, expense, and liability (including, without limitation, court costs and reasonable attorneys' fees) to the extent arising from the gross negligence or willful misconduct of Landlord or the Landlord Parties in, on or about the Project either prior to or during the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Tenant.  Notwithstanding anything to the contrary set forth in this Lease, either party's agreement to defend and indemnify the other party as set forth in this Section 10.1 shall be ineffective to the extent the matters for which such party agreed to defend and indemnify the other party are covered by insurance required to be carried by the non-indemnifying party pursuant to this Lease.  Further, Tenant's agreement to indemnify Landlord and Landlord's agreement to indemnify Tenant, each pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant or Landlord pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to the parties' respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease.  The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Landlord's Fire and Casualty Insurance.  Landlord shall carry commercial general liability insurance with respect to the Buildings during the Lease Term, and shall further insure the Buildings during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage.  Such insurance shall be written on an "all risks" of physical loss or damage basis for full replacement value of the Buildings, and shall be issued by an insurance company having a rating of not less than A-X in Best's Insurance Guide or which is otherwise reasonably acceptable to Tenant and licensed to do business in the State of California.  Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine.  Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Buildings or the ground or underlying lessors of the  Buildings, or any portion thereof.  Notwithstanding the foregoing provisions of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the Buildings shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings, and Worker's Compensation and Employer's Liability coverage as required by applicable law.  Tenant shall, at Tenant's expense, comply with all insurance company requirements pertaining to the use of the Premises.  If Tenant's conduct or use of the Premises for other than typical office purposes causes any material increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3Tenant's Insurance.  Throughout the Lease Term, Tenant shall maintain the following coverages in the following amounts.  The required evidence of coverage must be delivered to Landlord on or before the date required under Section 10.4(I) sub-sections (x) and (y), or Section 10.4(II) below (as applicable).  Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.

10.3.1Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant's operations, occupancy or maintenance of or from the Premises and all areas appurtenant thereto.  Such insurance shall be written on an "occurrence" basis.  Landlord and any other party the Landlord so specifies that has a material financial interest in the Project, including Landlord's managing agent, ground lessor and/or lender, if any, shall be named as additional insureds as their interests may appear using Insurance Service Organization's form CG2011 or a comparable form approved by Landlord.  Tenant shall provide an endorsement or policy excerpt showing that Tenant's coverage

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is primary and any insurance carried by Landlord shall be excess and non-contributing.  The coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire.  The policy shall not contain any intra-insured exclusions as between insured persons or organizations.  This policy shall include coverage for all liabilities assumed under this Lease as an insured contract for the performance of all of Tenant's indemnity obligations under this Lease.  The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder.  Limits of liability insurance shall not be less than the following; provided, however, such limits may be achieved through the use of an Umbrella/Excess Policy:

Bodily Injury and Property Damage Liability	$7,000,000 each occurrence
Personal Injury and Advertising Liability	$7,000,000 each occurrence
Tenant Legal Liability/Damage to Rented Premises Liability	$2,000,000.00

10.3.2Property Insurance covering (i) all office furniture, personal property, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's business personal property on the Premises installed by, for, or at the expense of Tenant, (ii) the Improvements, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the "Original Improvements"), and (iii) all Alterations performed in the Premises.  Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to reasonable deductible amounts), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for (a) all perils included in the CP 10 30 04 02 Coverage Special Form, (b) water damage from any cause whatsoever, including, but not limited to, sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup or overflow from sewers or drains, and (c) terrorism (to the extent such terrorism insurance is available as a result of the Terrorism Risk Insurance Program Reauthorization Act of 2005 (Pub.  l.  109‑144), and the Terrorism Risk Insurance Program Reauthorization Act of 2007 (Pub.  L.  110‑160, 121 Stat.  183), any successor statute or regulation, or is otherwise available at commercially reasonable rates).

10.3.2.1Increase in Project's Property Insurance.  Tenant shall pay for any increase in the premiums for the property insurance of the Project if said increase is caused by Tenant's acts, omissions, use or occupancy of the Premises (other than Tenant's general office use of the Premises consistent with a first-class office building).

10.3.2.2Property Damage.  Tenant shall use the proceeds from any such insurance for the replacement of personal property, trade fixtures, Improvements, Original Improvements and Alterations.

10.3.2.3No Representation of Adequate Coverage.  Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant's property, business operations or obligations under this Lease.

10.3.2.4Property Insurance Subrogation.  Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided (and, in the case of Tenant, by an insurance carrier satisfying the requirements of Section 10.4(i) below), and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder.  The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers.  Landlord and Tenant hereby represent and warrant that their respective "all risk" property insurance policies include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord and/or any of the Landlord Parties or Tenant and/or any of the Tenant Parties (as the case may be) in connection with any property loss risk thereby insured against.  Tenant will cause all subtenants and licensees of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the

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waiver in this Section 10.3.2.4 and to obtain such waiver of subrogation rights endorsements.  If either party hereto fails to maintain the waivers set forth in items (i) and (ii) above, the party not maintaining the requisite waivers shall indemnify, defend, protect, and hold harmless the other party for, from and against any and all claims, losses, costs, damages, expenses and liabilities (including, without limitation, court costs and reasonable attorneys' fees) arising out of, resulting from, or relating to, such failure.

10.3.3Business Income Interruption for one year (1) plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.3.4Worker's Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer's Liability with minimum limits of not less than $1,000,000 each accident/employee/disease.

10.3.5Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage.

10.4Form of Policies.  The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease.  Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A‑X (or to the extent AM Best ratings are no longer available, then a similar rating from another comparable rating agency), or which is otherwise acceptable to Landlord and licensed to do business in the State of California, (ii) be in form and content reasonably acceptable to Landlord and complying with the requirements of Section 10.3 (including, Sections 10.3.1 through 10.3.5), (iii) Tenant shall not do or permit to be done anything which invalidates the required insurance policies, and (iv) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee of Landlord, the identity of whom has been provided to Tenant in writing.  Tenant shall deliver said policy or policies or certificates thereof and applicable endorsements which meet the requirements of this Article 10 to Landlord on or before (I) the earlier to occur of: (x) the Lease Commencement Date, and (y) the date Tenant and/or its employees, contractors and/or agents first enter the Premises for occupancy, construction of improvements, alterations, or any other move-in activities, and (II) five (5) business days after the renewal of such policies.  In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates and applicable endorsements, Landlord may, at its option, after written notice to Tenant and Tenant's failure to obtain such insurance within five (5) days thereafter, procure such policies for the account of Tenant and the sole benefit of Landlord, and the cost thereof shall be paid to Landlord after delivery to Tenant of bills therefor.

10.5Additional Insurance Obligations.  Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord.

10.6Third-Party Contractors.  Tenant shall obtain and deliver to Landlord, Third Party Contractor's certificates of insurance and applicable endorsements at least seven (7) business days prior to the commencement of work in or about the Premises by any vendor or any other third-party contractor (collectively, a "Third Party Contractor").  All such insurance shall (a) name Landlord as an additional insured under such party's liability policies as required by Section 10.3.1 above and this Section 10.6, (b) provide a waiver of subrogation in favor of Landlord under such Third Party Contractor's commercial general liability insurance, (c) be primary and any insurance carried by Landlord shall be excess and non-contributing, and (d) comply with Landlord's reasonable minimum insurance requirements.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1Repair of Damage to Premises by Landlord.  If the Base Building or any Common Areas serving or providing access to the Premises shall be damaged by a fire or any other casualty (collectively, a "Casualty"), Landlord shall promptly and diligently, subject to reasonable

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delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas.  Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the Casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired.  Tenant shall promptly notify Landlord upon the occurrence of any damage to the Premises resulting from a Casualty, and Tenant shall promptly inform its insurance carrier of any such damage.  Upon notice (the "Landlord Repair Notice") to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3 of this Lease relating to work to be performed by Landlord, and Landlord shall repair any injury or damage to the Improvements and the Original Improvements installed in the Premises and shall return such Improvements and the Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repair of the damage.  In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the Casualty becomes known to Landlord, but provided that Landlord has delivered notice to Tenant that Landlord intends to restore the Base Building and such Common Areas, Tenant shall, at its sole cost and expense, repair any injury or damage to the Improvements and the Original Improvements installed in the Premises and shall return such Improvements and Original Improvements to their original condition, subject to reasonable delays, if any, for insurance adjustment or other matters beyond Tenant's reasonable control, or due to Landlord's restoration of the Base Building and such Common Areas.  Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such Casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and the Premises is not occupied by Tenant as a result thereof, then during the time and to the extent the Premises is unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises.  In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant's right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

11.2Landlord's Option to Repair.  Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage (provided that Landlord shall use commercially reasonable efforts to make such notification as soon as reasonably practicable), such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by Casualty, whether or not the Premises is affected, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within  two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord's insurance policies; (iv) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally; (v) the damage occurs during the last twelve (12) months of the Lease Term; or (vi) any owner of any other portion of the Project, other than Landlord, does not intend to repair the damage to such portion of the Project; provided, however, that if the Premises and/or access thereto are materially damaged by Casualty, and Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and either the repairs cannot, in the reasonable opinion of Landlord, be completed within two hundred eighty (270) days after being

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commenced or the damage occurs during the last twelve (12) months of the Lease Term, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant.  Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within sixty (60) days of the date that Landlord originally estimated for completion in "Landlord's Repair Estimate Notice" (as that term is defined hereinbelow), then Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Landlord (the "Damage Termination Notice"), effective as of a date set forth in the Damage Termination Notice (the "Damage Termination Date"), which Damage Termination Date shall not be less than ten (10) business days following the end of each such month.  Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord's receipt of the Damage Termination Notice, a certificate of Landlord's contractor responsible for the repair of the damage certifying that it is such contractor's good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date.  If repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty-day period, then this Lease shall terminate upon the expiration of such thirty-day period.  At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord's reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days ("Landlord's Repair Estimate Notice").  Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by Casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) Tenant is not then in default under this Lease; (c) as a result of the damage, Tenant cannot reasonably conduct business from the Premises; and, (d) as a result of the damage to the Project, Tenant does not occupy or use the Premises at all.  In the event this Lease is terminated in accordance with the terms of this Section 11.2, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease.

11.3Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby.  The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained.  The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.  No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due.  No receipt of monies

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by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.  No payment of monies by Tenant to Landlord hereunder shall in and of itself constitute a waiver of Tenant's express rights of audit and reconciliation as set forth in Article 4 of this Lease or of abatement or reimbursement otherwise expressly set forth in this Lease.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority; provided, however, that Landlord shall only so terminate this Lease to the extent (i) the Building, or corresponding portions of the Project parking facility and/or the Project, are substantially and materially affected by the taking, and (ii) Landlord terminates the leases of all other tenants in the Building similarly affected by such taking.  If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if more than twenty five percent (25%) of the parking available to Tenant is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses and specific injury to Tenant's business including loss of the value of Tenant's leasehold estate, so long as such claims do not demonstrably diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant.  All Rent shall be apportioned as of the date of such termination.  If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated.  Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.  Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises.  Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1Transfers.  Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person or entity to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee").  If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective

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date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium", as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord's standard Transfer documents in connection with the documentation of such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E.  Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease.  Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, within thirty (30) days after written request by Landlord, provided, however, in no event shall any such 'fees exceed Two Thousand Five Hundred and No/100 Dollars ($2,500.00) in the aggregate per proposed Transfer for Transfers in the ordinary course of business.

14.2Landlord's Consent.  Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice.  Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project as reflected by the then existing tenants of the Project with respect to comparable space, and of the Comparable Buildings;

14.2.2The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3The Transferee is either a governmental agency or instrumentality thereof;

14.2.4The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.6The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.7Provided that Landlord has then-available space in the Project reasonably capable of satisfying the proposed Transferee's requirements, either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the three (3)-month period immediately preceding the Transfer Notice; or

14.2.8The Transferee does not intend to (i) occupy the entire Premises in connection with an assignment, or (ii) occupy the entire sublease portion of the Premises in connection with a sublease, and to conduct its business therefrom for a substantial portion of the term of the Transfer.

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If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six (6)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease).  Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.  Tenant shall obtain a contractual agreement or waiver from each proposed Transferee to not assert any claim of damages against Landlord for a purportedly wrongful withholding by Landlord of its consent; provided, however, to the extent Tenant fails to secure such agreement, Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant's proposed subtenant or assignee) who claim they were damaged by Landlord's wrongful withholding or conditioning of Landlord's consent.

14.3Transfer Premium.  If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, as and when received by Tenant from such Transferee.  "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent or other economic concessions reasonably provided to the Transferee, (iii) any brokerage commissions in connection with the Transfer, (iv) any legal fees incurred in connection with the Transfer, and (v) any other reasonable third-party cost actually incurred in good faith in connection with the Transfer. "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4Landlord's Option as to Subject Space.  Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within ten (10) business days after receipt of any Transfer Notice, to recapture the Subject Space to the extent the proposed Transfer is for either (i) an assignment of the Lease, or (ii) a sublease of the designated Subject Space for all (or substantially all) of the remaining Lease Term.  Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice (or at Landlord's option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter); provided, however, Tenant shall have the right, by writing to Landlord delivered within five (5) business days following its receipt of Landlord's recapture notice, to rescind the corresponding Transfer Notice.  In the event of a recapture by Landlord (i.e., following a recapture election by Landlord without a corresponding rescission by Tenant of its Transfer Notice), if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either

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party, the parties shall execute written confirmation of the same.  If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to Transfer the Subject Space to the proposed Transferee, subject to provisions of this Article 14.

14.5Effect of Transfer.  If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.  Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than  three percent (3%), Tenant shall pay Landlord's costs of such audit.

14.6Additional Transfers.  For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) or more of the partners, or transfer of more than fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7Occurrence of Default.  Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer.  If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured.  Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant.  Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease.  No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing.  In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person.  If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8Deemed Consent Transfers.  Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of this Lease), (B) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant's stock on a nationally-recognized stock exchange, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring

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Landlord's consent under this Article 14 (any such assignee or sublessee described in items (A) through (D) of this Section 14.8 hereinafter referred to as a "Permitted Transferee"), provided that (i) Tenant shall use commercially reasonable, diligent efforts to deliver to Landlord, at least fifteen (15) days prior to the effective date of any such assignment or sublease (or as soon as is thereafter practicable or legally permitted pursuant to applicable law and/or applicable disclosure restrictions imposed by the SEC or similar regulatory agency) and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above, (ii) Tenant is not in default, beyond the applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles ("Net Worth") at least equal to the  lesser of (1) the Net Worth of Original Tenant on the date of this Lease, and (2) the Net Worth of Tenant on the day immediately preceding the effective date of such assignment or sublease, (v) no assignment or sublease relating to this Lease, whether with or without Landlord's consent, shall relieve Tenant from any liability under this Lease, and (vi) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant.  An assignee of Tenant's entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a "Permitted Transferee Assignee." "Control," as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

14.9Occupancy by Others.  Notwithstanding any contrary provision of this Article 14, Tenant shall have the right without the payment of a Transfer Premium, and without the receipt of Landlord's consent, but on prior notice to Landlord, to permit the occupancy of up to ten percent (10%) of the usable square feet of the Premises in the aggregate to any individual(s) or entities with a business relationship with Tenant (which business relationship is not created solely in order to allow occupancy of the Premises under this Section 14.9), on and subject to the following conditions: (i) such individuals or entities shall not be permitted to occupy a separately demised portion of the Premises which contains an entrance to such portion of the Premises other than the primary entrance to the Premises; (ii) all such individuals or entities shall be of a character and reputation consistent with the quality of the then existing tenants of the Building and Project and shall not cause Landlord to be in violation of any lease of space in the Project; and (iii) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers pursuant to this Article 14.  Tenant shall promptly supply Landlord with any documents or information reasonably requested by Landlord regarding any such individuals or entities.  Any occupancy permitted under this Section 14.9 shall not be deemed a Transfer under this Article 14.  Notwithstanding the foregoing, no such occupancy shall relieve Tenant from any obligations or liability under this Lease.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES

15.1Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord.  The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.  The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and

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condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted.  Upon such expiration or termination, in addition to Tenant's obligations under Sections 29.32 and 29.33, below, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, server and telephone equipment, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term with the express written consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable (a) for the first month of such holding over, at a monthly rate of […***…] of the Base Rent applicable during the last rental period of the Lease Term under this Lease, (b) thereafter, at a monthly rate of […***…] of the Base Rent applicable during the last rental period of the Lease Term under this Lease.  Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein.  If Tenant holds over after the expiration of the Lease Term without the express written consent of Landlord, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case daily damages in any action to recover possession of the Premises shall be calculated at a daily rate equal to the greater of (i) either (x) for the first month of such holding over, […***…], and (x) thereafter […***…] of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis) or (ii) the fair market rental rate for the Premises as of the commencement of such holdover period.   Notwithstanding the foregoing, Tenant shall have the one-time right, upon written notice (the "Permitted Holdover Notice") to Landlord not less than twelve (12) months prior to the expiration of the then Lease Term, to extend the Lease Term for a period of up to […***…] (as so designated, the "Permitted Holdover Term"), in which case the Rent payable by Tenant during such Permitted Holdover Term shall equal (i) […***…] of the Rent applicable during the last rental period of the Lease Term under this Lease for the first […***…] months of such Permitted Holdover Term, (ii) […***…] of the Rent applicable during the last rental period of the Lease Term under this Lease for the next occurring […***…] of such Permitted Holdover Term (i.e., months 3, 4 and 5), and (iii) […***…] of the Rent applicable during the last rental period of the Lease Term under this Lease thereafter; provided, however, that Tenant may terminate the Permitted Holdover Term at any time upon thirty (30) days' prior notice to Landlord.  Subject only to a properly effectuated Permitted Holdover Term, nothing otherwise contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant holds over without Landlord's express written consent (or Landlord's deemed consent in connection with a Permitted Holdover Term), and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received.  Tenant acknowledges that any holding over without Landlord's express written consent (or Landlord's deemed consent in connection with a Permitted Holdover Term) may compromise or otherwise affect Landlord's ability to enter into new leases with prospective tenants regarding the Premises.  Therefore, if Tenant fails to vacate and deliver the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims made by any succeeding tenant founded upon such

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*** Confidential Treatment Requested

failure to vacate and deliver, and any losses suffered by Landlord, including lost profits, resulting from such failure to vacate and deliver (collectively, "Holdover Damages"); provided, however, that in no event shall Tenant be liable for Holdover Damages attributable to any Permitted Holdover Term.  Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney's fees in connection therewith.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within  fifteen (15) days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee.  Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project.  Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes.  At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year, subject to any commercially reasonable confidentiality agreement requested by Tenant.  Such statements shall be prepared in accordance with generally accepted accounting principles (or on an income tax basis to the extent the same is the then-current practice of Tenant) and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.  Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that controls Tenant or is otherwise an affiliate of Tenant) is publicly traded on NASDAQ or a national or international stock exchange or Tenant is otherwise a reporting company under the Securities Act of 1934 and Tenant' s financials are therefore publicly available, and (ii) Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that controls Tenant or with entities which are otherwise affiliates of Tenant), then Tenant's obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied.

ARTICLE 18

SUBORDINATION

As of the date of this Lease, the Building is not subject to a ground lease, mortgage, or trust deed.  However, this Lease shall be subject and subordinate to all future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto.  Notwithstanding the foregoing, Landlord's delivery to Tenant of commercially reasonable non-disturbance agreement(s), reasonably acceptable to Tenant (the "Non-disturbance Agreement"), in favor of Tenant from any ground lessor, mortgage holders or lien holders of Landlord who later come into existence at any time prior to the expiration of the Lease Term shall be in consideration of, and a condition precedent to, Tenant's agreement to subordinate this Lease to any such future ground lease, mortgage or lien.  Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant.  Landlord's interest herein may be assigned as security at any

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time to any lienholder.  Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.  Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1Events of Default.  The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or

19.1.2Except where a specific time period is otherwise set forth for Tenant's performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3To the extent permitted by law, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.4Abandonment or vacation of all or a substantial portion of the Premises by Tenant; or

19.1.5The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord; or

19.1.6Tenant's failure to occupy the Premises within ninety (90) business days after the Lease Commencement Date.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2Remedies Upon Default.  Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any

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other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(a)The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(b)The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d)Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(e)At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 19.2.1(a) and (b), above, the "worth at the time of award" shall be computed by allowing interest at the Interest Rate.  As used in Section 19.2.1(c), above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3Subleases of Tenant.  Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements.  In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4Form of Payment After Default.  Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier's or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

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19.5Efforts to Relet.  No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.  Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.6Landlord Default.  Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion.  Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.  Any award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) to the extent, following a foreclosure or a deed-in-lieu of foreclosure, the successor-in-interest Landlord has debt on the Project secured by a deed of trust.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other TCCs, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.  The foregoing covenant shall be binding on all of Landlord's successors and assigns and is in lieu of any other covenant express or implied.

ARTICLE 21

LETTER OF CREDIT

21.1Delivery of Letter of Credit.  Tenant shall deliver to Landlord, concurrently with Tenant's execution of this Lease, an unconditional, clean, irrevocable letter of credit (the "L‑C") in the amount set forth in Section 21.3 below (the "L‑C Amount"), which L‑C shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local San Diego or Los Angeles, California office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the "Bank"), which Bank must have a short term Fitch Rating which is not less than "F1", and a long term Fitch Rating which is not less than "A"(or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor's Professional Rating Service or Moody's Professional Rating Service) (collectively, the "Bank's Credit Rating Threshold"), and which L‑C shall be in the form of Exhibit G, attached hereto.  Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L‑C.  The L‑C shall (i) be "callable" at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the "L‑C Expiration Date") that is no less than one hundred twenty (120) days after the expiration of the Lease Term, and Tenant shall deliver a new L‑C or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the L‑C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590.  Landlord, or its then managing agent, shall have the

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right to draw down an amount up to the face amount of the L‑C if any of the following shall have occurred or be applicable:  (A) such amount is due to Landlord under the terms and conditions of this Lease (following the expiration of any applicable notice and cure periods), or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, "Bankruptcy Code"), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has notified Landlord that the L‑C will not be renewed or extended through the L‑C Expiration Date, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if (1) any of the Bank's Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank's Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and in connection with this sub-item (H) or sub-item (E), above, Tenant has subsequently failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 21 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 21.1 above), in the amount of the applicable L‑C Amount, within ten (10) business days following Landlord's written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary); provided, however, if prior to the expiration of such ten (10) business day period, Tenant is actively attempting to secure such replacement letter of credit and Tenant delivers a good faith deposit in the amount of one (1) month of the then applicable Base Rent (the "Tolling Deposit"), then such ten (10) business day period shall be extend for up to an additional ten (10) business days (for a total period of up to twenty (20) business days), but in no event beyond the date which is ten (10) business days immediately preceding the expiration date of the existing L-C (each of the foregoing items (A) through (H) being an "L‑C Draw Event").  The L‑C shall be honored by the Bank regardless of whether Tenant disputes Landlord's right to draw upon the L‑C, and regardless of any discrepancies between the L-C and this Lease.  In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L‑C shall be deemed to fail to meet the requirements of this Article 21, and, within ten (10) business days following Landlord's notice to Tenant of such receivership or conservatorship (the "L‑C FDIC Replacement Notice"), Tenant shall replace such L‑C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank's Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 21.  If Tenant fails to replace such L‑C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 21.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) business day period).  Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L‑C (including without limitation Landlord's reasonable attorneys' fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.  In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord's consent is required for such assignment), the acceptance of any replacement or substitute  letter of credit by Landlord from the assignee shall be subject to Landlord's prior written approval, in Landlord's sole and absolute discretion, and the attorney's fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within ten (10) days of billing.

21.2Application of L‑C.  Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L‑C upon the occurrence of any L‑C Draw Event.  In the event of any L‑C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 21.1(H) above), draw upon the L‑C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant's breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.  The use, application or retention of the L‑C, or any portion thereof, by Landlord shall not prevent

./ -///	-45-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L‑C, and such L‑C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.  Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L‑C, either prior to or following a "draw" by Landlord of any portion of the L‑C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw upon the L‑C; provided that the foregoing shall not limit Tenant's right to thereafter seek, from a court of competent jurisdiction, the recovery of any improperly drawn amounts on such L-C.  No condition or term of this Lease shall be deemed to render the L‑C conditional to justify the issuer of the L‑C in failing to honor a drawing upon such L‑C in a timely manner.  Tenant agrees and acknowledges that (i) the L‑C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L‑C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim and/or rights to the L‑C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

21.3L-C Amount; Maintenance of L-C by Tenant; Liquidated Damages.

21.3.1L-C Amount.  The L-C Amount shall initially be equal to the amount set forth in Section 8 of the Summary.

21.3.2Conditional Increase/Reduction of L‑C Amount.  Landlord and Tenant hereby acknowledge and agree that to the extent Tenant is not otherwise in default under this Lease and is then satisfying the "Required Financial Condition" identified hereinbelow, the L‑C Amount is subject to annual reduction throughout the Lease Term from and after the fourth (4th) anniversary of the Lease Commencement Date as set forth in this Section 21.3.1.2.  The initial L‑C Amount shall be as set forth in Section 21.3.1.1, above.  If, on the fourth (4th) anniversary and on each anniversary thereafter, Tenant maintains the Required Financial Condition, the otherwise applicable L-C Amount shall be reduced by […***…]; provided, however, in no event shall the L-C Amount ever be reduced below […***…] (i.e., […***…]); provided further, however, if on any such scheduled reduction date (i) Tenant is in default, such corresponding decrease shall instead take place retroactively after such default is cured, but in no event shall any decrease take effect in the event this Lease is terminated early due to such default by Tenant, and (ii) Tenant fails to satisfy the Required Financial Condition, while no reduction shall then occur, if Tenant thereafter reestablishes itself as satisfying the Required Financial Condition, such decreases shall occur on first (1st) anniversary of such reestablishment and annually thereafter.  For purposes of this Section 21.3.2, the "Required Financial Condition" shall mean Tenant's satisfaction of each of following:  (X) an equity market capitalization value of […***…]; (Y) immediately available cash-on-hand of […***…]; and (Z) a minimum of […***…] of EBITDA in the then-trailing twelve (12)-month period.

21.3.3In General.  If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the then-applicable L-C Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, the same shall be subject to the terms of Section 21.3.3 below.  Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.  Without limiting the generality of the foregoing, if the L-C expires earlier than the L‑C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L‑C Expiration Date upon the same terms as the expiring L‑C or such other terms as may be

./ -///	-46-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

*** Confidential Treatment Requested

acceptable to Landlord in its sole discretion.  Upon acceptance of the substitute L-C by Landlord, the prior L-C shall be surrendered and canceled; provided, however, to the extent Landlord reasonably concludes (based upon its review of Tenant’s current [or then-most recently available] audited financial statement which includes a going concern qualification in any report or opinion related to such financial statement) that there is a material risk of Tenant becoming insolvent or otherwise subject to the bankruptcy-related provisions of Section 19.1.3, above, Landlord shall not be required to so surrender the prior L-C until the date which is ninety (90) days after its receipt of the substitute L-C.  However, if the L‑C is not timely renewed, or if Tenant fails to maintain the L‑C in the amount and in accordance with the terms set forth in this Article 21, Landlord shall have the right to either (x) present the L‑C to the Bank in accordance with the terms of this Article 21, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease, or (y) pursue its remedies under this Lease.  In the event Landlord elects to exercise its rights under the foregoing item (x), (I) any unused proceeds shall constitute the property of Landlord (and not Tenant's property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant's bankruptcy estate) and need not be segregated from Landlord's other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L‑C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L‑C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant's creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

21.4Transfer and Encumbrance.  The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant's consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to this Lease.  In the event of a transfer of Landlord's interest in under this Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord.  In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant's sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank's transfer and processing fees in connection therewith; provided that, Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant, in which case Tenant shall reimburse Landlord within ten (10) days after Tenant's receipt of an invoice from Landlord therefor.

21.5L-C Not a Security Deposit.  Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L‑C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a "security deposit" under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the "Security Deposit Laws"), (2) acknowledge and agree that the L‑C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws.  Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 21 and/or

./ -///	-47-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant's breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

21.6Non-Interference By Tenant.  Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a "draw" by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw down all or any portion of the L-C.  No condition or term of this Lease shall be deemed to render the L‑C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner.  Tenant shall not request or instruct the Bank of any L‑C to refrain from paying sight draft(s) drawn under such L‑C.

21.7Waiver of Certain Relief.  Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L‑C:

21.7.1A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under any L‑C or the Bank's honoring or payment of sight draft(s); or

21.7.2Any attachment, garnishment, or levy in any manner upon either the proceeds of any L‑C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L‑C) based on any theory whatever.

21.8Remedy for Improper Drafts.  Tenant's sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L‑C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, together with interest at the Interest Rate and reasonable actual out-of-pocket attorneys' fees, provided that at the time of such refund, Tenant increases the amount of such L‑C to the amount (if any) then required under the applicable provisions of this Lease.  Tenant acknowledges that the presentment of sight drafts drawn under any L‑C, or the Bank's payment of sight drafts drawn under such L‑C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor.  In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.

ARTICLE 22

SUBSTITUTION OF OTHER PREMISES

To the extent Landlord executes a lease with a third party tenant for three (3) full floors or more of the Building on or before June 30, 2019 (the "Relocation Notice Outside Date"), then Landlord shall have the right to move Tenant to other space consisting of two (2) immediately adjacent, full-floors within the Building and located above the first (1st) floor (i.e., floors 2 & 3; floors 3 & 4, or floors 5 & 6), and all terms hereof shall apply to the new space with equal force.  In such event, Landlord shall give Tenant prompt written notice (the "Relocation Notice") of Landlord's desire to relocate Tenant to such other space and to construct the Improvements therein in accordance with the Work Letter as otherwise applicable to the original Premises, which Relocation Notice shall in all events be not less than ten (10) business days prior to executing such third party tenant lease containing three (3) full floors or more of the Building.  Simultaneously with such relocation of the Premises, the parties shall immediately execute an amendment to this Lease stating the relocation of the Premises.

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ARTICLE 23

SIGNS

23.1Full Floors.  Subject to Landlord's prior written approval, in its sole discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at Landlord's sole cost and expense, may install identification signage in the elevator lobbies on the floors of the Building on which the Premises is located and at the entrance to Suite 500, provided that such signs must not be visible from the exterior of the Building.

23.2Multi-Tenant Floors.  If other tenants occupy space on the floor on which the Premises is located, Tenant's identifying signage shall be provided by Landlord, at Tenant's cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord's Building standard signage program.

23.3Building Directory.  A building directory is located in the lobby of the Building.  Tenant shall have the right, at Landlord's sole cost and expense as to Tenant's initial name strip', to designate one (1) name strip on such directory, and any subsequent changes to Tenant's name strip shall be at Tenant's sole cost and expense following Tenant's receipt of Landlord's consent thereto (which consent may be withheld in Landlord's sole and absolute discretion).

23.4Prohibited Signage and Other Items.  Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant.  Tenant may not install any signs on the exterior or roof of the Project or the Common Areas.  Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.5Tenant's Signage.  In addition to the signage rights set forth above in this Article 23, and subject to the terms of Section 23.5.3 below, provided that Original Tenant or a Permitted Transferee Assignee leases the entirety of, and is in occupancy of not less than sixty percent (60%) of, the Premises, then Tenant shall be entitled to install one Building-top sign (the "Tenant's Signage"); provided, however, to the extent a third party tenant leases space in the Building which is larger than the Premises, then such third party may select (or Landlord may designate to such third party) the particular Building-top sign location; otherwise, Tenant shall have the right to select its preferred Building-top signage location from the available locations.

23.5.1Tenant's Signage Specifications and Permits.  Tenant's Signage shall set forth Tenant's name or logo as determined by Tenant; provided, however, in no event shall Tenant's Signage include an "Objectionable Name or Logo," as that term is defined in Section 23.5.2 below.  The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant's Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and the exterior Building signage of other tenants of the Building.  In addition, Tenant's Signage shall be subject to Tenant's receipt of all required governmental permits and approvals and shall be subject to all Applicable Laws and the CC&Rs.  Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all necessary governmental permits and approvals for Tenant's Signage.  Tenant hereby acknowledges that, notwithstanding Landlord's approval of Tenant's Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant's Signage.  In the event Tenant does not receive the necessary governmental approvals and permits for Tenant's Signage, Tenant's and Landlord's rights and obligations under the remaining terms and conditions of this Lease shall be unaffected.

23.5.2Objectionable Name or Logo.  In no event shall Tenant's Signage include, identify or otherwise refer to a name and/or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a Comparable Building (an "Objectionable Name or Logo").  The parties hereby agree that the name "ACADIA" or any reasonable derivation thereof, shall not be deemed an Objectionable Name or Logo.

./ -///	-49-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

23.5.3Termination of Right to Tenant's Signage.  The rights to the Tenant's Signage contained in this Section 23.5 may only be exercised by Original Tenant or its Permitted Transferee Assignee (and not any other assignee or any sublessee or other transferee of the Original Tenant's interest in this Lease).  With respect to the Building-Top Sign, in the event the Original Tenant and/or its Permitted Transferee Assignee are not in occupancy of sixty percent (60%) or more of the Premises for all or substantially all of the Lease Term, then Landlord shall have the right to terminate Tenant's right to the Building-Top Sign upon, and to the extent, Landlord grants such building-top sign right to any other tenant of the Building.

23.5.4Cost and Maintenance of Tenant's Signage.  The costs of the actual sign(s) comprising Tenant's Signage and the installation, design, construction, and any and all other costs associated with Tenant's Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant, at Tenant's sole cost and expense.  Should Tenant's Signage require repairs and/or maintenance, as determined in Landlord's reasonable judgment, Landlord shall cause such repairs and/or maintenance to be performed, and Tenant shall pay Landlord upon demand the cost of the same as Additional Rent.  Upon the expiration or earlier termination of this Lease (or within ten (10)business days following Tenant's receipt of written notice from Landlord that Tenant's rights to such Tenant's Signage have terminated as a result of a Tenant default under this Lease or Tenant's failure to satisfy the occupancy requirement, as set forth in Section 23.5.3 above), Tenant shall, at Tenant's sole cost and expense, cause Tenant's Signage to be removed and shall cause the area in which such Tenant's Signage was located to be restored to the condition existing immediately prior to the installation of such Tenant's Signage.  If Tenant fails to timely remove such Tenant's Signage or to restore the areas in which such Tenant's Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of an invoice therefor.  The terms and conditions of this Section 23.5.4 shall survive the expiration or earlier termination of this Lease.

ARTICLE 24

COMPLIANCE WITH LAW

24.1In General.  Landlord shall comply with all Applicable Laws relating to the Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord's failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees.  Landlord covenants to Tenant that on the Lease Commencement Date, the Premises, Building and Common Areas of the Project will be in compliance in all material respects with Applicable Laws.  Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Section 4.2.4 above, unless such costs relate to a condition that was existing, in violation of Applicable Laws, prior to the Lease Commencement Date.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp).  As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows:  "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."  In furtherance of the foregoing, Landlord and Tenant hereby agree as follows:  (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Landlord, subject to Landlord's reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards identified by such Tenant-requested CASp inspection; and (c) if anything done by or for Tenant in its use or occupancy of the Premises shall require any

./ -///	-50-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

improvements or repairs to the Building, the Office Center, or Project (outside the Premises) to correct violations of construction-related accessibility standards identified by such Tenant-requested CASp inspection, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including, without limitation, any such governmental regulations related to disabled access (i.e., the Americans with Disabilities Act of 1990 ("ADA")) (collectively, "Applicable Laws").  At its sole cost and expense, Tenant shall promptly comply with all Applicable Laws (including the making of any alterations to the Premises required by Applicable Laws) which relate to (i) Tenant's use of the Premises, (ii) the Alterations or the Improvements in the Premises, or (iii) the Base Building, but, as to the Base Building, only to the extent such obligations are triggered by Tenant's Alterations, the Improvements, or use of the Premises for non-general office use.  Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, to the extent the standard or regulation relates to Tenant's particular use of the Premises and at its sole cost and expense, to comply promptly with such standards or regulations.  The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee when due, then Tenant shall pay to Landlord a late charge equal to five three (3%) of the overdue amount plus any attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder; provided, however, with regard to the first such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within five (5) business days following Tenant's receipt of written notice from Landlord that the same was not received when due.  The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.  In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at the "Interest Rate." For purposes of this Lease, the "Interest Rate" shall be an annual rate equal to the lesser of (i) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus two (2) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1Landlord's Cure.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein.  If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2Tenant's Reimbursement.  Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of

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Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended.  Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon at least twenty-four (24) hours prior notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building's systems and equipment.  Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform.  Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (x) emergencies, (y) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (z) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant's use of the Premises and shall be performed after normal business hours if reasonably practical.  With respect to items (y) and (z) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant's use of, or access to, the Premises.  Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby.  For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant.  In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises.  Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.  No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

TENANT PARKING

Tenant shall (i) be entitled to rent from Landlord, on a monthly basis throughout the Lease Term, commencing on the Lease Commencement Date, the amount of reserved parking passes set forth in Section 9 of the Summary, and (ii) be entitled to use commencing on the Lease Commencement Date, the amount of unreserved parking passes set forth in Section 9 of the Summary, which parking passes shall pertain to the Project parking structure.  Tenant shall pay to Landlord (or its designee) for the reserved parking passes on a monthly basis at the prevailing rate charged from time to time at the location of such parking passes; provided, however, the monthly rate for Tenant's reserved parking passes shall be One Hundred Fifty and No/100 Dollars ($150.00) per reserved parking pass for the remainder of the initial Lease Term (as opposed to any Option Term); provided further, however, that for Lease Months one (1) through thirty-six (36) of the initial Lease Term only, Tenant shall receive five (5) reserved spaces without charge (excepting only any parking taxes or other charges imposed by governmental authorities in connection with the use of such reserved parking passes).' Tenant's unreserved parking passes shall be without charge for the initial Lease Term only (excepting only any parking taxes or other charges imposed by governmental authorities in connection with the use of such parking).  In addition to any fees that may be charged to Tenant in connection with its parking of automobiles in the Project parking

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structure, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant.  Tenant's continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease.  Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements.  Notwithstanding the foregoing, no such changes shall materially adversely affect Tenant's access to or use of the Premises.  During any period of temporary closure of or restricted access to the Project parking areas, Landlord shall be responsible to provide Tenant with reasonable replacement parking in reasonable proximity and with reasonable access to the Premises.  Landlord may, at any time, institute valet assisted parking, tandem parking stalls, "stack" parking, or other parking program within the Project parking facility, the cost of which shall be included in Operating Expenses, unless otherwise restricted pursuant to the exclusion in Section 4.2.4(p) of this Lease.  Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord.  The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1Terms; Captions.  The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2Binding Effect.  Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.  If at any time any windows of the Premises is temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

29.4Modification of Lease.  Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) days following a request therefor.  At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) days following the request therefor.

29.5Transfer of Landlord's Interest.  Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease arising after the date of transfer and Tenant agrees to look solely to

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such transferee for the performance of Landlord's obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.  Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6Prohibition Against Recording or Publication.  Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded or otherwise published by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7Landlord's Title.  Landlord's title is and always shall be paramount to the title of Tenant.  Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9Application of Payments.  Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10Time of Essence.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12No Warranty.  Except as otherwise expressly set forth in this Lease to the contrary, in executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.  Except as otherwise expressly set forth in this Lease to the contrary, Tenant agrees that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the physical condition of the Building, the Project, the land upon which the Building or the Project are located, or the Premises, or the expenses of operation of the Premises, the Building or the Project, or any other matter or thing affecting or related to the Premises, except as herein expressly set forth in the provisions of this Lease.

29.13Landlord Exculpation.  The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the net interest of Landlord in the Building (and the corresponding parcel of land underlying such Building) including any sales, rental or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building, and corresponding parcel(s) of land (following payment of any outstanding liens and/or mortgages, whether attributable to sales or insurance proceeds or otherwise).  Except as set forth in the immediately preceding sentence, neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.  Under no circumstances shall any present or future partner

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of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease.  Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.  Notwithstanding any contrary provision herein, other than in connection with a holdover by Tenant pursuant to Article 16, above, neither Tenant nor the Tenant Parties shall be liable under any other circumstances for injury or damage to, or interference with, Landlord's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15Right to Lease.  Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project.  Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease  (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

29.17Waiver of Redemption by Tenant.  Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

29.18Notices.  All notices, demands, statements or communications (collectively, "Notices") given or required to be given by either party to the other hereunder shall be in writing, shall be (A) delivered by a nationally recognized overnight courier, or (B) delivered personally.  Any such Notice shall be delivered (i) to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 11 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant.  Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given.  If Tenant is notified of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant.  The party delivering Notice shall use commercially reasonable efforts to provide a courtesy copy of each such Notice to the receiving party via electronic mail.

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29.19Joint and Several.  If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20Authority.  If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.  In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of incorporation and (ii) qualification to do business in California.

29.21Attorneys' Fees.  In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22Governing Law; WAIVER OF TRIAL BY JURY.  This Lease shall be construed and enforced in accordance with the laws of the State of California.  IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.  IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23Submission of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Landlord shall pay the Brokers pursuant to the terms of separate commission agreements.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26Project or Building Name and Signage.  Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs

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on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire.  Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

29.27Counterparts.  This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document.  Both counterparts shall be construed together and shall constitute a single lease.

29.28Confidentiality.  Tenant acknowledges that the content of this Lease and any related documents are confidential information.  Except as otherwise required by law, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants, prospective purchasers, prospective lenders, investors, or any independent auditors, third party's designated to review Direct Expenses, its directors, officers, employees, attorneys, or proposed Transferees.  Landlord acknowledges that the content of this Lease and any related documents (including financial statements provided by Tenant pursuant to Article 17 above) are confidential information.  Landlord shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Landlord's financial, legal and space planning consultants, or its directors, officers, employees, attorneys, accountants, prospective lenders, prospective purchasers, and current and potential partners.  Moreover, Landlord has advised Tenant that Landlord is obligated by law to regularly provide financial information concerning the Landlord and/or its affiliates (including Kilroy Realty Corporation, a public company whose shares of stock are listed on the New York Stock Exchange) to the shareholders of its affiliates, to the Federal Securities and Exchange Commission and other regulatory agencies, and to auditors and underwriters, which information may include the fact that Tenant is a tenant at the Project and summaries of financial information concerning leases, rents, costs and results of operations of its real estate business, including any rents or results of operations affected by this Lease.  To the extent Tenant is a publicly traded corporation or as otherwise required by law, Tenant may be obligated to regularly provide financial information concerning Tenant and/or its affiliates to the shareholders of its affiliates, to the Federal Securities and Exchange Commission and other regulatory agencies, and to auditors and underwriters, which information may include summaries of financial information concerning leases, rents, costs, and results of operations of its business, including any financial obligations set forth in this Lease and copies of material contracts, such as this Lease.  This provision shall survive the expiration or earlier termination of this Lease for one (1) year.

29.29Transportation Management.  Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30Building Renovations.  It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof after completion of the Building, Project and initial Improvements and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth in this Lease or in the Work Letter.  However, Tenant hereby acknowledges that Landlord may, during the Lease Term, renovate, improve, alter, or modify (collectively, the "Renovations") the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions

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of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building.  Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent.  Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations or Landlord's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions (as opposed to (x) any abatement rights of Tenant under Section 6.4 of this Lease, (y) any damage to the property or injury to persons as addressed by Section 10.1 of this Lease, or (z) any insured claims otherwise available to Tenant in accordance with Article 10 of this Lease).

29.31No Violation.  Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.

29.32Rooftop Equipment.  At any time during the Lease Term, subject to the terms of this Lease, including this Section 29.32, Tenant may install, at Tenant's sole cost and expense, certain telecommunications equipment, HVAC and other equipment to the extent reasonably related to Tenant's use and occupancy of the Premises (collectively, the "Rooftop Equipment") upon the roof of the Building.  In no event shall such Rooftop Equipment installed hereunder utilize more than Tenant's Share of the commercially reasonable portion(s) of the rooftop made available for such equipment as reasonably designated by Landlord therefore. Tenant's right to utilize the roof of the Building pursuant to the terms hereof shall be non-exclusive and without any additional rent of charge.  In no event shall Tenant create any roof penetrations in order to connect the Rooftop Equipment to the Premises (provided that Landlord shall make available to Tenant a commercially reasonable amount of the existing rooftop penetrations for Tenant's use in connecting its Rooftop Equipment to the Premises).  The physical appearance and all specifications of the Rooftop Equipment shall be subject to Landlord's approval (which shall not be unreasonably withheld), the location of any such installation of the Rooftop Equipment shall be designated by Landlord (subject to Tenant's reasonable approval), and Landlord may require Tenant to install screening around such Rooftop Equipment, at Tenant's sole cost and expense, as reasonably designated by Landlord.  Notwithstanding the foregoing, Tenant hereby agrees to attach the Rooftop Equipment to the roof in accordance with Landlord's Building standard method therefor.  Tenant shall be responsible, at Tenant's sole cost and expense, for (i) obtaining all permits or other governmental approvals required in connection with the Rooftop Equipment, (ii) repairing and maintaining and causing the Rooftop Equipment to comply with all Applicable Laws, (iii) any repairs to the roof of the Building beyond normal wear and tear resulting from Tenant's use of or access to the Rooftop Equipment, and (iv) prior to the expiration or earlier termination of this Lease, the removal of the Rooftop Equipment and all associated wiring (and the restoration of all affected areas to the condition existing prior to the installation thereof).  In no event shall Tenant permit the Rooftop Equipment to interfere with any communications or other equipment at or servicing the Building or Project that exist as of the date of Tenant's installation (or reasonable substitutes or replacements therefor) or with any Building systems.  Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause related to Tenant's installation, use, repair or maintenance or any other matter relating to or in connection with the Rooftop Equipment.  Tenant shall, at its sole cost and expense, remove all Rooftop Equipment (including any associated cabling) prior to the expiration or earlier termination of this Lease, repair all damage resulting therefrom, and restore all affected areas to their condition existing prior to Tenant's installation of such Rooftop Equipment.  In the event Tenant elects to exercise its right to install the Rooftop Equipment, then Tenant shall give Landlord prior notice thereof and, at Landlord's option, Landlord and Tenant shall execute an amendment to this Lease covering the matters addressed in this Section 29.32, Tenant's payment for installation costs of the Rooftop Equipment, the installation and maintenance of such Rooftop Equipment by Tenant, Tenant's indemnification of Landlord with respect thereto, Tenant's obligation to remove such Rooftop Equipment (and to

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restore the roof to its previously existing condition) upon the expiration or earlier termination of this Lease, and other related matters.  Subject to Landlord's reasonable rooftop rules and regulations (including, without limitation, Landlord's reasonable notice requirements), Tenant shall be permitted to access the roof of the Building in order to install, repair and maintain its Rooftop Equipment.  The rights set forth in this Section 29.32 shall be personal to the Original Tenant and its Permitted Transferee Assignee and may not be assigned to or utilized by any other assignee, sublessee, transferee or any other party.

29.33Communications and Computer Lines.  Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the "Lines") at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor reasonably approved in writing by Landlord), and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with the "Identification Requirements," as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Tenant shall remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith.  All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4') outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the "Identification Requirements").  To the extent Tenant installs Lines in accordance with the foregoing requirements, including the applicable Landlord consents and Identification Requirements, Tenant shall not be obligated to remove such Lines upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease; provided, however, any non-conforming lines shall, at Tenant's sole cost and expense, be removed, with any damage caused by such removal repaired.  In the event that Tenant fails to complete such required removal and/or fails to repair any damage caused by the removal of any Lines, Landlord may do so and may charge the cost thereof to Tenant.  In addition, and notwithstanding anything to the contrary set forth hereinabove, Landlord reserves the right to require that Tenant promptly remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time (1) are in violation of any Applicable Laws, (2) are inconsistent with then-existing industry standards (such as the standards promulgated by the National Fire Protection Association (e.g., such organization's "2002 National Electrical Code")), or (3) otherwise represent a dangerous or potentially dangerous condition.

29.34Hazardous Substances.

29.34.1Definitions.  For purposes of this Lease, the following definitions shall apply: "Hazardous Material(s)" shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the "Environmental Laws," as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity.  "Environmental Laws" shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or

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emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

29.34.2Compliance with Environmental Laws.  Landlord covenants that the Building is being constructed in accordance with all applicable Environmental Laws and further covenants that, during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the TCCs of Article 24 of this Lease.  Tenant represents and warrants that, except as herein set forth, it will not use, store or dispose of any Hazardous Materials in or on the Premises.  However, notwithstanding the preceding sentence, Landlord agrees that Tenant may use, store and properly dispose of commonly available household cleaners and chemicals to maintain the Premises and Tenant's routine office operations (such as printer toner and copier toner) (hereinafter the "Permitted Chemicals").  Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials.  However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws.

29.34.3Tenant Hazardous Materials.  Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises, and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other Environmental Laws.  "Environmental Permits" means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law.  On or before the Lease Commencement Date and on each annual anniversary of the Commencement Date thereafter, as well as at any other time following Tenant's receipt of a reasonable request from Landlord, Tenant agrees to deliver to Landlord a list of all Hazardous Materials anticipated to be used by Tenant in the Premises and the quantities thereof.  At any time following Tenant's receipt of a request from Landlord, Tenant shall promptly complete an "environmental questionnaire" using the form then-provided by Landlord.  Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials, which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, and/or the Project or any portion thereof by Tenant and/or any Tenant Parties (such obligation to survive the expiration or sooner termination of this Lease).  Nothing in this Lease shall impose any liability on Tenant for any Hazardous Materials in existence on the Premises, Building or Project prior to the Lease Commencement Date or brought onto the Premises, Building or Project after the Lease Commencement Date by any third parties not under Tenant's control.

29.34.4Landlord's Right of Environmental Audit.  Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit.  Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord's sole expense.  To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises, or to comply with any Environmental Laws, Tenant shall promptly, at Tenant's sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor.  Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent.

29.34.5Indemnifications.  .  Landlord hereby represents and warrants to Tenant that, to the actual present knowledge of Landlord, without inquiry, no condition exists at the Project which is in violation of Environmental Laws.  Landlord agrees to indemnify, defend, protect and hold harmless the Tenant Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys' fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials to the extent such liability, obligation, damage or costs was a result of actions caused or knowingly permitted by Landlord or a Landlord

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Party.   Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys' fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or a Tenant Party.

29.35Development of the Project.

29.35.1Subdivision.  Landlord reserves the right to further subdivide all or a portion of the Project.  Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

29.35.2The Other Improvements.  If portions of the Project or property adjacent to the Project (collectively, the "Other Improvements") are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project.  Notwithstanding the foregoing, Tenant shall have the right to approve any such agreement (which approval shall not be unreasonably withheld) to the extent that the same would have a material, adverse effect on Tenant's use of or access to the Premises, or increase Tenant's obligations or costs of operation at the Premises.  Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord's right to convey all or any portion of the Project or any other of Landlord's rights described in this Lease.

29.35.3Construction of Project and Other Improvements.  Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc.  which are in excess of that present in a fully constructed project.  Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.

29.36Office and Communications Services.

29.36.1The Provider.  Landlord has advised Tenant that certain office and communications services (which may include, without limitation, cable or satellite television service) may be offered to tenants of the Building by a concessionaire (which may or may not have exclusive rights to offer such services in the Building) under contract to Landlord ("Provider").  Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree.

29.36.2Other Terms.  Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any

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accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

29.37Water Sensors.  Tenant shall, at Tenant's sole cost and expense, be responsible for promptly installing web-enabled wireless water leak sensor devices designed to alert the Tenant on a twenty-four (24) hour seven (7) day per week basis if a water leak is occurring in the Premises (which water sensor device(s) located in the Premises shall be referred to herein as "Water Sensors").  The Water Sensors shall be installed in any areas in the Premises where water is utilized (such as sinks, pipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains), and in locations that may be designated from time to time by Landlord (the "Sensor Areas").  In connection with any Alterations affecting or relating to any Sensor Areas, Landlord may require Water Sensors to be installed or updated in Landlord's sole and absolute discretion.  With respect to the installation of any such Water Sensors, Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor reasonably approved by Landlord, and comply with all of the other provisions of Article 8 of this Lease.  Tenant shall, at Tenant's sole cost and expense, pursuant to Article 7 of this Lease keep any Water Sensors located in the Premises (whether installed by Tenant or someone else) in good working order, repair and condition at all times during the Lease Term and comply with all of the other provisions of Article 7 of this Lease.  Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors.  Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Landlord reserves the right to require Tenant to leave the Water Sensors in place together with all necessary user information such that the same may be used by a future occupant of the Premises (e.g., the Water Sensors shall be unblocked and ready for use by a third-party).

29.38No Discrimination.  Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

29.39LEED Certification.  Landlord may, in Landlord's sole and absolute discretion, elect to apply to obtain or maintain a LEED certification for the Project (or portion thereof), or other applicable certification in connection with Landlord's sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time).  In the event that Landlord elects to pursue such an aforementioned certification, Tenant shall, at Tenant's sole cost and expense, promptly cooperate with the Landlord's efforts in connection therewith and provide Landlord with any documentation it may need in order to obtain or maintain the aforementioned certification (which cooperation may include, but shall not be limited to, Tenant complying with certain standards pertaining to the purchase of materials used in connection with any Alterations or improvements undertaken by the Tenant in the Project, the sharing of documentation pertaining to any Alterations or improvements undertaken by Tenant in the Project with Landlord, and the sharing of Tenant's billing information pertaining to trash removal and recycling related to Tenant's operations in the Project).

29.40Utility Billing Information.  In the event that the Tenant is permitted to contract directly for the provision of electricity, gas and/or water services to the Premises with the third-party provider thereof (all in Landlord's reasonable discretion), upon written request from Landlord, Tenant shall promptly, but in no event more than five (5) business days following its receipt of each and every invoice for such items from the applicable provider, provide Landlord with a copy of each such invoice.  Tenant acknowledges that pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the "Energy Disclosure Requirements"), Landlord may be required to disclose information concerning Tenant's energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the "Tenant Energy Use Disclosure").  Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use

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Disclosure.  Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure.  The terms of this Section 29.39 shall survive the expiration or earlier termination of this Lease.

29.41Green Cleaning/Recycling.  To the extent a "green cleaning program" and/or a recycling program is implemented by Landlord in the Building and/or Project (each in Landlord's sole and absolute discretion), Tenant shall, at Tenant's sole cost and expense, comply with the provisions of each of the foregoing programs (e.g., Tenant shall separate waste appropriately so that it can be efficiently processed by Landlord's particular recycling contractors).  To the extent Tenant fails to comply with any of Landlord's recycling programs contemplated by the foregoing, Tenant shall be required to pay any contamination charges related to such non-compliance.

29.42Open-Ceiling Plan.  To the extent Tenant designs the Improvements with an "open ceiling plan", then Landlord and third parties leasing or otherwise using/managing or servicing space on the floor immediately above the Premises shall have the right to install, maintain, repair and replace mechanical, electrical and plumbing fixtures, devices, piping, ductwork and all other improvements through the floor above the Premises (which may penetrate through the ceiling of the Premises and be visible within the Premises during the course of construction and upon completion thereof) (as applicable, the "Penetrating Work"), as Landlord may determine in Landlord's reasonable discretion and after reasonable advance notice to Tenant.  Tenant will have no approval rights with respect thereto, unless and to the extent such Penetrating Work would materially alter the appearance of the Premises or unreasonably interfere with Tenant's ongoing use of the Premises.  Moreover, there shall be no obligation by Landlord or any such third party to enclose or otherwise screen any of such Penetrating Work from view within the Premises during the course of construction.  Since Tenant is anticipated to be occupying the Premises at the time the Penetrating Work is being performed, Landlord agrees that it shall (and shall cause third parties to) use commercially reasonable efforts to perform the Penetrating Work in a manner so as to attempt to minimize interference with Tenant's use of the Premises; provided, however, at Tenant's request, such Penetrating Work shall be performed outside normal business hours.  Tenant hereby acknowledges that, notwithstanding Tenant's occupancy of the Premises during the performance of any such Penetrating Work, as long as Landlord is subject to the requirements of the preceding sentence, and subject to the terms and conditions of Section 6.4 of this Lease, Tenant hereby agrees that the performance of such Penetrating Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent.  Neither Landlord nor any of the Landlord Parties or any third parties performing the Penetrating Work shall be responsible for any direct or indirect injury to or interference with Tenant's business arising from the performance of such Penetrating Work (as opposed to (x) any abatement rights of Tenant under Section 6.4 of this Lease, (y) any damage to the property or injury to persons as addressed by Section 10.1 of this Lease, or (z) any insured claims otherwise available to Tenant in accordance with Article 10 of this Lease), nor shall Tenant be entitled to any compensation or damages from Landlord or any of the Landlord Parties or any third parties performing the Penetrating Work for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the performance of the Penetrating Work, or for any inconvenience or annoyance occasioned by the Penetrating Work.  In addition, Tenant hereby agrees to promptly and diligently cooperate with Landlord and any of the third parties performing the Penetrating Work in order to facilitate the applicable party's performance of the particular Penetrating Work in an efficient and timely manner.

29.43Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering.  Neither Tenant nor any of its affiliates, nor any of their respective members, partners or other equity holders known to Tenant, and none of their respective officers, directors or managers is, nor prior to or during the Lease Term, will they become a person or entity with whom U.S. persons or entities are restricted from doing business under (a) the Patriot Act (as defined below), (b) any other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") (including any "blocked" person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC's Specially Designated Blocked Persons List) or (c) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action (collectively, "Prohibited Persons").  Prior to and during the Lease Term, Tenant, and to Tenant's knowledge, its employees and any

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person acting on its behalf have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws.  Tenant is not entering into this Lease, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. As used herein, "Patriot Act" shall mean the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and all other statutes, orders, rules and regulations of the U.S. government and its various executive departments, agencies and offices interpreting and implementing the Patriot Act.

29.44Signatures.  The parties hereto consent and agree that this Lease may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Lease using electronic signature technology, by clicking "SIGN", such party is signing this Lease electronically, and (2) the electronic signatures appearing on this Lease shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

[Signatures follow on next page]

./ -///	-64-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

"LANDLORD":

KILROY REALTY, L.P.,
a Delaware limited partnership

By:Kilroy Realty Corporation,
a Maryland corporation

Its:  General Partner

By:/s/ Jeffrey C. Hawken
Name:Jeffrey C. Hawken
Its:Executive Vice President, Chief Operating Officer

By:/s/ Nelson Ackerty
Name:Nelson Ackerty
Its:Senior Vice President, San Diego

"TENANT":

ACADIA PHARMACEUTICALS INC.,

a Delaware corporation

By:/s/ Steve Davis
Name:Steve Davis
Its:President & CEO

By:/s/ Todd Young
Name:Todd Young
Its:EVP + CFO

*NOTE:

As Tenant is a Delaware corporation, then one of the following alternative requirements must be satisfied:

(A)     This Lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer.  If one (1) individual is signing in two (2) of the foregoing capacities, that individual must identify the two (2) capacities.

(B)     If the requirements of (A) above are not satisfied, then Tenant shall deliver to Landlord evidence in a form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Lease.

""

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EXHIBIT A-1

ONE PASEO

DEPICTION OF PROJECT

The purpose of this Exhibit is to show the approximate configuration and location of certain portions of the Project.  It shall not be deemed to be a warranty, representation or agreement on the part of Landlord that any portions of the Project will be, or will remain, as depicted hereon, or that the tenants shown hereon (if any) are now, or will be, in occupancy at any time during the Lease Term.

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EXHIBIT A-2

DEPICTION OF BUILDING

The purpose of this Exhibit is to show the approximate configuration and location of the Building within the Office Center.  It shall not be deemed to be a warranty, representation or agreement on the part of Landlord that the Building will be, or will remain, as depicted hereon, or that the tenants shown hereon (if any) are now, or will be, in occupancy at any time during the Lease Term.

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EXHIBIT A-3

OUTLINE OF PREMISES

The purpose of this Exhibit is to show the approximate configuration and location of the Premises within the Building.  It shall not be deemed to be a warranty, representation or agreement on the part of Landlord that the Premises will be, or will remain, as depicted hereon, or that the tenants shown hereon (if any) are now, or will be, in occupancy at any time during the Lease Term.

Fifth Floor:

Fourth Floor:

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EXHIBIT B

ONE PASEO

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the Premises.  This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises.  All references in this Work Letter to Articles or Sections of "this Lease" shall mean the relevant portions of Articles 1 through 29 of the Office Lease to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, and all references in this Work Letter to Sections of "this Work Letter" shall mean the relevant portion of Sections 1 through 5 of this Work Letter.

SECTION 1

LANDLORD'S INITIAL CONSTRUCTION OF BASE BUILDING

1.1Construction of Base Building.  Landlord shall construct, at its sole cost and expense, and without deduction from the Improvement Allowance, the base, shell, and core of the Building (to the extent necessary to obtain and retain a CofO (as defined in Section 1.2 below) for the Premises for the Permitted Use) (collectively, the "Base, Shell and Core" and/or "Base Building")), in material conformance with the description and specifications referenced in Schedule 2, attached hereto (the "Base Building Plans").  Landlord hereby reserves the right to modify the Base Building Plans, provided that such modifications (A) are required to comply with Applicable Laws, or (B) will not (i) materially and adversely affect Tenant's permitted use of the Premises and the Project, (ii) result in the use of materials, systems or components which are not of a materially equivalent or better quality than the materials, systems and components set forth in the Base Building Plans, or (iii) materially increase the cost of the Improvements.  Notwithstanding the foregoing, Landlord may make, without regard to item (B)(i), (B)(ii) or (B)(iii), above, modifications or revisions to Common Areas outside of the Buildings, except to the extent otherwise specifically addressed in the Lease.

1.2Final Condition.  The "Final Condition" shall mean that (i) the Base, Shell and Core of the Building has been substantially completed in material conformance with the Base Building Plans (as the same may be modified in accordance with the TCCs of this Work Letter) to the extent necessary for Landlord to obtain a certificate of occupancy or temporary certificate of occupancy, or legal equivalent (each, a "CofO"), for the Base, Shell and Core, except to the extent Landlord's inability to obtain the CofO is caused by the Improvements not being designed per Code or because the Substantial Completion of the Improvements has not yet occurred, as those terms are defined below, (ii) the Common Areas have been substantially completed in accordance with the Base Building Plans (as the same may be modified in accordance with the TCCs of this Work Letter) to the extent necessary for Landlord to obtain a CofO for the Building, with the exception of any punch list items (the "Base Building Punch List Items").

1.3Construction Milestones.  Landlord's non-binding estimated construction schedule milestones are set forth on Schedule 3 attached hereto.  For purposes of this Lease and this Work Letter, the dates listed on such construction schedule milestones shall be deemed the "Estimated Construction Dates" and are set forth herein for information purposes only.

1.4LEED Compliance.  Landlord and Tenant hereby acknowledge and agree that Landlord designed the Base Building to be compliant with certain LEED requirements.  Landlord has provided Tenant with the LEED compliance checklist delineating the credits Landlord intends to obtain.  Landlord agrees to reasonably cooperate with Tenant and Tenant's consultants to provide the required information, plans, specifications, documents, etc., for Tenant to obtain LEED certification with respect to the Improvements; provided, however, while Tenant is not required to cause the Premises to obtain LEED certification with respect to the Improvements, Tenant shall not design the Improvements, nor use particular systems within the Premises, that would jeopardize any LEED certification for the Building.

./ -///	-1-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

SECTION 2

IMPROVEMENTS

2.1

Improvement Allowance.  Tenant shall be entitled to a one-time improvement allowance (the "Improvement Allowance") in the amount of […***…] per rentable square foot of the Premises for the costs relating to the initial design and construction of the improvements which are permanently affixed to the Premises (the "Improvements").  In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in the event that Tenant fails to immediately pay any portion of the "Over-Allowance Amount," as defined in Section 4.2.1, nor shall Landlord be obligated to pay a total amount which exceeds the Improvement Allowance.  Notwithstanding the foregoing or any contrary provision of this Lease, all Improvements shall be deemed Landlord's property under the terms of this Lease.  Any unused portion of the Improvement Allowance remaining one (1) year after of the Lease Commencement Date (the "Allowance Deadline"), shall remain with Landlord and Tenant shall have no further right thereto.

In addition to the Improvement Allowance, Tenant shall be entitled to a one-time additional allowance in an amount not to exceed […***…] per rentable square foot of the Premises (the "Additional Improvement Allowance"") to be used toward the Improvement Allowance Items.  In the event that Tenant elects to use all or any portion of the Additional Improvement Allowance, Tenant shall notify Landlord thereof in writing on or before the Allowance Deadline and Tenant's notice shall include the amount of the Additional Improvement Allowance which Tenant elects to use (the "Elected Amount Of The Additional Improvement Allowance"").  In the event Tenant timely exercises its right to use all or any portion of the Additional Improvement Allowance, then the monthly Base Rent for the Premises shall be increased by an amount equal to the "Additional Monthly Base Rent," as that term is defined below, in order to repay the Elected Amount Of The Additional Improvement Allowance to Landlord.  The "Additional Monthly Base Rent"" shall be determined as the missing component of an annuity, which annuity shall have (i) the Elected Amount Of The Additional Improvement Allowance as the present value amount, (ii) 120, as the number of payments (with consideration given to the fact that Tenant's repayment of the Elected Amount Of The Additional Improvement Allowance will occur over a 129 month period, excluding the […***…] Base Rent Abatement Period pursuant to Section 3.2 of this Lease), (iii) 0.6667%, which is equal to eight percent (8%) divided by twelve (12) months per year, as the monthly interest factor and (iv) the Additional Monthly Base Rent as the missing component of the annuity.  In the event Tenant elects to utilize all or a portion of the Additional Improvement Allowance, then (a) all references in this Work Letter to the "Improvement Allowance", shall be deemed to include the Elected Amount Of The Additional Improvement Allowance, (b) the parties shall promptly execute an amendment (the "Amendment"") to this Lease setting forth the new amount of the Base Rent and Improvement Allowance computed in accordance with this Section 2.1, and (c) the additional amount of monthly Base Rent owing in accordance with this Section 2.1 for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid by Tenant to Landlord at the time of Tenant's execution of the Amendment.

2.2

Disbursement of the Improvement Allowance.  Except as otherwise set forth in this Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process, including, without limitation, Landlord's receipt of invoices for all costs and fees described herein) for costs related to the construction of the Improvements and for the following items and costs (collectively, the "Improvement Allowance Items"):

2.2.1Payment of (i) the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Work Letter, (ii) the Tenant-retained project manager, and (iii) permitting fees, but only to the extent such fees do not exceed an aggregate amount equal to Seven and No/100 Dollars ($7.00) per rentable square foot of the Premises, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Work Letter;

2.2.2The cost of any changes in the Base Building when such changes are required by the Construction Drawings;

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*** Confidential Treatment Requested

2.2.3The cost of any changes to the Construction Drawings or Improvements required by all applicable building codes (the "Code"); and

2.2.4The "Landlord Supervision Fee", as that term is defined in Section 4.3.2 of this Work Letter, if any.

2.3

Building Standards.  Prior to the date of this Lease, Landlord has established specifications for certain Building standard components to be used in the construction of the Improvements in the Premises and delivered a copy thereof to Tenant.  The quality of Improvements shall be equal to or of greater quality than the quality of such Building standards.  Landlord may make reasonably changes to said specifications for Building standards from time to time.  Removal requirements for Improvements are addressed in Article 8 of this Lease, provided that Landlord, at the time Landlord reviews the Final Working Drawings, may specify that Tenant will be required to remove certain initial Improvements that materially deviate from Building standards and are not consistent with general office use (as so timely and appropriately identified, the "Non-Conforming Improvements").  As identified in Section 1.4, above, Tenant shall not design the Improvements nor install particular systems in the Premises that would jeopardize any LEED certifications for the Building.

SECTION 3

CONSTRUCTION DRAWINGS

3.1

Selection of Architect/Construction Drawings.  Tenant shall select and retain a qualified architect/space planner to the extent reasonably approved by Landlord (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1.  Tenant shall retain the engineering consultants reasonably designated by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing and HVAC work of the Improvements; provided, however, any such reasonable designation determination shall factor in a competitive pricing component, taking into account the nature and particular requirements implicated in connection with the Construction Drawings and the experience and competency of such Engineer.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings."  All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord's approval.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

3.2

Final Space Plan.  On or before the date set forth in Schedule 1, attached hereto, Tenant and the Architect shall prepare the final space plan for Improvements in the Premises (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver four (4) hard copies signed by Tenant to Landlord for Landlord's approval, and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Space Plan.

3.3

Final Working Drawings.  On or before the date set forth in Schedule 1, Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit four (4) hard copies signed by Tenant of the Final Working Drawings to Landlord for Landlord's approval, and concurrently with Tenant's delivery of such

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hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Working Drawings.
3.4

Permits.  The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of the construction of the Improvements.  Tenant shall immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building and other permits necessary to allow "Contractor," as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the "Permits"), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at its option,  to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal and obtain the Permits on or before the date set forth in Schedule 1.  Notwithstanding anything to the contrary set forth in this Section 3.4, Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that the obtaining of the same shall be Tenant's responsibility; provided however that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, it shall be deemed reasonable for Landlord to condition its approval on Tenant's agreement that any requested changes in the Approved Working Drawings constitute a Tenant delay, as set forth in Section 5.2 below, to the extent the requested changes directly or indirectly delay the "Substantial Completion" of the Premises as that term is defined in Section 5.1 of this Work Letter.

3.5

Time Deadlines.  Tenant shall use its best, good faith, efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the permits, and with Contractor for approval of the "Cost Proposal," as that term is defined in Section 4.2 of this Work Letter, as soon as possible after the execution of the Lease, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant's progress in connection with the same.  The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Work Letter are set forth and further elaborated upon in Schedule 1 (the "Time Deadlines"), attached hereto.  Tenant agrees to comply with the Time Deadlines.

3.6

Electronic Approvals.  Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord may, in Landlord's sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to Tenant's representative identified in Section 5.1 of this Work Letter, or by any of the other means identified in Section 29.18 of this Lease.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1

Contractor.  Tenant shall select  not less than three (3) contractors from the list of "Approved Contractors", as that term is defined hereinbelow, to bid on the construction of the Improvements ("Bidding Contractors")  Tenant shall select one of the Bidding Contractors to be the contractor for the construction of the Improvements; provided, however, Tenant shall first inform Landlord of, and review with Landlord in reasonable detail the comparison factors identified hereinbelow, 'Tenant's selection and the basis therefor, and such selected Bidding Contractor shall be referred to herein as the "Contractor".  Tenant shall select the Contractor in consideration of the following factors:  the qualified bid amount (after adjustment for inconsistent qualifications, clarifications and exclusions to reflect an "apples to apples" comparison), the completeness of the bid, contract terms and conditions and such Bidding Contractor's ability and commitment to adhere to 'the construction schedule for the Improvements.  "Approved Contractors" shall mean any of the following: a. Bycor; Pacific Building Group (PBG); Commercial Builders Inc (CBI); Diversified Construction Technologies (DCT); Prevost; Johnson & Jennings; Whitting Turner; Burger; Crew Builders; Rudolf and Sletton; and any other contractor that Landlord and Tenant hereafter mutually and reasonably agree be added.

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4.2

Cost Proposal.  After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Improvement Allowance Items to be incurred by Tenant in connection with the design and construction of the Improvements (the "Cost Proposal", which Cost Proposal shall include a detailed breakdown, by trade, of the final costs to be incurred (or which have been incurred), as set forth more particularly in Sections 2.2.1.1 through 2.2.1.5, above, in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the "Final Costs")).  Tenant shall approve and deliver the Cost Proposal to Landlord within ten (10) business days of the receipt of the same, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and Final Costs and to commence the construction relating to such items.  The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the "Cost Proposal Delivery Date".

4.3	Construction of Improvements by Contractor under the Supervision of Landlord.

4.3.1Over-Allowance Amount.  The difference between the amount of the Final Costs and the amount of the Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Improvements) is referred to herein as the "Over-Allowance Amount".  In the event that an Over-Allowance Amount exists in connection with the construction of the Improvements, then Tenant shall pay a percentage of each amount requested by Contractor or otherwise disbursed under this Work Letter, which percentage shall be equal to the Over-Allowance Amount divided by the amount of the Final Costs (after deducting from the Final Costs any amounts then expended from the Improvement Allowance, if any, in connection with the preparation of the Construction Drawings, and the cost of other Improvement Allowance Items incurred prior to the commencement of construction of the Improvements) and such payments by Tenant (the "Over-Allowance Payments") shall be a condition to Landlord's obligation to pay any amounts from the Tenant Improvement Allowance.  In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be in accordance with the terms of the immediately preceding sentence and the amounts to be disbursed by Landlord pursuant to the terms of this Work Letter thereafter shall be accordingly adjusted so that Landlord's disbursements in the aggregate pursuant to the terms of this Work Letter and Tenant's Over-Allowance Payments are each proportionate to the adjusted Final Costs.  In connection with any Over-Allowance Payment made by Tenant pursuant to this Section 4.2.1, Tenant shall provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) of this Work Letter, above, for Landlord's approval, prior to Tenant paying such costs.  In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Improvements), and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes (the "Change-Order") in advance upon receipt of notice thereof.  Tenant shall pay all direct architectural and/or engineering fees in connection with such Change-Order, plus seven percent (7%) of such direct architectural and/or engineering fees for Landlord's servicing and overhead.

4.3.2Landlord's Retention of Contractor.  Landlord shall independently retain Contractor to construct the Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the "Landlord Supervision Fee") to Landlord in an amount equal to the product of (i) three percent (3%) and (ii) an amount equal to the sum of the Improvement Allowance and any Additional Improvement Allowance.

4.3.3Contractor's Warranties and Guaranties.  Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Improvements, and Tenant hereby waives, upon Substantial Completion of the Premises, all claims against Landlord relating to, or arising out of the construction of, the Improvements, other than any punch list items as set forth in Section 1.1.1 of this Lease.

4.3.4Tenant's Covenants.  Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Architect on the Premises or in the Building.

./ -///	-5-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

Within fifteen (15) days after completion of construction of the Improvements, Tenant shall cause Contractor and Architect to cause a Notice of Completion to be recorded in the office of the County Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute and furnish a copy thereof to Landlord upon recordation, failing which, Landlord may itself execute and file the same as Tenant's agent for such purpose.  In addition, immediately after the Substantial Completion of the Premises, Tenant shall have prepared and delivered to the Building a copy of the "as built" plans and specifications (including all working drawings) for the Improvements.

SECTION 5

COMPLETION OF THE IMPROVEMENTS;
LEASE COMMENCEMENT DATE

5.1

Ready for Occupancy.  The Premises shall be deemed "Ready for Occupancy" upon the Substantial Completion of the Improvements.  For purposes of this Lease, "Substantial Completion" of the Improvements shall occur upon the completion of construction of the Improvements in the Premises pursuant to the Approved Working Drawings and issuance of a certificate of occupancy, a temporary certificate of occupancy for the Premises, or the legal equivalent thereof permitting Tenant's lawful occupancy of the Premises, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

5.2

Delay of the Substantial Completion of the Premises.  Except as provided in this Section 5.2, the Lease Commencement Date shall occur as set forth in the Lease and Section 5.1, above.  If there shall be a delay or there are delays in the Substantial Completion of the Improvements or in the occurrence of any of the other conditions precedent to the Lease Commencement Date, as set forth in the Lease, as a direct, indirect, partial, or total result of:

5.2.1Tenant's failure to comply with the Time Deadlines;

5.2.2Tenant's failure to timely approve any matter requiring Tenant's approval;

5.2.3A breach by Tenant of the terms of this Work Letter or the Lease;

5.2.4Changes in any of the Construction Drawings after disapproval of the same by Landlord or because the same do not comply with Code or other applicable laws;

5.2.5Tenant's request for changes in the Approved Working Drawings;

5.2.6Tenant's requirement for specialty materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Improvements, as set forth in the Lease, or which are different from, or not included in Landlord's Building standards;

5.2.7Changes to the Base Building required by the Approved Working Drawings;

5.2.8Tenant's use of specialized or unusual improvements and/or delays in obtaining Permits due thereto;

5.2.9Any failure by Tenant to timely pay to Landlord any portion of the Over‑Allowance Amount; or

5.2.10Any other acts or omissions of Tenant, or its agents, or employees; then, notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of the Substantial Completion of the Improvements, the Lease Commencement Date shall be deemed to be the date the Lease Commencement Date would have occurred if no Tenant delay or delays, as set forth above, had occurred.

./ -///	-6-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

SECTION 6

MISCELLANEOUS

6.1

Freight Elevators and Parking.  Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator and parking reasonably available to Tenant in connection with construction of the Improvements and decorating, furnishing and moving into the Premises at no additional cost.

6.2

Tenant's Representative.  Tenant has designated Lynne Buhlas its sole representative with respect to the matters set forth in this Work Letter (whose e-mail address for the purposes of this Work Letter is lbuhl@ACADIA-pharm.com, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

6.3

Landlord's Representatives.  Landlord has designated Mr. Robert Chambers as "Project Manager" (whose e-mail address for the purposes of this Work Letter is […***…]), who shall be responsible for the implementation of all Improvements to be performed by Landlord in the Premises.  With regard to all matters involving such Improvements, Tenant shall communicate with the Project Managers rather than with the  Contractor.  Landlord shall not be responsible for any statement, representation or agreement made between Tenant and the Contractor or any subcontractor.  It is hereby expressly acknowledged by Tenant that such Contractor is not Landlord's agent and has no authority whatsoever to enter into agreements on Landlord's behalf or otherwise bind Landlord.  The Project Managers will furnish Tenant with notices of substantial completion, cost estimates for above standard Improvements, Landlord's approvals or disapprovals of all documents to be prepared by Tenant pursuant to this Work Letter and changes thereto.

6.4	Tenant's Agents. All subcontractors and laborers retained directly by Tenant for the Improvements shall all be union labor in compliance with the then existing master labor agreements, if any.
6.5

Time is of the Essence.  Time is of the essence under this Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.6

Tenant's Lease Default.  Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any default by Tenant under the Lease or this Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the Substantial Completion of the Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease.

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*** Confidential Treatment Requested

SCHEDULE 1

TIME DEADLINES

Dates	Actions to be Performed
A.August 1, 2019	Final Space Plan to be completed by Tenant and delivered to Landlord.
B.November 1, 2019	Tenant to deliver Final Working Drawings to Landlord.
C.January 1, 2020	Tenant to deliver Permits to Contractor.
D.Five (5) business days after the receipt of the Cost Proposal by Tenant	Tenant to approve Cost Proposal and deliver Cost Proposal to Landlord.

./ -///	SCHEDULE 1 TO EXHIBIT B -1-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

SCHEDULE 2

BASE BUILDING PLANS

General Description

Owner intends to develop and construct a Class A mixed use campus project including an above and below ground office parking structure and two Class A commercial office buildings. The parking garage will consist of one level of below grade and seven levels of above grade parking containing approximately 946 parking spaces. The Class A Commercial office building 2 shall contain approximately 231,561 sf. and is anticipated to be to be Type I-B, Fully-Sprinklered.  The list of construction drawings for the Building is attached to and made a part of this Schedule 2 and the applicable portions of such construction drawings for the Building shall be made available to Tenant and its architects, engineers, and contractors as reasonably required for the design and subsequent construction of the Improvements.

Landlord, at its sole cost and expense, shall improve the Base Building to a typical shell and core office building finish.  The Building shell and core ("Building Shell & Core" or "Base, Shell and Core") shall include the following:

LEED Classification

The building is pursuing a LEED Core & Shell Gold certification under LEED v3.

Structural Components

Codes, Applicable Specifications and Standards

•	The governing building code is the California Building Code (CBC), 2016 edition.
•	ASCE/SEI 7-10: Minimum Design Loads for Buildings and Other Structures.
•	Structural Steel: Load and Resistance Factor Design Specification for Structural Steel
•	Buildings, 14th Edition, American Institute of Steel Construction (AISC 360-10).
•	Seismic Design Manual, 2nd Edition, American Institute of Steel Construction.
•	Seismic Provisions for Structural Steel Buildings AISC 341-10 AISC 341-10.
•	Prequalified Connections for Special and Intermediate Steel Moment Frames for
•	Seismic Applications AISC 358-10 and AISC 358s1-11.
•	AISC/CISC, Floor Vibrations Due to Human Activity, Steel Design Guide Series 11.
•	RCSC Specification: The 2009 RCSC Specification for Structural Joints Using High-Strength Bolts.
•	AWS D1.1: Structural Welding Code – Steel, AWS D1.1:2010 (AWS, 2010).
•	ACI Building Code and Commentary (ACI 318-2014).
•	ACI 530-13/ASCE 5-13/TMS 402-13, Building Code Requirements for Masonry Structures.

The floor loading criteria is as follows:

Live Loads:

•	Typical Office 100 psf (reducible)
•	Exit Corridors 100 psf (reducible)
•	Exit Stairs 100 psf (non-reducible)
•	Roof 20 psf (reducible, unoccupied)
•	100 psf (non-reducible, occupied)
•	MEP Equipment Room 150 psf (non-reducible) or actual
•	Equipment weight and pad.
•	Heavy Storage/File Room 250 psf (non-reducible)
•	Lobby/Public Assembly 100 psf (non-reducible)

Dead Loads:

•	General: Includes estimated weight of construction material

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•	Roof: Includes estimated weight of construction material and actual weight of roof mounted miscellaneous equipment.

Deflections/Serviceability

The structural framing members and system will be designed to have adequate stiffness to limit the deflections and lateral drift in conformance to requirements of section 1604.3 of the 2016 CBC and

ASCE/SEI 7-10: Minimum Design Loads for Buildings and Other

Structures.

Structural Building Description

General

The office building 2 structure extends six (6) stories above Level 1. Typical floor to floor height between Level 1 to Roof is 14'-6". The Level 2 to roof typical floor to floor height is 14'-6". The building longitudinal dimension is 265'-0" and the transverse dimension is 118'-0". From three (3) sides office building 2 is surrounded with podium structure, with 6inch seismic separation joint. In addition, from one (1) side office building 2 is surrounded with the site retaining wall with 6inch seismic separation joint. For the plan work and building section information please refer to architectural and structural drawings.

The composite structural deck system consists of 3" metal deck and 3.25" light weight concrete (total slab thickness is 6.25") with ¾" shear studs spaced at 12" o.c. max., connected to wide flange beams and girders. Composite deck is supported by steel beams and girders spanning between steel columns. The columns are supported on pad foundations.

The lateral bracing system consists of Steel Special Moment Frames along the perimeter of the building.

Please refer to the attached typical floor plan for structural framing configuration and structural design information.

Concrete floor and slab flatness and levelness shall meet or exceed ASTM E 115 and are not to exceed 1/8" variance in 10'-0"

Roofing System

The roofs of Office Buildings 1 & 2 implement the following primary materials:

•	Single-ply (80 MIL) thermoplastic polyvinyl chloride membrane (Johns Manville JM PVC-80 MIL MIN, or equal), over;
•	One (1) layer 5/8" roof board (Georgia Pacific DensDeck Prime, or equal), over;
•	Two (2) layers of 2.6" thick polyiso rigid insulation (GAF EnergyGuard, 25PSI, or equal), achieving an LTTR insulative value of 30 or better, over;
•	One (1) layer 1/4" roof board (Georgia Pacific DensDeck Prime, or equal), over;
•	Cast-in-place concrete o/ structural metal OR over structural metal deck only

Roofing system shall meet the requirements of FM Listing 1A-90, with an exterior fire resistance exposure of Class A.

The roofing system shall provide an initial Solar Reflectance Index of not less than 78 when calculated according to ASTM E 1980 and an initial Thermal Emittance of not less than 0.85.

Roofing walk pads shall provide a runway surface for the buildings window washing equipment and walk paths around the roofs perimeter and egress pathways.

Exterior Wall

The exterior closure (weather closure) of Office Buildings 1 & 2 implement the following primary materials:

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• Extruded aluminum curtainwall & storefront systems

• Various combinations of high-performance, insulated glazing (both vision & spandrel)

• Aluminum panels & break-shapes with two-coat Kynar finishes

• Wood composite cladding

• Factory-finished, shaped metal panels at the rooftop mechanical screen enclosures

Exterior Terraces

The building includes accessible terraces in a number of locations, which will be accessed from the tenant spaces via glass doors. Guardrails will be provided at each terrace. Furnishing of the terraces will be part of the Tenant Improvement scope and will be required to conform to the Landlord's site amenities standards.

Ground Floor Lobbies and Entries

Fully built out class A.

Men's and Women's Toilet Rooms

The men's and women's restrooms on each floor are complete and in substantial compliance with ADA requirements and include solid surface countertops, partial ceramic tile walls and ceramic tile floors, lavatory mirrors, lighting in ceilings, toilet partitions and associated toilet room accessories.

Low consumption water closets are equipped with automatic flush valves. Waterless Urinals are included in the Men's restrooms.

The number of fixtures in each Restroom is based on the square footage of the corresponding floor in accordance with the applicable code as adopted by the City of Los Angeles.

Exit Stair Towers

The building is served by two pressurized emergency stair towers located on each floor with concrete filled metal pan stairs. Stairwells shall include all code required lighting, exit hardware and required handrails. The doors from the stair towers into the individual floors shall be prepped for future full floor Tenant provided card readers and electrified hardware. Full floor Tenants will be required to connect these devices to their own security system upon lease commencement.

Elevators/Elevator Lobby

There are two (2) passenger elevators and one (1) passenger-service (swing) elevator serving the building.  All elevators shall service every floor of the building including travel to all parking levels of the subterranean parking structure. Each individual car shall be provisioned with card readers for access control and digital position indicators and display.

Passenger elevators have a load capacity of 3,500 pounds, and shall comply with ADA requirements.

Passenger-swing elevator shall have a load capacity of 4,500 pounds and shall comply with ADA requirements.

Each elevator includes elevator doors, frames, call buttons with faceplates and hall lantern directional indicators.

The elevator lobbies of Floors 2-6 are in raw shell condition with Fire Life Safety devices and temporary egress lighting as required by code.

Balance of Core

Interior core walls are drywall fire taped and ready for finish to be installed as a part of the Tenant Improvements. Columns and underside of the overhead structure will be exposed concrete. Further finishing will be part of the tenant improvements.  At the perimeter exterior wall condition,

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spandrel glass areas will have the insulation installed as part of the shell and have receivers for installation of finishes as part of the tenant improvements.

All exposed core doors are paint grade wood doors complete with hollow metal frames and hardware in a satin chrome finish.

The core and shell condition shall include exit signs and fire extinguishers as required by applicable laws.

Electrical Service  and Distribution Systems

Codes, Standards and Regulations

•

The building shall comply with the requirements of the latest adopted editions of the International Building Code (IBC), the National Electrical Code (NEC), City of San Diego requirements, and the International Fire Code.

•	The design, products, and installation shall comply with the following electrical industry standards:

a. Electronic Industries Association (EIA) Standard 570

b. Illumination Engineering Society of North America (IES) Lighting Standards

c. Institute of Electrical and Electronic Engineers (IEEE) Standards

d. National Electrical Manufacturers' Association (NEMA)

e. Insulated Power Cable Engineers' Association (IPCEA)

f. Certified Ballast Manufacturers' Association (CBMA)

g. Underwriters Laboratories, Inc. (UL)

h. California Administrative Code, Title 24, Part 6

i. National Fire Protection Association (NFPA)

j. National Electrical Code (NEC)

k. American National Standards Institute (ANSI)

l. All other Authorities Having Jurisdiction (AHJ)

Power Service Entrance

•

Building 2 shall be furnished with (2) 2500A 480Y/277V 3PH 4W 65kAIC NEMA 1 electrical services fed from an adjacent SDG&E pad-mounted transformer. The house service shall have a single house meter to support all house loads. The tenant service shall have a bus riser system for individual tenant meters on each floor.

Power Distribution

•

All feeder and branch circuit wiring in interior exposed spaces shall be Type THHN copper conductors in EMT conduit. Type MC cable may be used in concealed locations (within walls and above accessible ceilings) for final equipment connections.

•	HVAC equipment, elevators, and miscellaneous motor loads shall be served independently from building power and lighting panelboards.
•	Convenience power will be provided with a minimum of two receptacles per office, including switched receptacles in compliance with Title 24 requirements.
•	HVAC equipment shall be circuited at 480V 3-PH where possible.

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•	Power branch circuits shall be supplied from new panelboards.

Emergency Power

•	Emergency generator shall be provided as part of the core and shell scope.
•	The generator shall be 500kW/625kVA 480Y/277V 3PH 4W NEMA 3R with a sub-base fuel tank providing 8-hours of runtime.

Telephone Services

The project MPOE shall contain a variety of twisted copper phone lines, high band width fiber and cable T.V. infrastructure for the Tenants use.

Tenant's telephone and communication equipment shall be located in Tenant's leased space and the Landlord shall deliver a mutually agreed upon sufficient number of reserved phone lines for the Tenant's use to the Tenant's specified location within the demised premises. Cross connection between the Tenant's phone lines and the Landlords D-Mark shall be provided by the Landlord's vendor at the Tenant's sole cost and expense.

Local service can provide POTS lines, DSL, ISDN, T-1 and DS3 services to the building. They can also provide Gigabit solution if ordered.

DTV Riser Platform

The building shall be equipped with a DTV riser platform ready for connection to future Tenants via a riser structure and patch panels located at every third floor.

Window Coverings

Window coverings as designated by the Landlord's Building Standard shall be a Tenant Improvement Allowance Item.

Lighting

Interior lighting

•	LED exit lighting shall be provided throughout the facility roughly every 50 feet on the path of egress as defined by the Architect and at each exit door.
•	All fixtures shall be LED and dimmable.
•	The lighting control system shall be capable of accepting demand response controls.
•	All fixtures in the primary and secondary daylight zones shall be independently controlled via daylight sensors.
•	All lighting shall be designed to meet the latest California Title 24 requirements.

Exterior lighting

•	Decorative entry and plaza lighting shall be provided and circuited to each building as appropriate.

Lighting control

•	Lighting control system shall be designed based upon the distributed control architecture of the WattStopper DLM system.

Emergency Lighting

•	Egress lighting shall be provided as required by code.
•	The code required emergency power source for the egress fixtures shall be supplied via a central lighting inverter for Building 1 and via the emergency generator for Building 2.

Life Safety System

The life safety system is installed and completed in accordance with applicable building codes for a shell condition.  An Addressable Fire Alarm System with Digital Voice Evacuation Capability includes required smoke detectors, evacuation speakers and strobes installed in compliance with ADA, Title 24, and City of San Diego Fire Marshal requirements for core and shell condition. The

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floors shall be equipped with terminal cabinets for future tenant improvements. All tenant improvement connections to the base system shall be a future Tenant Improvement Item.

Landlord will be assigning a proprietary vendor for the Fire Life Safety systems for use by the tenant.

HVAC and Mechanical Equipment

The building primary HVAC systems shall be composed of an array of Variable Refrigeration Flow (VRF) Split Systems with Landlord supplied condenser units located on the roof and Tenant supplied Concealed Fan Coil Units distributed through out the premises as required by the Tenant specific improvements.

All VRF systems shall be manufactured by LG or a Landlord approved equal.

The HVAC system allows for one Concealed Fan Coil Units for every 400 square feet of premises space. The Heat Recovery Units (HRUs) will be part of the future tenant improvements and will be sized according to the tenant unit size. Concealed Fan Units are to be installed as a part of the future Tenant Improvements and will connect to the buildings installed energy management system.

The outdoor Air Cooled Compressor Condenser Heat Recovery Unit. The outdoor unit shall be factory assembled and pre-wired with all necessary electronic and refrigerant controls. The refrigeration circuit of the condensing unit shall consist of scroll compressors, motors, fans, condenser coil, electronic expansion valves, solenoid valves, 4-way valve, distribution headers, capillaries, filters, shut off valves, oil separators, service ports and refrigerant regulator. High pressure gas line, low pressure gas line and liquid lines must be individually insulated between the outdoor and indoor units.

The following safety devices shall be included on the condensing unit; high pressure switch, control circuit fuses, crankcase heaters, fusible plug, high pressure switch, overload relay, inverter overload protector, thermal protectors for compressor and fan motors, over current protection for the inverter and anti-recycling timers. To ensure the liquid refrigerant does not flash when supplying to the various fan coil units, the circuit shall be provided with a sub-cooling feature.

The unit shall incorporate an auto-charging feature and a refrigerant charge check function.  The outdoor unit shall be completely weatherproof and corrosion resistant and constructed from rust-proofed mild steel coated panels.

Heat Recovery Units (HRU's) are designed specifically for use with LG Multi V 4 series heat recovery system components and shall be factory assembled, wired, and piped. These selector boxes must be mounted indoors. These units shall have a galvanized steel plate casing. Each cabinet shall house solenoid valves for refrigerant control. And shall contain a tube in tube heat exchanger. The unit shall have sound absorption thermal insulation material made of flame and heat resistant foamed polyethylene.

Concealed Fan Units (CFU's) shall be LG Multi V horizontal model BHA2, BGA2, BRA2 or B8A2 concealed fan coils units or TQC2, TRC2, TPC2, TNC2 or TMC2 ceiling cassette fan coils unit operable with R-410A refrigerant. Unit shall be completely factory assembled and tested. Included in the unit is factory wiring, piping, electronic expansion valve, control circuit board, fan motor thermal protector, flare connections, condensate drain pan, self-diagnostics, auto-restart function, 3-minute fused time delay, and test run switch. BHA2, BGA2, BRA2 or B8A2 units shall be equipment with automatically adjusting external static pressure logic selectable during commissioning.

The CFU shall be direct-drive DC (ECM) type fan, statically and dynamically balanced impeller with two or three fan speeds available. Units shall have automatically adjusting external static pressure logic selectable during commissioning. The fan motor shall operate on 208/230 volts, 1 phase, 60 Hertz. The fan motor shall be thermally protected and shall be equipped as standard with adjustable external static pressure (ESP) settings. A separate power supply will be required of 208/230 volts, 1 phase, 60 Hertz. The acceptable voltage range shall be 187 to 253 volts.

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The CFU shall have controls provided by LG to perform input functions necessary to operate the system. Computerized PID control shall be used to maintain room temperature within 1 degree F. The unit shall be equipped with a programmed drying mechanism that dehumidifies while inhibiting changes in room temperature when used with LG remote control PREMTB10U.

LG Touch Screen Central Controller (AC Smart Premium), Centralized Controller shall be provided to allow operation of entire system and individual zones from a central controller and through the web via Ethernet connection.

The controller system shall be a neutral color plastic material and shall include a minimum 10.2 inch WSVGA TFT LCD Touch Screen. 18 gauge, 2 conductor, twisted and shielded communication wire shall be daisy chained from the master condenser of each to the AC Smart Premium.  Up to 128 fan coils can be controlled by each AC Smart Premium.

Landlord has assigned a proprietary vendor for Additional Mechanical Direct Digital Controls.

Future Tenant Plumbing Systems

Individual floors have been prepped for future plumbing systems with the following accommodations.

•	1" Valved Domestic Water stub ins for future sinks and tank type water closets
•	2" Capped Vent Riser stub ins.
•	4" Capped Waste Riser stub ins.

Sprinklers

Manual Wet-Type, Class I Standpipe System including hose connections.

All work shall be installed in accordance with the 2016 Edition of NFPA 13 as modified by 2016 CBC Chapter 35 and City of San Diego Technical Bulletins. The standpipe systems are required to comply with the 2013 Edition of NFPA 14 as modified by CBC Chapter 35.

Sprinkler system shall be sized and spaced in accordance with 2016 edition of NFPA 13 with California Amendments.

The fire sprinkler system includes main floor shut-off valves, water flow alarms, heads and primary loop piping distribution for a core and shell condition.

Modifications to the base system shall be a Tenant Improvement Item.

Ventilation

The public restrooms are ventilated by exhaust fans located on the roof of the building.

Access to a base building General Exhaust riser shall be provided at each floor to facilitate exhausting of tenant spaces requiring direct exhaust.

END OF DOCUMENT

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SCHEDULE 3

CONSTRUCTION MILESTONES

August 2018 Building Permits

August 2019Parking Structure Main Electrical Room Energized

November 2019Building 2 Main Electrical Room Energized

December 2019Parking Structure Substantial Completion

December 2019Building 1 Main Electrical Room energized

January 2020Parking Structure Final Completion

April 2020Building 1 Substantial Completion

May 2020Building 2 Substantial Completion

May 2020Building 1 Final Completion

May 2020Building 2 Final Completion

May 2020Project Completion

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EXHIBIT C

ONE PASEO

NOTICE OF LEASE TERM DATES

To:_______________________

_______________________

_______________________

_______________________

Re:

Office Lease dated ____________, 20__ (the "Lease"), by and between ____________________, a _____________________ ("Landlord"), and _______________________, a _______________________ ("Tenant"), for [approximately] _____________ rentable square feet of space commonly known as Suite ______ (the "Premises"), located on the ______ (___) floor of that certain office building located at ____________________________, _______________, _________________ (the "Building").

Dear ________________:

Notwithstanding any provision to the contrary contained in the Lease, this letter is to confirm and agree upon the following:

1.	Tenant has accepted the above-referenced Premises as being delivered in accordance with the Lease, and there is no deficiency in construction.
2.	The Lease Term shall commence on or has commenced on ______________ for a term of __________________ ending on __________________.
3.	Rent commenced to accrue on __________________, in the amount of ________________.
4.

If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment.  Each billing thereafter shall be for the full amount of the monthly installment as provided for in the Lease.

5.	Your rent checks should be made payable to __________________ at ___________________.
6.	The rentable and usable square feet of the Premises are ________________ and ______________, respectively.
7.	Tenant's Share of Direct Expenses with respect to the Premises is ________% of the Project.
8.

Capitalized terms used herein that are defined in the Lease shall have the same meaning when used herein.  Tenant confirms that the Lease has not been modified or altered except as set forth herein, and the Lease is in full force and effect.  Landlord and Tenant acknowledge and agree that to each party's actual knowledge, neither party is in default or violation of any covenant, provision, obligation, agreement or condition in the Lease.

If the provisions of this letter correctly set forth our understanding, please so acknowledge by signing at the place provided below on the enclosed copy of this letter and returning the same to Landlord.

The parties hereto consent and agree that this letter may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature. The parties further consent and agree that (1) to the extent a party signs this letter using electronic signature technology, by clicking "SIGN", such party is signing this letter electronically,

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and (2) the electronic signatures appearing on this letter shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

"Landlord": , a By: Name: Its: By: Name: Its:
Agreed to and Accepted as of ____________, 20__. "Tenant": , a By: Name: Its: By: Name: Its:

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EXHIBIT D

ONE PASEO

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations.  Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project.  In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1.

Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent.  Tenant shall bear the cost of any lock changes or repairs required by Tenant.  Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.  Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2.	All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.
3.

Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the San Diego, California area.  Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building.  Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register.  Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building.  Landlord will furnish passes to persons for whom Tenant requests same in writing.  Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons.  The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.  In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4.

No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord.  All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates.  Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building.  Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight.   Landlord will not be responsible for loss of or damage to any such safe or property in any case.  Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5.

No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.

6.

The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord.  Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

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7.

No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord.  Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

8.

The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein.  The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9.

Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord's prior written consent.  Tenant shall not purchase spring water, ice, towel, linen, maintenance or other like services from any person or persons not approved by Landlord.

10.

Except for vending machines intended for the sole use of Tenant's employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

11.

Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or combustible fluid chemical, substitute or material.  Tenant shall provide material safety data sheets for any hazardous material or substance used or kept on the Premises.

12.	Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.
13.

Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way.  Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14.	Tenant shall not bring into or keep within the Project, the Building or the Premises any firearms, animals, birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.
15.

No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes.  Notwithstanding the foregoing, Underwriters' laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

16.

The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary.  Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord.  Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

17.

Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18.	Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the

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purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.
19.

Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building's heating and air conditioning system, and shall refrain from attempting to adjust any controls.  Tenant shall participate in recycling programs undertaken by Landlord.

20.

Tenant shall store all its trash and garbage within the interior of the Premises.  No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in San Diego, California without violation of any law or ordinance governing such disposal.  All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.  If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant's expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

21.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
22.

Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

23.

No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes.  All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord.  Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord.  Tenant shall be responsible for any damage to the window film on the exterior windows of the Premises and shall promptly repair any such damage at Tenant's sole cost and expense.  Tenant shall keep its window coverings closed during any period of the day when the sun is shining directly on the windows of the Premises.  Prior to leaving the Premises for the day, Tenant shall draw or lower window coverings and extinguish all lights.  Tenant shall abide by Landlord's regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.

24.

The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

25.	Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.
26.

Tenant must comply with applicable "NO-SMOKING" ordinances and all related, similar or successor ordinances, rules, regulations or codes.  If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building.  In addition, no smoking of any substance shall be permitted within the Project except in specifically designated outdoor areas.  Within such designated outdoor areas, all remnants of consumed cigarettes and related paraphernalia shall be deposited in ash trays and/or waste receptacles.  No cigarettes shall be extinguished and/or left on the ground or any other surface of the Project.  Cigarettes shall be extinguished only in ashtrays.  Furthermore, in no event shall Tenant, its employees or agents smoke tobacco products or other substances (x) within any interior areas of the Project, or (y) within two hundred feet (200') of the main entrance of the Building or

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the main entrance of any of the adjacent buildings, or (z) within seventy-five feet (75') of any other entryways into the Building.
27.

Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project.  Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof.  Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences.  Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

28.	All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.
29.	Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.
30.	No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.
31.	No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.
32.

Tenant shall not purchase spring water, towels, janitorial or maintenance or other similar services from any company or persons not approved by Landlord.  Landlord shall approve a sufficient number of sources of such services to provide Tenant with a reasonable selection, but only in such instances and to such extent as Landlord in its judgment shall consider consistent with the security and proper operation of the Building.

33.

Tenant shall install and maintain, at Tenant's sole cost and expense, an adequate, visibly marked and properly operational fire extinguisher next to any duplicating or photocopying machines or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein.  Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project.  Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

./ -///	-4-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

EXHIBIT E

ONE PASEO

FORM OF TENANT'S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office Lease (the "Lease") made and entered into as of ___________, 20 by and between _______________ as Landlord, and the undersigned as Tenant, for Premises on the ______________ floor(s) of the office building located at ______________, _______________, California ____________, certifies as follows:

1.

Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto.  The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2.

The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on ___________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3.	Base Rent became payable on ____________.
4.	The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
5.	Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6.	Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord's mortgagee.
7.

All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________.  The current monthly installment of Base Rent is $_____________________.

8.

All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.  In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9.	No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.
10.	As of the date hereof, there are no existing defenses or offsets, or, to the undersigned's knowledge, claims or any basis for a claim, that the undersigned has against Landlord.
11.

If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12.	There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.
13.

Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous materials or substances in the Premises.

./ -///	-1-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

14.

To the undersigned's knowledge, all improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any improvement work have been paid in full.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises is a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at ______________ on the ____ day of ___________, 20_ .

"Tenant": , a By: Name: Its: By: Name: Its:

./ -///	-2-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

EXHIBIT F

ONE PASEO

RECORDING REQUESTED BY

AND WHEN RECORDED RETURN TO:

ALLEN MATKINS LECK GAMBLE

MALLORY & NATSIS LLP

1901 Avenue of the Stars, 18th Floor

Los Angeles, California 90067

Attention: Anton N.  Natsis, Esq.

RECOGNITION OF COVENANTS,

CONDITIONS, AND RESTRICTIONS

This Recognition of Covenants, Conditions, and Restrictions (this "Agreement") is entered into as of the __ day of ________, 20___, by and between __________________ ("Landlord"), and ________________ ("Tenant"), with reference to the following facts:

A.

Landlord and Tenant entered into that certain Office Lease dated _____, 20__ (the "Lease").  Pursuant to the Lease, Landlord leased to Tenant and Tenant leased from Landlord space (the "Premises") located in an office building on certain real property described in Exhibit A attached hereto and incorporated herein by this reference (the "Property").

B.

The Premises is located in an office building located on real property which is part of an area owned by Landlord containing approximately ___ (__) acres of real property located in the City of ____________, California (the "Project"), as more particularly described in Exhibit B attached hereto and incorporated herein by this reference.

C.

Landlord, as declarant, has previously recorded, or proposes to record concurrently with the recordation of this Agreement, a Declaration of Covenants, Conditions, and Restrictions (the "Declaration"), dated ________________, 20___, in connection with the Project.

D.	Tenant is agreeing to recognize and be bound by the terms of the Declaration, and the parties hereto desire to set forth their agreements concerning the same.

NOW, THEREFORE, in consideration of (a) the foregoing recitals and the mutual agreements hereinafter set forth, and (b) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows,

1.Tenant's Recognition of Declaration.  Notwithstanding that the Lease has been executed prior to the recordation of the Declaration, Tenant agrees to recognize and by bound by all of the terms and conditions of the Declaration.

2.Miscellaneous.

2.1This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, personal representatives, successors, and assigns.

2.2This Agreement is made in, and shall be governed, enforced and construed under the laws of, the State of California.

2.3This Agreement constitutes the entire understanding and agreements of the parties with respect to the subject matter hereof, and shall supersede and replace all prior understandings and agreements, whether verbal or in writing.  The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations, or warranties with respect to the subject matter of this Agreement except as expressly set forth herein.

2.4This Agreement is not to be modified, terminated, or amended in any respect, except pursuant to any instrument in writing duly executed by both of the parties hereto.

./ -///	-1-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

2.5In the event that either party hereto shall bring any legal action or other proceeding with respect to the breach, interpretation, or enforcement of this Agreement, or with respect to any dispute relating to any transaction covered by this Agreement, the losing party in such action or proceeding shall reimburse the prevailing party therein for all reasonable costs of litigation, including reasonable attorneys' fees, in such amount as may be determined by the court or other tribunal having jurisdiction, including matters on appeal.

2.6All captions and heading herein are for convenience and ease of reference only, and shall not be used or referred to in any way in connection with the interpretation or enforcement of this Agreement.

2.7If any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court of competent jurisdictions to be void or unenforceable for any reason, the same shall not affect any other provision of this Agreement, the application of such provision under circumstances different from those adjudged by the court, or the validity or enforceability of this Agreement as a whole.

2.8Time is of the essence of this Agreement.

2.9The Parties agree to execute any further documents, and take any further actions, as may be reasonable and appropriate in order to carry out the purpose and intent of this Agreement.

2.10As used herein, the masculine, feminine or neuter gender, and the singular and plural numbers, shall each be deemed to include the others whenever and whatever the context so indicates.

./ -///	-2-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

SIGNATURE PAGE OF RECOGNITION OF
COVENANTS, CONDITIONS AND RESTRICTIONS

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

"Landlord":

_________________________,

a ________________________

By:
Its:

"Tenant":

,
a
By:
Its:
By:
Its:

./ -///	-3-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

EXHIBIT G

ONE PASEO

FORM OF LETTER OF CREDIT

(Letterhead of a money center bank

acceptable to the Landlord)

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _____________

ISSUE DATE: ______________

ISSUING BANK:

SILICON VALLEY BANK

3003 TASMAN DRIVE

2ND FLOOR, MAIL SORT HF210

SANTA CLARA, CALIFORNIA 95054

BENEFICIARY:

KILROY REALTY, L.P.

C/O KILROY REALTY CORPORATION

12200 W. OLYMPIC BLVD., SUITE 200

LOS ANGELES, CA 90064

APPLICANT:

ACADIA PHARMACEUTICALS INC

3611 VALLEY CENTRE DRIVE, SUITE 300

SAN DIEGO CA 92130

AMOUNT:	[…***…]

EXPIRATION DATE:ONE YEAR FROM ISSUE DATE

PLACE OF EXPIRATION:ISSUING BANK'S COUNTERS AT ITS ABOVE ADDRESS

LADIES AND GENTLEMEN:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. _________ IN YOUR FAVOR FOR THE ACCOUNT OF ACADIA PHARMACEUTICALS INC, UP TO THE AGGREGATE AMOUNT OF […***…] EFFECTIVE IMMEDIATELY AND EXPIRING ON ___________, 2019.  THIS LETTER OF CREDIT IS AVAILABLE UPON PRESENTATION OF YOUR DRAFT(S) AT SIGHT DRAWN ON SILICON VALLEY BANK WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1.  THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.

2. BENEFICIARY'S SIGNED STATEMENT SIGNED BY AN AUTHORIZED SIGNATORY OF THE BENEFICIARY STATING THE FOLLOWING:

(A) "THE UNDERSIGNED HEREBY CERTIFIES THAT THE LANDLORD, EITHER:  (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION

./ -///	-1-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

*** Confidential Treatment Requested

OF SUCH LEASE, HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF US$ [INSERT AMOUNT IN NUMERALS AND WORDS] IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN OFFICE LEASE DATED _________[INSERT DATE], AS THE SAME MAY HAVE BEEN AMENDED FROM TIME TO TIME (COLLECTIVELY, THE "LEASE"), OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT TO BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE BY THE TENANT THEREUNDER, OR THE TERMINATION OF SUCH LEASE, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING."

OR

(B) "THE UNDERSIGNED HEREBY CERTIFIES THAT WE HAVE RECEIVED A WRITTEN NOTICE OF SILICON VALLEY BANK'S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO. ___________ AND WE HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT WITHIN AT LEAST SIXTY (60) DAYS PRIOR TO THE PRESENT EXPIRATION DATE."

OR

(C) "THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF IRREVOCABLE STANDBY LETTER OF CREDIT NO. __________ AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [INSERT DATE], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE "LEASE"), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING."

OR

(D) "THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF IRREVOCABLE STANDBY LETTER OF CREDIT NO. ___________ AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [INSERT DATE], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE "LEASE"), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING."

OR

(E) "THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF IRREVOCABLE STANDBY LETTER OF CREDIT NO. __________ AS THE RESULT OF THE REJECTION, OR DEEMED REJECTION, OF THAT CERTAIN OFFICE LEASE DATED __________[INSERT DATE], AS THE SAME MAY HAVE BEEN AMENDED FROM TIME TO TIME, UNDER SECTION 365 OF THE U.S. BANKRUPTCY CODE."

SPECIAL CONDITIONS:

PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS MAY BE MADE UNDER THIS STANDBY LETTER OF CREDIT, PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS STANDBY LETTER OF CREDIT.

ALL BANKING CHARGES ARE FOR THE APPLICANT'S ACCOUNT. ALL SIGNATURES MUST BE MANUALLY EXECUTED IN ORIGINALS.

WE AGREE THAT WE SHALL HAVE NO DUTY OR RIGHT TO INQUIRE AS TO THE BASIS UPON WHICH BENEFICIARY HAS DETERMINED THAT THE AMOUNT IS DUE AND OWING OR HAS DETERMINED TO PRESENT TO US ANY DRAFT UNDER THIS LETTER OF CREDIT, AND THE PRESENTATION OF SUCH DRAFT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL AUTOMATICALLY RESULT IN PAYMENT TO THE BENEFICIARY.

./ -///	-2-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE SEND YOU A NOTICE BY REGISTERED MAIL OR OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS (OR ANY OTHER ADDRESS INDICATED BY YOU, IN A WRITTEN NOTICE TO US THE RECEIPT OF WHICH WE HAVE ACKNOWLEDGE, AS THE ADDRESS TO WHICH WE SHOULD SEND SUCH NOTICE) THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND A FINAL EXPIRATION DATE OF ____________[insert date 120 days from the Lease Expiration Date].

THE DATE THIS LETTER OF CREDIT EXPIRES IN ACCORDANCE WITH THE ABOVE PROVISION IS THE "FINAL EXPIRATION DATE".  UPON THE OCCURRENCE OF THE FINAL EXPIRATION DATE THIS LETTER OF CREDIT SHALL FULLY AND FINALLY EXPIRE AND NO PRESENTATIONS MADE UNDER THIS LETTER OF CREDIT AFTER SUCH DATE WILL BE HONORED.

THIS LETTER OF CREDIT IS TRANSFERABLE ONE OR MORE TIMES, BUT IN EACH INSTANCE ONLY TO A SINGLE BENEFICIARY AS TRANSFEREE AND ONLY UP TO THE THEN AVAILABLE AMOUNT, ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATION, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U. S. DEPARTMENT OF TREASURY AND U. S. DEPARTMENT OF COMMERCE.  AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S), IF ANY, MUST BE SURRENDERED TO US AT OUR ADDRESS INDICATED IN THIS LETTER OF CREDIT TOGETHER WITH OUR TRANSFER FORM ATTACHED HERETO AS EXHIBIT "A" DULY EXECUTED.  THE CORRECTNESS OF THE SIGNATURE AND TITLE OF THE PERSON SIGNING THE TRANSFER FORM MUST BE VERIFIED BY BENEFICIARY'S BANK. PROVIDED THAT IN LIEU OF SUCH BANK AUTHENTICATION, BENEFICIARY MAY PROVIDE THE ISSUING BANK WITH ALTERNATIVE DOCUMENTATION TO EVIDENCE THE SIGNER'S AUTHORITY TO EXECUTE THE TRANSFER INSTRUMENT ON BEHALF OF THE BENEFICIARY, SUCH AS AN INCUMBENCY CERTIFICATE OR OTHER DOCUMENTATION AS MAY BE REASONABLY SATISFACTORY TO THE ISSUING BANK.  APPLICANT SHALL PAY OUR TRANSFER FEE OF US$1,000.00 UNDER THIS LETTER OF CREDIT. PAYMENT OF ANY TRANSFER FEES AND/OR ANY TRANSFER COST SHALL NOT BE A CONDITION PRECEDENT TO TRANSFER. EACH TRANSFER SHALL BE EVIDENCED BY OUR ENDORSEMENT ON THE REVERSE OF THE LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL OF THE LETTER OF CREDIT SO ENDORSED TO THE TRANSFEREE.

ALL DRAFTS REQUIRED UNDER THIS STANDBY LETTER OF CREDIT MUST BE MARKED: "DRAWN UNDER SILICON VALLEY BANK STANDBY LETTER OF CREDIT NO. ____________."

WE HEREBY AGREE WITH YOU THAT IF DRAFTS ARE PRESENTED TO SILICON VALLEY BANK UNDER THIS LETTER OF CREDIT AT OR PRIOR TO 11:00 AM CALIFORNIA TIME, ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS PRESENTED CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SUCCEEDING BUSINESS DAY.  IF DRAFTS ARE PRESENTED TO SILICON VALLEY BANK UNDER THIS LETTER OF CREDIT AFTER 11:00 AM CALIFORNIA TIME, ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SECOND SUCCEEDING BUSINESS DAY.  AS USED IN THIS LETTER OF CREDIT, "BUSINESS DAY" SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF CALIFORNIA ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE.  IF THE EXPIRATION DATE FOR THIS LETTER OF CREDIT SHALL

./ -///	-3-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

EVER FALL ON A DAY WHICH IS NOT A BUSINESS DAY THEN SUCH EXPIRATION DATE SHALL AUTOMATICALLY BE EXTENDED TO THE DATE WHICH IS THE NEXT BUSINESS DAY.

PRESENTATION OF A DRAWING UNDER THIS LETTER OF CREDIT MAY BE MADE ON OR PRIOR TO THE THEN CURRENT EXPIRATION DATE HEREOF BY HAND DELIVERY, COURIER SERVICE, OVERNIGHT MAIL, OR FACSIMILE. PRESENTATION BY FACSIMILE TRANSMISSION SHALL BE BY TRANSMISSION OF THE ABOVE REQUIRED SIGHT DRAFT DRAWN ON US TOGETHER WITH BENEFICIARY'S SIGNED STATEMENT AS SPECIFIED ABOVE TO OUR FACSIMILE NUMBER, (408) 496-2418, 2418 OR (408) 969-6510; ATTENTION: STANDBY LETTER OF CREDIT NEGOTIATION SECTION, WITH TELEPHONIC CONFIRMATION OF OUR RECEIPT OF SUCH FACSIMILE TRANSMISSION AT OUR TELEPHONE NUMBER (408)654-6274 OR (408) 654-7716 OR TO SUCH OTHER FACSIMILE OR TELEPHONE NUMBERS, AS TO WHICH YOU HAVE RECEIVED WRITTEN NOTICE FROM US AS BEING THE APPLICABLE SUCH NUMBER. WE AGREE TO NOTIFY YOU IN WRITING, BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE SUCH AS UPS OR FED-EX, OF ANY CHANGE IN SUCH DIRECTION.  SHOULD BENEFICIARY WISH TO MAKE PRESENTATIONS UNDER THIS LETTER OF CREDIT ENTIRELY BY FACSIMILE TRANSMISSION IT NEED NOT TRANSMIT THIS LETTER OF CREDIT AND AMENDMENT(S), IF ANY. EACH FACSIMILE TRANSMISSION SHALL BE MADE AT OUR FACSIMILE NUMBERS SHOWN ABOVE WITH ORIGINALS TO FOLLOW BY OVERNIGHT COURIER SERVICE; PROVIDED, HOWEVER, THE BANK WILL DETERMINE HONOR OR DISHONOR ON THE BASIS OF PRESENTATION BY FACSIMILE ALONE, AND WILL NOT EXAMINE THE ORIGINALS. IN ADDITION, ABSENCE OF THE AFORESAID TELEPHONE ADVICE SHALL NOT AFFECT OUR OBLIGATION TO HONOR ANY DRAW REQUEST.

WE HEREBY ENGAGE WITH YOU THAT ALL DOCUMENT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT SILICON VALLEY BANK, 3003 TASMAN DRIVE, 2ND FLOOR, MAIL SORT HF210, SANTA CLARA, CALIFORNIA 95054, ATTENTION:  GLOBAL TRADE FINANCE – STANDBY LETTER OF CREDIT DEPARTMENT (THE "BANK'S OFFICE") ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT OR ANY AUTOMATICALLY EXTENDED EXPIRATION DATE.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FEDWIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

IN THE EVENT THAT THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS LOST, STOLEN, MUTILATED, OR OTHERWISE DESTROYED, WE HEREBY AGREE TO ISSUE A CERTIFIED TRUE COPY OF THIS LETTER OF CREDIT UPON RECEIPT OF A WRITTEN REQUEST FROM THE BENEFICIARY OR TRANSFEREE, AS APPLICABLE, TOGETHER WITH A DULY EXECUTED INDEMNITY LETTER IN THE FORM ATTACHED HERETO AS EXHIBIT "B" SIGNED BY AN AUTHORIZED SIFNATORY OF THE BENEFICIARY OR TRANSFEREE, AS APPLICABLE, FOLLOWED BY HIS/HER PRINTED NAME AND DESIGNATED SIGNATURE AUTHORITY.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE "INTERNATIONAL STANDBY PRACTICES" (ISP 98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).

    ___________________________                           ___________________________

     AUTHORIZED SIGNATURE                                 AUTHORIZED SIGNATURE

./ -///	-4-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _____________

./ -///	-5-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

EXHIBIT A

TRANSFER FORM

DATE: ____________________

TO: SILICON VALLEY BANK

       3003 TASMAN DRIVERE: IRREVOCABLE STANDBY LETTER OF CREDIT

       SANTA CLARA, CA 95054                                          NO. _____________   ISSUED BY

       ATTN:INTERNATIONAL DIVISION.                         SILICON VALLEY BANK, SANTA CLARA

       STANDBY LETTERS OF CREDIT                     L/C AMOUNT: ___________________

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

_________________________________________________________________________________________

(NAME OF TRANSFEREE)

_________________________________________________________________________________________

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECTLY TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SIGNATURE AUTHENTICATED

The names(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.

_______________________________________

(Name of Bank)

_______________________________________

(Address of Bank)

_______________________________________

(City, State, Zip Code)

_______________________________________

(Print Authorized Name and Title)

_______________________________________

(Authorized Signature)

_______________________________________

(Telephone Number)

______________________________ (BENEFICIARY'S NAME) By:________________________________ Printed Name:________________________ Title:_______________________________

./ -///	-6-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _____________

EXHIBIT B

___________________, 20___

Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA 95054

Attn: Standby Letters of Credit Department

Re: Irrevocable Standby Letter of Credit No. SVBSF_______

Ladies and Gentlemen:

The undersigned ("Beneficiary") is the beneficiary under Irrevocable Standby Letter of Credit No. SVBSF_______ issued by Silicon Valley Bank ("Bank") upon the request of ______________________ (together with all amendments issued to such letter of credit, the "Standby L/C"). Beneficiary cannot locate the executed original of the Standby L/C (the "Original Standby L/C") and has requested that Bank issue a certified true copy of the Standby L/C ("Certified True Copy") to replace the Original Standby L/C. Beneficiary understands that Bank is willing to grant Beneficiary's request to issue the Certified True Copy so long as Beneficiary agrees to execute this letter agreement for Bank's benefit.

In consideration of Bank's willingness to issue the Certified True Copy, Beneficiary agrees as follows:

1. If Beneficiary locates the Original Standby L/C, it will not draw any draft(s) or make any demand(s) upon Bank thereunder, but will promptly deliver to Bank the Original Standby L/C, marked "CANCELED", and signed and dated by its duly authorized representative, for disposition by Bank.

2. Beneficiary represents and warrants that it has not encumbered, assigned, or otherwise transferred its interest in the Standby L/C or delivered the Original Standby L/C to any other person or entity.

3.Beneficiary will indemnify and save Bank harmless from and against any and all claims, judgments, demands, losses, damages, actions, liabilities, costs and expenses, including, without limitation, attorneys' fees, which Bank at any time may suffer, sustain or incur in connection with the missing Original Standby L/C (collectively, "Claims"), including, without limitation, any presentation for payment of any draft(s) or demand(s) drawn under the Original Standby L/C by a holder in due course or a bonafide purchaser for value of the Original Standby L/C, or any other draw requests, presentments or any other claims made on the Original Standby L/C regardless of the party making such draw requests, presentments or any other claims made (including Beneficiary and/or any of its agents, successors and assigns). This indemnity shall include, without limitation, the face amount of the Original Standby L/C if Bank is required by law to pay same to a holder in due course or a bonafide purchaser for value of the Original Standby L/C and/or any presentation thereunder or proceeds thereof. Beneficiary will pay, within thirty (30) days of receipt of written request from Bank, all sums requested by Bank as indemnity for Bank's Claims.

4. Upon the effectiveness of this letter agreement, Beneficiary irrevocably releases Bank from any obligation to it under the Original Standby L/C.

Beneficiary has executed this letter agreement by its duly authorized representative on the date hereof and this letter agreement shall be deemed to be effective as of such date.

Yours truly,

_________________________________

./ -///	-7-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

(Beneficiary)

Authorized Signature: _______________

Name & Title: _____________________

SIGNATURE AUTHENTICATED

The signature of Beneficiary conforms to that

on file with us in the Signature Specimen Card

of the Beneficiary for Loans and Guarantee.

______________________________________

(Name of bank)

By:___________________________________

(Authorized Signature) **

______________________________________

(Title)

______________________________________

(Telephone Number)

______________________________________

(Address of bank)

** VERIFICATION OF BENEFICIARY'S

SIGNATURE(S) BY A NOTARY PUBLIC IS

UNACCEPTABLE.

'''"""""""'"""""""""""'""''''"""""

./ -///	-8-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

EXHIBIT H

ONE PASEO

MARKET RENT DETERMINATION FACTORS

When determining Market Rent, the following rules and instructions shall be followed.

1.

RELEVANT FACTORS.  The "Market Rent," as used in this Lease, shall be derived from an analysis (as such derivation and analysis are set forth in this Exhibit H) of the "Net Equivalent Lease Rates," of the "Comparable Transactions" (as that term is defined below).  The Market Rent, as used in this Lease, shall be equal to the annual Net Equivalent Lease Rate rent per rentable square foot, at which tenants, are, pursuant to transactions consummated within fifteen (15) months prior to the commencement of the Option Term, provided that timing adjustments shall be made to reflect any scheduled changes (i.e., annual rent bumps) in the Market Rent following the date of any particular Comparable Transaction up to the date of the commencement of the applicable Option Term, leasing non-sublease, non-encumbered space comparable in location and quality to the Premises containing a square footage comparable to that of the Premises for a term of at least five (5) years, in an arm's-length transaction, which comparable space is located in "Comparable Buildings" (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions").  The terms of the Comparable Transactions shall be calculated as a "Net Equivalent Lease Rate" pursuant to the terms of this Exhibit H, and shall take into consideration only the following terms and concessions (collectively, "Concessions"): (i) the rental rate and escalations for the Comparable Transactions, (ii) the amount of parking rent per parking permit paid in the Comparable Transactions, if any, (iii) operating expense and tax protection granted in such Comparable Transactions such as a base year or expense stop (although for each such Comparable Transaction the base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes for each such Comparable Transaction); (iv) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (v) any ""improvements or allowances provided or to be provided in the Comparable Transactions, taking into account the contributory value of the existing improvements in the Premises, such value to be based upon the age, design, quality of finishes, and layout of the existing improvements, and (vi) all other monetary concessions (including the value of any signage), if any, being granted such tenants in connection with such Comparable Transactions.  Notwithstanding any contrary provision hereof, in determining the Market Rent, no consideration shall be given to (A) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of improvements, or (B) any commission paid or not paid in connection with such Comparable Transaction.  The square footage of the Premises shall be restated as determined pursuant to the standards of space measurement used in the Comparable Transactions.

2.

TENANT SECURITY.  The Market Rent shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as an enhanced security deposit, a letter of credit or guaranty, for Tenant's Rent obligations during the Option Term.  Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants, and giving reasonable consideration to Tenant's prior performance history during the Lease Term).

3.

RENEWAL IMPROVEMENT ALLOWANCE.  Notwithstanding anything to the contrary set forth in this Exhibit H, once the Market Rent for the Option Term is determined as a Net Equivalent Lease Rate, if, in connection with such determination, it is deemed that Tenant is entitled to an improvement or comparable allowance for the improvement of the Premises, (the total dollar value of such allowance shall be referred to herein as the "Renewal Allowance"), Landlord shall pay the Renewal Allowance to Tenant pursuant to a commercially reasonable disbursement procedure determined by Landlord and the terms of Article 8 of this Lease, and, as set forth in Section 5, below, of this Exhibit H, the rental rate component of the Market Rent shall be increased to be a rental rate which takes into consideration that Tenant will receive payment of such Renewal Allowance and, accordingly, such payment with interest shall be factored into the base rent component of the Market Rent.

./ -///	-1-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

4.

COMPARABLE BUILDINGS.  For purposes of this Lease, the term "Comparable Buildings" shall mean first-class multi-tenant occupancy office buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation), quality of construction, level of services and amenities (including, but not limited to, the type (e.g., surface, covered, subterranean) and amount of parking), size and appearance, and are located in the "Comparable Area."  For purposes of this Lease, the "Comparable "Comparable Area," shall be the area containing Comparable Buildings which are within an area bounded by State Road 56 on the South side, Del Mar Heights Road on the North side, Camino Del Sur on the East side, and Interstate 5 on the West side; provided, however to the extent there are less than five (5) resulting Comparable Transactions within the Comparable Area, then notwithstanding that the same are not located within the Comparable Area, the buildings located at (i) 4575 La Jolla Village Drive, San Diego CA 92122, and (ii) 4545 La Jolla Village Drive, San Diego CA 92122, shall be deemed to be Comparable Buildings for purposes of identifying Comparable Transactions.

5.

METHODOLOGY FOR REVIEWING AND COMPARING THE COMPARABLE TRANSACTIONS.  In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length of term, rental rate, concessions, etc., the following steps shall be taken into consideration to "adjust" the objective data from each of the Comparable Transactions.  By taking this approach, a "Net Equivalent Lease Rate" for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an "apples to apples" comparison of the Comparable Transactions.

5.1.

The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term.  All Comparable Transactions should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses in a manner consistent with this Lease.  This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.

5.2	Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.
5.3	The resultant net cash flow from the lease should then be discounted (using an 8% annual discount rate) to the lease commencement date, resulting in a net present value estimate.
5.4

From the net present value, up front inducements (improvements allowances and other concessions) should be deducted.  These items should be deducted directly, on a "dollar for dollar" basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.

5.5

The resulting net present value, with up front inducements deducted as indicated in Section 5.4 above, should then be amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate of 8.0% used in the present value analysis.  This calculation will result in a hypothetical level or even payment over the option period, termed the "Net Equivalent Lease Rate" (or constant equivalent in general financial terms).

6.USE OF NET EQUIVALENT LEASE RATES FOR COMPARABLE TRANSACTIONS.  The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile to a conclusion of Market Rent which shall be stated as a "NNN" lease rate applicable to each year of the Option Term, which reconciliation shall be performed (i) in a manner usual and customary for a real estate appraisal process, and (ii) to take into account, and adjust for, the three percent (3%) annual increases identified in Section 2.2.2(ii) of the Lease.

./ -///	-2-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

EXHIBIT I

FORM OF LEASE AGREEMENT FOR SUBLEASE PREMISES

This LEASE AGREEMENT (this "Lease") is made and entered into as of [___] (the “Effective Date”), by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and ACADIA PHARMACEUTICALS INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A.

Tenant is currently the "Subtenant" under that certain Sublease Agreement dated as of October 17, 2016 (the "Sublease"), by and between BRAIN CORPORATION, a California Corporation ("Brain"), as Sublandlord, and Tenant, as Subtenant.  A copy of the Sublease is attached hereto as Exhibit A.  Pursuant to the Sublease, Tenant leased the "Sublease Premises" consisting of approximately 26,437 rentable square feet of space, commonly known as Suite 400 and comprising [a portion / the entirety] of the fourth (4th) floor of that certain building located at 3611 Valley Centre Drive, San Diego, California  92130 (the "Building").

B.

The Sublease was made under that certain Office Lease dated as of October 5, 2012 (as the same may have been amended, the "Master Lease") between Landlord and Brain, with respect to certain premises constituting the entirety of such Sublease Premises.

C.

The Master Lease is scheduled to expire on May 31, 2020.  Landlord and Tenant desire that, immediately upon such expiration, Tenant will lease the Sublease Premises directly from Landlord on the terms and conditions of this Lease.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Lease of Premises. As of Effective Date, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Sublease Premises (hereinafter referred to as the "Premises").
2.

Condition of Premises.  Tenant acknowledges that Tenant has been occupying the Premises pursuant to the Sublease, and accordingly Tenant continues to accept the Premises in its presently existing, "as is" condition.  Notwithstanding any contrary provision of the Sublease (or Master Lease, as applicable), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp).

As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows:  "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."  In furtherance of the foregoing, Landlord and Tenant hereby agree as follows:  (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Landlord, subject to Landlord's reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards identified by such Tenant-requested CASp inspection; and (c) if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or Project (outside the Premises) to correct violations of construction-related accessibility standards identified by such Tenant-requested CASp inspection,

./ -///	-1-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.

3.

Terms of Lease.  Tenant's lease of the Premises shall be on all of the terms and conditions of the Sublease (and applicable provisions of the Master Lease, as provided under Section 2 of the Sublease), as if Landlord were the Sublandlord and Tenant were the Subtenant thereunder, and as if the Premises were the Sublease Premises, except as otherwise provided in this Lease, and accordingly, the Sublease (and applicable terms of the Master Lease) is hereby incorporated herein by reference.  In the event of any conflict between the terms contained in the Sublease (or Master Lease, as applicable) and this Lease, the terms of this Lease shall apply.

4.

Lease Term.  The term of this Lease (the "Lease Term") shall commence on the day immediately following the expiration (May 31, 2020) or earlier termination of the Sublease, and expire (unless sooner terminated as set forth in this Lease) on the earlier to occur of (i) December 31, 2020, and (ii) the "Lease Commencement Date" pursuant to that certain Office Lease dated as of even date herewith between Landlord and Tenant (the "12830 El Camino Real Lease") with regard to premises (the "12830 ECR Premises") more particularly identified in such 12830 El Camino Real Lease and located at the building to be known as 12830 El Camino Real being constructed by Landlord (i.e., the date thirty (30) days following the date such 12830 ECR Premises are "Ready for Occupancy," as that term is set forth in Section 5.1 of the Work letter attached as Exhibit B to such 12830 El Camino Real Lease); provided, however, to the extent such Lease Commencement Date has not occurred by December 31, 2020 for reasons other than the Tenant-caused delays identified in Section 5.2 of the Work Letter attached as Exhibit B to such 12830 El Camino Real Lease, then the Lease Term shall expire on such Lease Commencement Date (as opposed to December 31, 2020).

5.	Base Rental. During the Lease Term, Tenant shall pay Base Rent to Landlord at a rate of […***…] per rentable square foot per month (i.e., […***…] per month).
6.

Operating Expenses.  Tenant shall continue to be obligated to pay Operating Expenses attributable to the Premises during the Lease Term pursuant to Section 4(c) of the Sublease and Article 4 of the Master Lease.

7.	No Options. Notwithstanding any contrary provision of the Sublease or Master Lease, Tenant shall have no option or right to expand, contract, extend or terminate the Lease Term.
8.

Notices.  Notwithstanding anything to the contrary set forth in the Lease, effective as of the date of this Lease, any Notices to Landlord or Tenant, as applicable, must be sent, transmitted, or delivered, as the case may be, to the following addresses:

To Landlord:	Kilroy Realty, L.P. c/o Kilroy Realty Corporation 12200 West Olympic Boulevard, Suite 200 Los Angeles, California 90064 Attention: Legal Department

with copies to:

Kilroy Realty Corporation

12200 West Olympic Boulevard, Suite 200

Los Angeles, California 90064

Attention: Mr.  John Fucci

and

Kilroy Realty, L.P.

12270 El Camino Real, Suite 250
San Diego, California  92130
Attention:  Mr. Nelson Ackerly

and

./ -///	-2-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

*** Confidential Treatment Requested

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention:  Anton N. Natsis, Esq.

And, for sustainability-related notices only:

Kilroy Realty Corporation

12200 West Olympic Boulevard, Suite 200

Los Angeles, California 90064

Attention: Sara Neff, SVP, Sustainability

To Tenant:	ACADIA Pharmaceuticals Inc.

3611 Valley Center Drive, Suite 400

San Diego, California  92130

Attention: Lynne Buhl
Telephone Number:  (858) 320-8643
E-mail: lbuhl@ACADIA-pharm.com

(Prior to Lease Commencement Date)

with a copy to:

ACADIA Pharmaceuticals Inc.

3611 Valley Center Drive, Suite 400

San Diego, California  92130

Attention: Austin Kim, Esq.
Telephone Number:  (858) 202-7599
E-mail: akim@ACADIA-pharm.com
(Prior to Lease Commencement Date)

And:

ACADIA Pharmaceuticals Inc.

12830 El Camino Real, Suite 500

San Diego, California  92130

Attention: Lynne Buhl
Telephone Number:  (858) 320-8643
E-mail: lbuhl@ACADIA-pharm.com

(After Lease Commencement Date)

with a copy to:

ACADIA Pharmaceuticals Inc.

12830 El Camino Real, Suite 500

San Diego, California  92130

Attention: Austin Kim, Esq.
Telephone Number:  (858) 202-7599
E-mail: akim@ACADIA-pharm.com

(After Lease Commencement Date)

9.	Security Deposit. The terms of Section 5 of the Sublease shall not apply to this Lease, there being no security deposit obligation of Tenant in connection with this Lease.
10.

Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, and that they know of no real estate broker or agent other than Savills Studley, Inc. (representing Tenant) and Cushman & Wakefield (representing Landlord) (collectively, the "Brokers") who is entitled to a commission in connection with this Lease.  Landlord shall pay the Brokers in connection with this Lease pursuant to a separate commission agreement.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with

./ -///	-3-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

any other real estate broker or agent (i.e., other than the Brokers). The terms of this Section 10 shall survive the expiration or earlier termination of this Lease.
11.

Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering.  Neither Tenant nor any of its affiliates, nor any of their respective members, partners or other equity holders known to Tenant, and none of their respective officers, directors or managers is, nor prior to or during the Lease Term, will they become a person or entity with whom U.S. persons or entities are restricted from doing business under (a) the Patriot Act (as defined below), (b) any other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") (including any "blocked" person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC's Specially Designated Blocked Persons List) or (c) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action (collectively, "Prohibited Persons").  Prior to and during the Second Extended Term, Tenant, and to Tenant's knowledge, its employees and any person acting on its behalf have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws.  Tenant is not entering into this Lease, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. As used herein, "Patriot Act" shall mean the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and all other statutes, orders, rules and regulations of the U.S. government and its various executive departments, agencies and offices interpreting and implementing the Patriot Act.

12.

Signatures.  The parties hereto consent and agree that this Lease may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Lease using electronic signature technology, by clicking "SIGN", such party is signing Lease electronically, and (2) the electronic signatures appearing on this Lease shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

13.

Conflict; No Further Modification.  In the event of any conflict between the Sublease (incorporating the applicable provisions of the Master Lease) and this Lease, the terms and provisions of this Lease shall prevail.  Except as specifically set forth in this Lease, all of the terms and provisions of the Sublease (incorporating the applicable provisions of the Master Lease) shall remain unmodified and in full force and effect.

./ -///	-4-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

IN WITNESS WHEREOF, this Lease has been executed as of the day and year first above written.

"LANDLORD"

KILROY REALTY, L.P.,
a Delaware limited partnership

By:KILROY REALTY CORPORATION,

a Maryland corporation,

general partner

By:

Name:

Its:

By:

Name:

Its:

"TENANT"

ACADIA PHARMACEUTICALS INC.,
a Delaware corporation

By:

Name:

Its:

By:

Name:

Its:

./ -///	-5-	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

OFFICE LEASE

KILROY REALTY

ONE PASEO

KILROY REALTY, L.P.,

a Delaware limited partnership,

as Landlord,

and

ACACIA PHARMACEUTICALS INC.,

a Delaware corporation,

as Tenant.

./ -///	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

TABLE OF CONTENTS

Page

ARTICLE 1	PREMISES, BUILDING, PROJECT, AND COMMON AREAS6
ARTICLE 2	LEASE TERM; OPTION TERM9
ARTICLE 3	BASE RENT13
ARTICLE 4	ADDITIONAL RENT14
ARTICLE 5	USE OF PREMISES22
ARTICLE 6	SERVICES AND UTILITIES23
ARTICLE 7	REPAIRS25
ARTICLE 8	ADDITIONS AND ALTERATIONS25
ARTICLE 9	COVENANT AGAINST LIENS27
ARTICLE 10	INDEMNIFICATION AND INSURANCE28
ARTICLE 11	DAMAGE AND DESTRUCTION31
ARTICLE 12	NONWAIVER33
ARTICLE 13	CONDEMNATION34
ARTICLE 14	ASSIGNMENT AND SUBLETTING34
ARTICLE 15	SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES38
ARTICLE 16	HOLDING OVER39
ARTICLE 17	ESTOPPEL CERTIFICATES40
ARTICLE 18	SUBORDINATION40
ARTICLE 19	DEFAULTS; REMEDIES41
ARTICLE 20	COVENANT OF QUIET ENJOYMENT43
ARTICLE 21	LETTER OF CREDIT43
ARTICLE 22	SUBSTITUTION OF OTHER PREMISES47
ARTICLE 23	SIGNS47
ARTICLE 24	COMPLIANCE WITH LAW49
ARTICLE 25	LATE CHARGES50
ARTICLE 26	LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT50
ARTICLE 27	ENTRY BY LANDLORD50
ARTICLE 28	TENANT PARKING51
ARTICLE 29	MISCELLANEOUS PROVISIONS52

./ -///	(i)	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

EXHIBIT LIST

EXHIBIT A-1DEPICTION OF PROJECT

EXHIBIT A-2DEPICTION OF BUILDING

EXHIBIT A-3OUTLINE OF PREMISES

EXHIBIT BWORK LETTER

EXHIBIT CNOTICE OF LEASE TERM DATES

EXHIBIT DRULES AND REGULATIONS

EXHIBIT EFORM OF TENANT'S ESTOPPEL CERTIFICATE

EXHIBIT F	RECOGNITION OF COVENANTS, CONDITIONS, AND REGULATIONS

EXHIBIT GFORM OF LETTER OF CREDIT

EXHIBIT HMARKET RENT DETERMINATION FACTORS

EXHIBIT I FORM OF LEASE AGREEMENT FOR SUBLEASE PREMISES

./ -///	(ii)	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

INDEX

Page(s)

Abatement Event24

Accountant21

Additional Improvement AllowanceExhibit B

Additional Monthly Base RentExhibit B

Additional Notice24

Additional Rent14

Advocate Arbitrators.11

Alterations25

AmendmentExhibit B

Applicable Laws49

Arbitration Agreement11

Audit Period21

Bank43

Bank Prime Loan50

Bank’s Credit Rating Threshold43

Bankruptcy Code43

Base Building26, Exhibit B

Base Building PlansExhibit B

Base Building Punch List ItemsExhibit B

Base Rent13

Base Rent Abatement13

Base Rent Abatement Period13

Base Year14

Base, Shell and CoreExhibit B

BOMA7

bona-fide third-party offer8

Briefs12

Brokers55

BuildingSummary

Building Common Areas,6

Building Hours23

Casualty31

CC&Rs22

CofOExhibit B

Common Areas6

Comparable Area,2

Comparable Buildings2

Comparable Transactions1

Concessions1

Control,38

Controllable Expenses17

Cosmetic Alterations26

Cost Pools19

Damage Termination Date33

Damage Termination Notice32

Delivery Date6

Direct Expenses14

Elected Amount Of The Additional Improvement AllowanceExhibit B

Election Notice8

Election Period8

Energy Disclosure Requirements61

Environmental Laws58

Environmental Permits58

Estimate20

Estimate Statement20

Estimated Construction DatesExhibit B

Estimated Excess20

Excess19

Exercise Notice10

./ -///	(iii)	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

Page(s)

Existing 6th Floor Lease7

Expense Year14

Final ConditionExhibit B

Final CostsExhibit B

First Rebuttals12

First Refusal Notice7

First Refusal Rejection8

First Refusal Space7

First Refusal Space Amendment8

First Refusal Space Commencement Date9

First Refusal Space Lease8

First Refusal Space Lease Term9

First Refusal Space Rent8

Force Majeure54

Hazardous Material(s)58

Holdover Damages39

Holidays23

HVAC23

Identification Requirements58

Initial 3rd Floor Leases7

Initial Notice24

Interest Rate50

LandlordSummary

Landlord Parties28

Landlord Repair Notice31

Landlord Response Notice10

Landlord's Initial Statement12

Landlord's Option Rent Calculation10

Landlord's Repair Estimate Notice33

L‑C43

L‑C Amount43

L‑C Draw Event44

L‑C Expiration Date43

LeaseSummary

Lease Commencement Date9

Lease Expiration Date9

Lease Month9

Lease Term9

Lease Year9

LEED15

Lines57

Market Rate Schedule10

Market Rent,1

Net Worth37

Neutral Arbitrator11

Non-disturbance Agreement40

Notices54

Objectionable Name or Logo48

OFAC62

Office CenterSummary

Office Center Common Areas,6

Operating Expenses14

Option Rent10

Option Term10

Original Improvements30

Original Tenant7

Other Improvements59

Outside Agreement Date11

Patriot Act62

Penetrating Work61

Permitted Chemicals58

./ -///	(iv)	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]

Page(s)

Permitted Holdover Notice39

Permitted Holdover Term39

Permitted Transferee37

Permitted Transferee Assignee.38

Permitted Use3

Premises6

Prohibited Persons62

Project6

Project Common Areas,7

Proposition 1318

Provider60

Relocation Notice47

Relocation Notice Outside Date47

Renewal Allowance1

Renovations56

Rent.14

Rooftop Equipment57

Rules and Regulations22

Ruling12

Second Rebuttals12

Sensor Areas60

Statement19

Subject Space34

SummarySummary

Superior Right Holders7

Tax Expenses18

TCCs6

TenantSummary

Tenant CPA21

Tenant Energy Use Disclosure61

Tenant Parties28

Tenant's Initial Statement12

Tenant's Option Rent Calculation10

Tenant's Rebuttal Statement12

Tenant's Share19

Tenant's Signage48

Third Party Contractor31

Tolling Deposit44

Transfer37

Transfer Notice34

Transfer Premium36

Transferee34

Transfers34

Water Sensors60

Work Letter6

./ -///	(v)	KILROY REALTY, L.P. [ACADIA Pharmaceuticals Inc.]